As filed with the Securities and Exchange Commission on June 3, 2005

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPECTRUM BRANDS, INC.

(Exact Name of Registrant as Specified in its Charter)

Wisconsin	3692	22-2423556
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Six Concourse Parkway, Suite 3300

Atlanta, Georgia 30328

(770) 829-6200

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

SEE TABLE OF ADDITIONAL REGISTRANTS

James T. Lucke, Esq.

Spectrum Brands, Inc.

Six Concourse Parkway, Suite 3300

Atlanta, Georgia 30328

(770) 829-6200

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copies of all Communications to:

Margaret A. Brown, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street

31st Floor

Boston, Massachusetts 02108

(617) 573-4800

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7 3/8% Senior Subordinated Notes due 2015	$700,000,000	100%	$700,000,000	$82,390
Guarantees of the 7 3/8% Senior Subordinated Notes due 2015	—	—	—	—	(2)

(1)	Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.
(2)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the notes being registered.

The co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Additional Registrants	Jurisdiction of Incorporation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
ROV Holding, Inc.*	Delaware	551112	22-2423555
Rovcal, Inc.*	California	335900	52-2068284
United Industries Corporation, 2150 Schuetz Road, St. Louis, Missouri 63146, (314) 427-0780	Delaware	325900	43-1025604
AQ Holdings, Inc.**	Delaware	551112	04-3429328
Aquaria, Inc.**	California	339900	95-2556867
Aquarium Systems, Inc.**	Delaware	339900	34-1820457
DB Online, LLC**	Hawaii	N/A	N/A1
Ground Zero, Inc.**	Missouri	Inactive	43-1807196
IB Nitrogen, Inc., 10 Craig Street, Brantford, Ontario N3R7J1, (519) 757-0077	Delaware	325300	52-2115627
JungleTalk International, Inc.**	Delaware	321900	34-1839601
Nu-Gro US Holdco Corporation***	Delaware	551112	20-0971051
Nu-Gro America Corp. ***	Delaware	551112	98-0191327
Nu-Gro Technologies, Inc.***	Delaware	325300	14-1817561
Perfecto Holding Corp. **	Delaware	551112	59-3380422
Perfecto Manufacturing, Inc.**	Delaware	339900	59-3380419
Pets ‘N People, Inc.**	California	453910	95-3603453
Schultz Company**	Missouri	325300	43-0625762
Southern California Foam, Inc.**	California	339900	95-4236597
Sylorr Plant Corp.**	Delaware	325900	02-0644834
United Pet Group, Inc.**	Delaware	311110	11-2392851
WPC Brands, Inc.**	Wisconsin	325900	39-1786169
Tetra Holding (US), Inc., 3001 Commerce Street, Blacksburg, Virginia 24060, (540) 951-5400	Delaware	311119	42-1560545
Willinger Bros., Inc.****	Delaware	311119	13-2847371

*	Address and telephone number of principal executive offices are the same as those of Spectrum Brands, Inc.
**	Address and telephone number of principal executive offices are the same as those of United Industries Corporation.
***	Address and telephone number of principal executive offices are the same as those of IB Nitrogen, Inc.
****	Address and telephone number of principal executive offices are the same as those of Tetra Holding (US), Inc.
1	Single member LLC disregarded for US tax purposes.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2005

PROSPECTUS

Spectrum Brands, Inc.

Offer to Exchange

$700,000,000 7 3/8% Senior Subordinated Notes due 2015

for $700,000,000 Senior Subordinated Notes due 2015

that have been registered under the Securities Act of 1933

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange an aggregate principal amount of up to $700,000,000 of our new 7 3/8% Senior Subordinated Notes due 2015 (which we refer to as the “exchange notes”), for a like amount of the outstanding 7 3/8% Senior Subordinated Notes due 2015 issued by us under our former name, Rayovac Corporation (which we refer to as the “original notes”), in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”). The exchange offer will expire at 5:00 p.m., New York City time, on             , 2005, unless extended.

Terms of the exchange offer:

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except that (i) the exchange notes are registered under the Securities Act; (ii) the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes; and (iii) the exchange notes will not contain provisions relating to liquidated damages relating to our registration obligations.

•	There is no existing market for the exchange notes to be issued and we do not intend to apply for their listing on any national securities exchange or for quotation on the Nasdaq Stock Market.

For a discussion of certain factors that should be considered by holders prior to tendering their original notes in the exchange offer, see “ Risk Factors” beginning on page 18.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

This prospectus incorporates by reference documents that contain important business and financial information about Spectrum Brands, Inc. that is not included in or delivered with this prospectus. These documents are available without charge to holders of the notes upon written or oral request to Spectrum Brands, Inc., Six Concourse Parkway, Suite 3300, Atlanta, Georgia 30328, Attention: James T. Lucke, Senior Vice President, General Counsel and Secretary, telephone number (770) 829-6200. To obtain timely delivery, note holders must request the information no later than five business days before the expiration date. The expiration date is                     , 2005.

You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. This prospectus is not an offer to sell, or a solicitation of an offer to buy, any of the securities to any person or by anyone in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so or to any person who cannot legally be offered the securities. You should not assume that the information included in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus or the date of the document incorporated by reference.

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MARKET, RANKING AND OTHER DATA

The data included in or incorporated by reference into this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on a variety of sources, including company research, third-party studies and surveys, industry and general publications and estimates based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus or the document incorporated by reference, as applicable. However, this information may prove to be inaccurate because of issues relating to the methodology employed in formulating such estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar data included in or incorporated by reference into this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of such information contained in or incorporated by reference into this prospectus.

Unless otherwise indicated, all our market share estimates are based on these sources of market data and reflect number of units sold, except for United Industries Corporation, where such estimates reflect dollar amounts.

INTELLECTUAL PROPERTY

We own or have rights to various trademarks, copyrights and trade names used in our business, including the following: RAYOVAC®, VARTA®, REMINGTON®, MAXIMUM®, MAXIMUM PLUS™, I-C3™, RENEWAL®, LOUD ‘N CLEAR®, PRO LINE®, RAYOVAC ULTRA®, WORKHORSE®, ROUGHNECK®, SPORTSMAN®, AIR 4000®, XCELL®, EXTRA®, PRODIGY®, MICROSCREEN®, MICROFLEX®, PRECISION®, REMINGTON TITANIUM™, SMOOTH & SILKY®, SPECTRACIDE®, TRIAZICIDE®, TRIPLESTRIKE™, SPECTRACIDE TERMINATE®, SPECTRACIDE PRO®, HOT SHOT®, GARDEN SAFE®, SCHULTZ™, RID-A-BUG®, BAG-A-BUG®, REAL-KILL®, NO-PEST®, REPEL®, VIGORO®, STA-GREEN®, BANDINI®, WILSON®, SO-GREEN®, GREENLEAF®, GREEN EARTH®, IB NITROGEN®, NITROFORM®, NUTRALENE®, S.C.U.®, ORGANIFORM®, CUTTER®, MARINELAND®, PERFECTO®, INSTANT OCEAN®, REGENT®, 8-IN-1®, NATURE’S MIRACLE®, DINGO®, WILD HARVEST®, ONE EARTH®, LAZY PET®, JUNGLETALK®, TETRA®, TETRAMIN®, TETRAFIN®, TETRAPOND®, WHISPER® and AQUASAFE®. The Rayovac, Remington, VARTA and Tetra trademarks are also registered in countries outside the U.S., including in Europe, Latin America and Asia. We also license the PETERS and PETERS PROFESSIONAL trademarks from The Scotts Company, CIL trademarks from ICI Canada Inc., PLANT-PROD trademarks from Plant Products Co. Ltd. and PICKSEED trademarks from Pickseed Canada Inc. This prospectus and the documents incorporated by reference also include trademarks, service marks and trade names of other companies.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We report our consolidated financial statements in U.S. dollars and prepare our consolidated financial statements in accordance with U.S. GAAP. Financial statements and financial and other information concerning United contained or incorporated by reference in this prospectus have been derived from publicly filed annual and interim reports prepared by United or otherwise provided by United in U.S. dollars in accordance with U.S. GAAP. Financial statements and other information concerning Nu-Gro contained or incorporated by reference in this prospectus have been derived from annual and interim reports prepared by Nu-Gro or otherwise provided by Nu-Gro in Canadian dollars in accordance with U.S. GAAP. Financial statements and other information concerning Tetra contained or incorporated by reference in this prospectus have been derived from annual and interim reports prepared by Tetra or otherwise provided by Tetra in euros in accordance with International Financial Reporting Standards.

In this prospectus and the documents incorporated by reference, except where otherwise indicated, all references to “$,” “dollars” or “U.S. dollars” are to the lawful currency of the United States, all references to “euro” or “€” are to the common currency of certain participating member countries of the European Union and all references to “Canadian $” are to Canadian dollars. The noon buying rate in The City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on June 2, 2005 was $1.2266 to €1.00 and $0.8017 to Canadian $1.00.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated, may not be the arithmetic aggregation of the percentages that precede them.

FORWARD-LOOKING STATEMENTS

We have made or implied certain forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements under “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” regarding our business strategy, future operations, financial position, estimated revenues, projected costs, projected synergies, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. When used in this prospectus the words “anticipate,” “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “could,” “will,” “should,” “may,” “strategy,” “indicate,” “determine” and similar expressions are also intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Since these forward-looking statements are based upon current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation:

•	competitive promotional activity or spending by competitors or price reductions by competitors;

•	the loss of, or a significant reduction in, sales to a significant retail customer;

•	difficulties or delays in the integration of operations of acquired businesses and our ability to achieve anticipated synergies and efficiencies with respect to those acquisitions;

•	the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands;

•	the effects of general economic conditions, including inflation, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where we do business;

•	our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties;

•	our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings;

•	the impact of unusual items resulting from the implementation of new business strategies, acquisitions and divestitures or current and proposed restructuring activities;

•	the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations);

•	public perception regarding the safety of our products, including the potential for environmental liabilities, product liability claims, litigation and other claims;

•	changes in accounting policies applicable to our business;

•	interest rate, exchange rate and raw materials price fluctuations;

•	government regulations;

•	the seasonal nature of sales of our products;

•	weather conditions, primarily during the peak lawn and garden season; and

•	the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets.

Some of the above-mentioned factors are described in further detail in “Risk Factors” beginning on page 18. You should assume the information appearing in or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, as our business, financial condition, results of operations and prospects may have changed since that date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, or SEC, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise to reflect actual results or changes in factors or assumptions affecting such forward-looking statement.

PROSPECTUS SUMMARY

The following summary highlights selected information about our business and the exchange offer, but it does not include all the information you should consider before deciding whether to exchange your original notes for the exchange notes. You should read this entire prospectus in its entirety, including the documents incorporated by reference, the information set forth under “Risk Factors” and the financial statements and related notes, before you decide whether to exchange your original notes for the exchange notes. Unless specified otherwise or the context requires, information in this prospectus gives effect to our acquisition of all of the equity interests of United Industries Corporation on February 7, 2005 and all of the equity interests of Tetra Holding GmbH on April 29, 2005. Effective May 2, 2005, we changed our corporate name from Rayovac Corporation to Spectrum Brands, Inc. In this prospectus, unless specified otherwise or the context requires, “Spectrum” and “Rayovac” refer to Spectrum Brands, Inc. together with its subsidiaries, “United” refers to United Industries Corporation together with its subsidiaries, “Tetra” refers to Tetra Holding GmbH together with its subsidiaries, and the terms “we,” “us,” “our” and other similar terms refer to Spectrum and its consolidated subsidiaries, giving effect to the acquisitions of United and Tetra and, therefore, include United and Tetra. While “Rayovac” and “Spectrum” refer to the same entities, Rayovac may be used in this prospectus to refer to the company in relation to periods prior to the name change. The acquisition of Tetra and the amendment of our senior credit facilities (and the borrowing thereunder to finance the acquisition of Tetra as described herein) are collectively referred to in this prospectus as the “Tetra transactions.” The description of our business, competitive strengths and strategies gives effect to the Tetra transactions. “You” refers to prospective investors in the exchange notes. “Original notes” refers to our existing 7 3/8% Senior Subordinated Notes due 2015; “exchange notes” refers to the 7 3/8% Senior Subordinated Notes due 2015 offered for exchange pursuant to this prospectus; and “notes” refers collectively to the exchange notes and the original notes. References to “fiscal” with respect to us refer to the results of operations for the twelve months ended September 30 of the applicable year.

Company Overview

We are a global branded consumer products company with leading market positions in our seven major product categories: consumer batteries; pet supplies; lawn and garden; electric shaving and grooming; household insect control; electric personal care products; and portable lighting. We are a leading worldwide manufacturer and marketer of alkaline, zinc carbon and hearing aid batteries, a leading worldwide designer and marketer of rechargeable batteries and battery-powered lighting products and a leading worldwide designer and marketer of electric shavers and accessories, grooming products and hair care appliances. We are also a leading North American manufacturer and marketer of lawn fertilizers, herbicides, aquariums, pet health and beauty aid products and insecticides and repellents and a global leader in water life products and fish foods.

We sell our products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers (“OEMs”) and enjoy strong name recognition in our markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, the Spectracide, Cutter and 8-in-1 brands, which were acquired through our acquisition of United, and various Tetra brands, which were acquired through our acquisition of Tetra. We have 54 manufacturing and product development facilities located in the United States, Europe, China and Latin America. We manufacture alkaline and zinc carbon batteries, zinc air hearing aid batteries, lawn fertilizers, herbicides, pet supplies and insecticides and repellents in our company operated manufacturing facilities. Substantially all of our rechargeable batteries and chargers, electric shaving and grooming products, electric personal care products and portable lighting products are manufactured by third party suppliers, primarily located in China and Japan.

During fiscal 2004, we completed two acquisitions. On March 31, 2004, we completed the acquisition of an 85% equity interest in Ningbo Baowang (“Ningbo”), a Chinese producer of alkaline and zinc carbon batteries, thereby gaining a Chinese presence and low-cost manufacturing capabilities. In March 2005, we signed an agreement to purchase the remaining 15% equity interest in Ningbo. On May 28, 2004, we completed the acquisition of 90.1% of the outstanding capital stock of Microlite S.A. (“Microlite”), a Brazilian producer of alkaline and zinc carbon batteries and battery-operated lighting products. As a result, we now own the rights to the Rayovac brand name in each of the countries where we do business.

On February 7, 2005, we completed our acquisition of all of the equity interests of United, which completed its acquisition of The Nu-Gro Corporation (“Nu-Gro”), a Canadian lawn and garden products company, and United Pet Group, Inc. (“United Pet Group”), a privately owned manufacturer and marketer of branded pet supplies, on April 30, 2004 and July 30, 2004, respectively.

On April 29, 2005, we completed our acquisition of all of the equity interests of Tetra, a German manufacturer, distributor and marketer of foods, equipment and care products for fish and reptiles, and accessories for home aquariums and ponds.

Our existing consumer battery, electric shaving and grooming, electric personal care and portable lighting business is organized and managed according to three geographic regions: (i) North America, (ii) Europe/Rest of World (“Europe/ROW”) and (iii) Latin America. We currently operate United and Tetra as separate business units.

Spectrum Brands, Inc. is a Wisconsin corporation. Our principal executive offices are located at Six Concourse Parkway, Suite 3300, Atlanta, Georgia, 30328 and our telephone number is (770) 829-6200. Our website address is www.spectrumbrands.com. Information contained on our website, or on any website referred to therein, is not part of this prospectus and is not incorporated by reference into this prospectus.

Industry Overview

We primarily compete in the following seven major consumer product categories:

Consumer Batteries

In 2003, the global consumer battery market generated approximately $24.0 billion in retail sales. Since 1990, the industry’s growth percentage has been in the mid-single digits. The consumer battery industry consists of alkaline batteries, zinc carbon batteries and specialty batteries, which include rechargeable batteries, hearing aid batteries, photo batteries and watch/calculator batteries. The majority of battery consumption comes from industrialized nations, with the U.S. accounting for roughly one-third of global consumption. As personal incomes grow, the markets in less industrialized countries continue the gradual transition from zinc carbon batteries, which still account for a majority of unit sales in such markets, to the better performing and higher-priced alkaline batteries, similar to the transition that occurred in North America over the past generation. Most branded consumer batteries are marketed under the following brand names: Rayovac, Duracell (a Gillette brand), Energizer and Panasonic (a Matsushita brand). In addition, batteries are also often marketed under retailers’ private label brands, particularly in Europe.

Pet Supplies

Within the overall $30 billion U.S. pet industry, we estimate that the pet supplies segment represented an $8.0 billion market in 2004 based on retail sales. Within the overall $20 billion European pet industry, we estimate that the pet supplies segment represented a $4.0 billion market in 2004 based on retail sales. This highly fragmented segment is comprised of pet treats and pet supplies for dogs, cats, birds, fish and other small animals, including stain and odor removal products, grooming aids, bedding and lounging products, medications and vitamin supplements. In addition, pet supplies include aquarium kits, stand-alone tanks and stands, filtration systems, heaters, pumps, sea salt, aquarium hoods and lights and other aquatic supplies and accessories. According to management estimates, the pet supplies segment in the U.S. has grown approximately 6-8% annually since 1994. We believe that the recent market expansion has been driven by increasing pet ownership and the “humanization” of pets, which results in higher levels of spending, and the industry’s relative insensitivity to economic cycles, combined with innovative product development, increased retailer sophistication (i.e., pet superstores) and growth in dedicated retail square footage for pet supplies. We expect comparable market growth over the next several years due to the continuation of these trends. The industry is highly fragmented with, for example, over 500 manufacturers competing in the U.S. market, consisting primarily of small companies with limited product lines. Name brands in the pet supplies market include: Tetra, 8-in-1, Marineland, Nature’s Miracle, Vitakraft and Hartz.

Lawn and Garden

We estimate that retail sales of consumer lawn and garden products were approximately $2.9 billion and $335 million in the U.S. and Canada, respectively, in 2003. Over the next several years, we expect the lawn and garden industry to continue to grow at approximately 4% annually due to favorable demographic trends, including the increasing number of persons over the age of 45, a group that typically engages in more lawn and garden activity than the general population, and the increasing shift in the population to areas more conducive to lawn and gardening activities, such as the southern and western regions of the United States. Approximately 85 million, or 80%, of the households in the United States participate in some form of lawn and garden activity. A significant portion of lawn and garden products are marketed under the following brand names: Spectracide, Vigoro and Sta-Green, and Scotts, Miracle-Gro and Ortho (brands of The Scotts Company).

Electric Shaving and Grooming

We estimate that retail sales of the global electric shaving and grooming industry exceeded $3.0 billion in 2003. Industry analysts believe that unit sales in the electric shaving and grooming industry will continue to grow at approximately 3% annually over the next several years due to new product and product feature introductions, which also drive higher selling prices. Electric shavers include men’s rotary and foil shavers and women’s foil shavers and are used with electric shaver accessories, such as shaver replacement parts (primarily foils and cutters), pre-shave products and cleaning agents. Electric grooming products include beard and mustache trimmers, nose and ear trimmers and haircut kits and related accessories. Electric shaving and grooming products are marketed primarily under one of the following brands: Remington, Braun (a Gillette brand) and Philips/Norelco.

Household Insect Control

According to management estimates, retail sales of household insect control products totaled approximately $1.0 billion in the United States in 2003. We estimate that the household insect control market has experienced recent historical growth of 4% per year and that it will grow at rates in excess of historical rates over the next several years due to the expected increase in demand for insect control products resulting from general economic growth and increasing awareness of insect-spread illnesses such as the West Nile virus in the United States. A significant portion of household insect control products are marketed under the following brand names: Hot Shot, Cutter and Repel, Raid and OFF! (S.C. Johnson brands), Ortho (a Scotts brand) and Combat.

Electric Personal Care Products

The electric personal care industry includes hair dryers, hair setters, curling irons, hair crimpers and straighteners, hot air brushes and lighted mirrors. We estimate that retail sales of global electric personal care products exceeded $2.0 billion in 2003 and unit sales are projected to grow at 3% annually over the next several years. This growth rate is consistent with the industry’s historical growth rate and is driven by new product and product feature introductions, which result in higher selling prices. A significant portion of electric personal care products are marketed under the following brand names: Remington, Conair, Vidal Sassoon, Revlon and Hot.

Portable Lighting

We estimate that the global portable lighting market generated approximately $3.0 billion in retail sales in 2003, of which an estimated 50% is from sales of flashlights. The global portable lighting market is fragmented by region and includes few global branded companies. Recent growth in the portable lighting market has been relatively flat, and we believe that growth opportunities will be driven by product innovation. A few of the brand names in the portable lighting market include Rayovac, Eveready and Maglite.

Across the consumer products industry, recent differentiation among competitors has been based upon strong retailer relationships. Sales within these markets are driven by well-recognized brand names, as well as consistent new product introductions. As major retailers have rapidly expanded over the last 15 years, the concentration of purchasing power for all consumer products categories has increased significantly. We expect the continued growth of major retailers such as Wal-Mart, Carrefour, Target, The Home Depot, Lowe’s and Gigante to continue the concentration of industry distribution. Furthermore, as global retailers continue to reduce their number of suppliers, the ability to service these retailers with diverse product offerings and provide products globally through an expansive distribution system is increasingly important.

Competitive Strengths

The following strengths serve as a foundation for our business strategy:

Strong Diversified Global Brand Portfolio

We have a global portfolio of well-recognized consumer product brands. In the consumer battery and portable lighting categories, we use the Rayovac brand name principally in North America and Latin America and we primarily market these products in Europe under the VARTA brand. In the electric shaving and grooming and electric personal care products categories, we use the Remington brand in North America, the United Kingdom, Australia and select European countries. United historically marketed its products in the lawn and garden and household insect control segments as Spectrum Brands, which includes brand names such as Spectracide, Vigoro, Hot Shot and Cutter. We also sell our pet supplies under a wide range of brands, including Tetra, 8-in-1, Dingo and Marineland. Our lawn and garden and household insect control brands are marketed primarily in North America. Our pet supply products are marketed primarily in North America and Europe. Many of these brands are well recognized in their categories, with market leading positions, and several of these brands have been used for over 50 years. We believe that each of our major brands generates strong brand awareness. We attribute the longevity and strong consumer awareness of our brand names to the high-quality and consistent value of our products and to the success of our marketing and merchandising initiatives. We believe that the strength of our brands positions us to extend our product lines and provide our retail customers with strong sell-through to consumers.

Strong Global Retail Relationships

We have well-established business relationships with many of the top global retailers, distributors and wholesalers, which have enabled us to expand our overall market penetration and promote sales. With the acquisitions of United and Tetra, we have further diversified our customer base and strengthened our existing relationships with important mass merchandisers, home centers and pet superstores, such as Wal-Mart, The

Home Depot, Lowe’s, PETsMART, Canadian Tire and PetCo. We intend to leverage cross-selling opportunities with both our new and existing customers. We have built and maintained strong retailer relationships by providing our customers with global sourcing, high quality and innovative products and attractive margins. In addition, these relationships are reinforced by our exclusive brand arrangements with leading retailers, including our Vigoro brand at The Home Depot and our Sta-Green brand at Lowe’s, as well as our position as the exclusive supplier for Wal-Mart’s Expert Gardener brand. On a pro forma basis, we rank among the top 50 current suppliers to Wal-Mart in the United States based on consumer purchases.

Expansive Distribution Network and Global Sourcing

We distribute our products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and OEMs. Our state-of-the-art battery packaging and distribution centers in North America and Europe provide package-to-order capability for our battery products as well as rapid and cost-effective services to retail customers for such products. We have an established global sourcing system for raw materials and product components for our product offerings, including maintaining an Asian sourcing organization located in Hong Kong, which is responsible for purchasing logistics and quality assurance for our products purchased from third party vendors. By moving production to Asia, we have been successful in reducing labor and material costs for consumer battery, electric shaving and grooming, electric personal care and portable lighting products. We distribute our lawn and garden, pet supplies and household insect control products in North America through a variety of trade channels, including retailers, wholesalers and distributors. The distribution network for our lawn and garden, pet supplies and household insect control businesses are designed to provide package-to-order capability. We plan to undertake initiatives to consolidate and streamline the United, Tetra and Spectrum distribution networks to achieve greater customer service capabilities and cost savings.

Innovative New Products, Packaging and Technologies

We have a long history of product and packaging innovations that have helped position us as an industry leader in each of our seven product categories. We have leading battery technologies in zinc air, consumer rechargeable and lithium coin cells. We have continued to improve the performance of our alkaline batteries, which has enabled us to perform at levels comparable to our major competitors without increasing consumer prices. We also have a diverse portfolio of controlled-release nitrogen technology and have been able to offer customized fertilizer formulas to our leading customers. Our innovative packaging includes the first resealable alkaline battery multi-pack, the easy-open spin-and-lock dial hearing aid battery packaging and a handheld battery-operated spray system for use in lawn and garden, the first in its category. We continually seek to introduce new products both as extensions of existing product lines and as new product categories. For example, we recently introduced the Remington Titanium Smart System shaving system, Spectracide TripleStrike Grass & Weed Killer and the Remington Wet 2 Straight Professional Straightener hair straightener.

World Class Information Technology Platform

We have invested in an SAP enterprise resource planning system, which enables us to more effectively manage manufacturing planning and execution, demand planning, the supply procurement to payment cycle, the customer order to cash collection cycle and the financial planning and reporting functions. The majority of our businesses utilize this system, which significantly enhances transactional processing and detailed analysis and reporting. The SAP platform provides information system standardization throughout our company, which has allowed for the integration and consolidation of past acquisitions with minimal additional capital investment, and which we expect will similarly assist in our integration of United and Tetra. Our IT system has proved to be an effective and efficient platform to support our business. We anticipate further cost savings and operational synergies from the transition of United to our IT platform.

Proven Integration Track Record

We have a long history of successfully integrating significant acquisitions. In 1999, we acquired and successfully assimilated the Latin American operations of ROV Limited, where we reduced costs by closing three zinc carbon manufacturing facilities and implementing new raw material purchasing programs. In fiscal 2003, in conjunction with the acquisition of VARTA, we announced a series of cost savings initiatives. We fully integrated VARTA within 12 months and realized annual cost savings of approximately $43.7 million. The Remington integration resulted in annual cost savings of approximately $35 million. These savings were the result of combining sales organizations, consolidating administrative functions and integrating the production and distribution of Remington products into our existing manufacturing facilities and distribution network. The integration plan was substantially completed in nine months. We will continue to apply our experience with previous acquisitions in connection with the integration of United and Tetra.

Experienced Management Team

Our management team has substantial consumer products experience and a proven track record of operations success and brand management. On average, senior management has more than 20 years of experience at Spectrum, VARTA, United and other branded consumer product companies such as General Electric, Gillette, Braun, Procter & Gamble and S.C. Johnson. Our management team has grown our business by developing and introducing new products, expanding our distribution channels, improving our operational efficiencies and making strategic acquisitions.

Business Strategy

Our long-term strategic plan is to be a diversified global consumer products company that competes in high growth markets. We intend to accomplish this via a combination of organic growth and strategic acquisitions. With our acquisitions of ROV Limited in August 1999, VARTA in October 2002, Ningbo in March 2004 and Microlite in May 2004, we have become a global manufacturer and marketer of consumer batteries. These acquisitions provided us with battery manufacturing capabilities in Europe, Latin America and Asia. The Ningbo acquisition provided us with low-cost manufacturing capacity in China, and access to a growing Chinese market.

The Remington acquisition in September 2003 was the first step in diversifying our consumer product offerings. With this acquisition, we entered the electric shaving and grooming and electric personal care categories. During the current year, we are expanding distribution of these products in Europe and Latin America. Our acquisitions of United and Tetra continued our product diversification and extended our presence into the lawn and garden, pet supplies and household insect control categories. In addition, we expect that the acquisitions of United and Tetra will reduce the seasonality of our historic business, which, prior to the acquisitions, was weighted towards the Christmas season (our first quarter in its fiscal year), while demand for lawn and garden products typically peaks during the first six months of the calendar year. We believe all of these categories are in markets that represent attractive growth opportunities.

To further enhance our position in the branded consumer products market, we plan to implement the following key elements of our business strategy:

Increase Sales Through Expanded Customer Relationships and Leveraging Our Distribution Network

We intend to increase our sales as a result of the broader product offering that resulted from the combinations of Spectrum, United and Tetra. We intend to capture incremental sales by leveraging strong customer relationships, which will facilitate the cross-selling of our full line of products. For example, we intend to leverage United’s more extensive relationships with home centers and pet stores in North America to increase sales of our branded products through these distribution channels. In addition, we will seek to improve the utilization of our existing distribution channels to increase sales of United and Tetra branded products. We believe we will strengthen existing relationships with overlapping customers, such as Wal-Mart, and will be able to serve these customers more efficiently. We also believe that we are well positioned to capitalize on the trend of global retail merchants who are continuing to consolidate their vendor base and focus on a reduced number of suppliers that can (1) provide high-value products, (2) efficiently and consistently fulfill logistical requirements and volume demands and (3) provide comprehensive product support from design to point of sale and after-market customer service.

Continue New Product Development and Packaging Innovation

We intend to continue our strategy of increasing sales through the introduction of new products and packaging designs in each of our seven product categories. Our research and development strategy is focused on new product development, performance improvements of our existing products and cost reductions in, and enhancements of, our products and packaging. We plan to continue to use our strong brand names, established customer relationships and significant research and development efforts to introduce innovative products that offer enhanced value to consumers through new designs and improved functionality. For example, we introduced over 200 new or improved products in the 2004 calendar year. We recently introduced the Remington Titanium Smart System shaving system, Spectracide TripleStrike Grass & Weed Killer and the Remington Wet 2 Straight Professional Straightener hair straightener. We will continue to focus on identifying new technologies and formulations necessary to meet and create consumer and retailer demand within the marketplace.

Continue to Improve Operating Efficiencies

We will continue to seek to improve our operational efficiencies and match manufacturing capacity and product costs to market demand. Over the last few years, we have undertaken various initiatives to reduce manufacturing, operating and other costs, such as increasing manufacturing utilization by reducing the number of our facilities, outsourcing the production of certain of our products and updating and centralizing certain packaging and distribution facilities. We believe that we can continue to reduce our cost of goods manufactured with continued focus on cost reduction initiatives. These initiatives include cost reductions through global purchasing, finished goods sourcing arrangements and improved productivity. We continue to lower operating costs as duplicative administrative support and sales and marketing functions are consolidated and overlapping functions are eliminated.

Implement Integration Plan

We have identified key areas where we expect to achieve cost savings and operational synergies with the acquisitions of United and Tetra. These areas include manufacturing, distribution, sales and marketing, IT systems and administrative functions. We intend to rationalize our existing manufacturing plants, reduce freight costs by maximizing full truckloads and taking advantage of our existing distribution network, transition United and Tetra to our IT platform, consolidate purchasing and increase Asian sourcing, and integrate various selling, general and administrative functions.

Enhance Earnings and Cash Flow

We have generated high levels of cash flow from operations as a result of our earnings, cost reduction efforts and modest capital expenditure requirements. Through our integration efforts with VARTA and Remington we have streamlined our cost structure while continuing to introduce new high profit margin products. Through our integration efforts with United and Tetra, we anticipate further improvements. We intend to continue to focus on improving the efficiency of our organization to maximize earnings and cash flow from operations.

Pursue Strategic Acquisitions

Our acquisition strategy focuses on businesses or brands that will strengthen our current product offerings or enable us to expand into complementary categories and geographic regions. In addition, we intend to pursue acquisitions of additional consumer product brands that can benefit from our extensive distribution network and long-term retailer relationships. In particular, we believe that the pet supplies industry presents consolidation opportunities due to its highly fragmented nature, and we expect to pursue opportunities in this market.

The United Acquisition

On February 7, 2005, we acquired all of the equity interests of United for a purchase price, excluding fees and expenses, of $70 million in cash, 13.75 million shares of our common stock and the assumption of approximately $911.5 million of outstanding United indebtedness. The acquisition of United followed our long-term strategic plan to diversify our product categories, enter complementary categories and reduce our concentration in existing products categories.

In connection with the acquisition of United, we entered into a credit agreement consisting of a total of $1.03 billion in senior secured credit facilities, made up of aggregate term loan facilities of $730 million, of which $540 million is denominated in dollars, $140 million is denominated in Euros and $50 million is denominated in Canadian dollars, and a revolving credit facility of $300 million denominated in dollars. See “Description of Certain Indebtedness” for a more detailed description of these credit facilities. The proceeds from the offering of the original notes, together with the borrowings under our new senior credit facilities, were used to finance the acquisition, retire United’s existing indebtedness and our then existing senior credit facilities and pay related fees and expenses.

On January 5, 2005, in connection with the acquisition of United, we commenced a tender offer to purchase for cash all outstanding United Notes. As of January 5, 2005, approximately $231.9 million aggregate principal amount of United Notes were outstanding. In connection with the tender offer, we also solicited consents to amend the indenture governing the United Notes to remove substantially all of the restrictive covenants thereunder. By January 19, 2005, we received the valid tenders and consents from holders representing approximately 94% of the aggregate principal amount of the United Notes, thereby permitting amendment of the indenture governing the United Notes. On April 1, 2005, we redeemed all United Notes not tendered pursuant to the tender offer in accordance with the terms and conditions of the amended indenture governing the United Notes. See “Recent Developments—Retirement of United Notes” for a more detailed description of the retirement of the United Notes and the tender offer and consent solicitation.

In connection with the acquisition of United, we entered into certain ancillary agreements with UIC Holdings, L.L.C. (“Holdings”), the majority stockholder of United as of the date Rayovac entered into the definitive agreement to acquire United, Thomas H. Lee Partners, L.P. (“THL”) and certain of its affiliates and certain other former stockholders of United. Those agreements, subject to certain exceptions, provide that we increase our board of directors from eight to ten members and cause each of the new director positions to be filled by persons designated by Holdings, impose certain obligations on us with respect to the nomination of Holdings’ designees for election to our board for as long as Holdings maintains certain ownership percentages of our common stock outstanding, restrict the ability of Holdings, THL and certain of its affiliates and certain of United’s former stockholders to sell or transfer shares of our common stock they receive in the acquisition of United and restrict the ability of THL and certain of its affiliates to acquire a percentage ownership of our capital stock outstanding in excess of 28% on a fully-diluted basis or engage in certain other activities. In addition, we have agreed to provide the former stockholders of United with certain rights to require us to prepare and file with the SEC a registration statement to permit the public offering and resale under the Securities Act of 1933 of shares of our common stock received by those former stockholders in connection with the acquisition of United. On January

14, 2005, Holdings merged with and into United. Pursuant to the terms of the applicable ancillary agreement referred to above, Holdings assigned its rights and obligations under that agreement to THL and its affiliates.

The Tetra Acquisition

On April 29, 2005, we acquired all of the equity interests of Tetra for total consideration of approximately $536 million, including estimated working capital and net of cash acquired as provided under the terms of the acquisition agreement. The acquisition of Tetra reflects our long-term strategic plan to diversify our product categories, enter complementary categories and reduce our concentration in existing product categories. In connection with the acquisition of Tetra, we amended our credit agreement to provide for borrowings of $500 million under an incremental term facility under the credit agreement.

See “Description of Certain Indebtedness” for a more detailed description of our amended senior credit facilities.

The Exchange Offer

On February 7, 2005, we issued $700,000,000 principal amount of 7 3/8% Senior Subordinated Notes due 2015, the original notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the sale of the original notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our commercially reasonable efforts to complete the exchange offer within 270 days of the issuance of the original notes. The summary below describes the principal terms and conditions of the exchange offer. Some of the terms and conditions described below are subject to important limitations and exceptions. See “The Exchange Offer” for a more detailed description of the terms and conditions of the exchange offer and “Description of the Exchange Notes” for a more detailed description of the terms of the exchange notes.

The Exchange Offer	We are offering to exchange up to $700,000,000 aggregate principal amount of our new 7 3/8% Senior Subordinated Notes due 2015, which have been registered under the Securities Act, in exchange for your original notes. The form and terms of these exchange notes are identical in all material respects to the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

To exchange your original notes, you must properly tender them, and we must accept them. We will accept and exchange all original notes that you validly tender and do not validly withdraw. We will issue registered exchange notes promptly after the expiration of the exchange offer.

Resale of Original Notes	Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the exchange notes offered in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate in and have no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

• you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.
If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires exchange notes for its own account in exchange for original notes must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. During the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, a participating broker-dealer may use this prospectus for an offer to sell, a resale or other retransfer of exchange notes received in exchange for original notes which it acquired through market-making activities or other trading activities.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , unless we extend the expiration date.

Accrued Interest on the Exchange Notes and the Original Notes

The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “The Exchange Offers—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes	Each holder of original notes that wishes to tender their original notes must either:

•      complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the original notes), to the exchange agent; or

•      if original notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent; or

• comply with the procedures set forth below under “—Guaranteed Delivery Procedures.”

Holders of original notes that tender original notes in the exchange offer must represent that the following are true:

• the holder is acquiring the exchange notes in the ordinary course of its business;

• the holder is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

• the holder is not an “affiliate” of us within the meaning of Rule 405 of the Securities Act.

Do not send letters of transmittal, certificates representing original notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address given in this prospectus and in the letter of transmittal. We could reject your tender of original notes if you tender them in a manner that does not comply with the instructions provided in this prospectus and the accompanying letter of transmittal. See “Risk Factors—There are significant consequences if you fail to exchange your original notes” for further information.

Special Procedures for Tenders by Beneficial Owners of Original Notes	If

• you beneficially own original notes;

• those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and

• you wish to tender your original notes in the exchange offer;

please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery Procedures	If you hold original notes in certificated form or if you own original notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those original notes but

• your original notes are not immediately available;

• time will not permit you to deliver the required documents to the exchange agent by the expiration date; or

• you cannot complete the procedure for book-entry transfer on time;

you may tender your original notes pursuant to the procedures described in “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery.”

Withdrawal Rights	You may withdraw your tender of original notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer—Withdrawal Rights.”

Effect on Holders of Outstanding Original Notes

As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered original notes, we will have fulfilled our obligations under the registration rights agreement. Accordingly, there will be no liquidated damages payable under the registration rights agreement if original notes were eligible for exchange, but not exchanged, in the exchange offer.

If you do not tender your original notes or we reject your tender, your original notes will remain outstanding and will be entitled to the benefits of the indenture governing the notes. Under such circumstances, you would not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to the original notes.

Any trading market for the original notes could be adversely affected if some but not all of the original notes are tendered and accepted in the exchange offer.

Material U.S. Federal Tax Consequences	Your exchange of original notes for exchange notes will not be treated as a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of the exchange notes. The net proceeds from the issuance of the original notes, together with borrowings under our new senior credit facilities, were used to finance the acquisition of United, to retire United’s existing indebtedness and Rayovac’s existing senior credit facilities and to pay related fees and expenses.

Acceptance of Original Notes and Delivery of Original Notes

We will accept for exchange any and all original notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the exchange notes promptly after the expiration date.

Exchange Agent	U.S. Bank, National Association, is serving as exchange agent for the exchange offer. The address and telephone number of the exchange agent are provided in this prospectus under “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

Summary of Terms of the Exchange Notes

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the original notes, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the original notes; and

•	will not contain provisions relating to an increase in the interest rate borne by the original notes under circumstances related to the timing of the exchange offer.

The exchange notes represent the same debt as the original notes and are governed by the same indenture, which is governed by New York law. A brief description of the material terms of the exchange notes follows:

Issuer	Spectrum Brands, Inc.

Securities	$700.0 million in principal amount of 7 3/8% senior subordinated notes due 2015.

Maturity	February 1, 2015.

Interest	Annual rate: 7 3/8%.

Payment frequency: every six months on February 1 and August 1.

First payment: August 1, 2005.

Ranking	The exchange notes will be our unsecured senior subordinated obligations. Accordingly, they will rank:

• behind any of our existing and future senior indebtedness, including borrowings under our new senior credit facilities;

• equally with any of our current and future senior subordinated indebtedness, including our existing senior subordinated notes;

• ahead of any of our future debt that expressly provides that it is subordinated to the notes; and

• effectively subordinated to any existing and future indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes.

As of May 1, 2005, we had $1.444 billion of senior debt which will be senior to the exchange notes, and $350 million of senior subordinated notes other than the original notes, which will rank equally with the exchange notes. As of April 3, 2005, our non-guarantor subsidiaries had approximately $349.6 million of indebtedness and other liabilities (excluding intercompany liabilities and excluding the impact of the Tetra acquisition), to which the exchange notes would be effectively subordinated. As of January 3, 2005, our non-guarantor subsidiaries had approximately $614.8 million of indebtedness and other liabilities (excluding intercompany liabilities and including the impact of the Tetra acquisition), to which the exchange notes would be effectively subordinated. In addition, as of May 1, 2005, we would have been permitted to borrow an additional $148 million of senior debt under our senior credit facilities (excluding outstanding letters of credit of $27.0 million).

Guarantees	Our existing and future domestic subsidiaries will be guarantors of the notes on a senior subordinated basis.

The guarantees of the exchange notes are unsecured senior subordinated obligations of the guarantors. Accordingly, they rank behind all existing and future senior debt of the guarantors, including the guarantors’ guarantees of our new senior credit facilities, equal to all future senior subordinated indebtedness of the guarantors, including guarantees of our existing senior subordinated notes, and ahead of all future debt of the guarantors that expressly provides that it is subordinated to the guarantees.

As of May 1, 2005, the guarantees would have been subordinated to approximately $1.390 billion of senior debt of the guarantors, $1.386 billion of which would have been guarantees of indebtedness under our senior credit facilities, and would have ranked equally with $350 million of existing senior subordinated notes.

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after February 1, 2010 at the redemption prices described in the “Description of Notes—Optional Redemption,” plus accrued and unpaid interest. In addition, on or before February 1, 2008, we may redeem up to 35% of the exchange notes with the net cash proceeds from certain equity offerings at the redemption price listed in “Description of Notes—Optional Redemption.”

Change of Control	If we experience specific kinds of changes in control, we must offer to purchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest.

Certain Covenants	We issued the original notes, and will issue the exchange notes, under an indenture which, among other things, limits our ability and the ability of our restricted subsidiaries to:

• borrow money or sell preferred stock;

• create liens;

• pay dividends on or redeem or repurchase stock;

• make certain types of investments;

• sell stock in our restricted subsidiaries;

• restrict dividends or other payments from restricted subsidiaries;

• enter into transactions with affiliates;

• issue guarantees of debt; and

• sell assets or merge with other companies.

These covenants contain important exceptions, limitations and qualifications. For more details, see “Description of Notes.”

Absence of an Established Public Market for the Exchange Notes

The original notes are presently eligible for trading through the PORTAL® Market of the Nasdaq Stock Market, Inc., but the exchange notes will be new securities for which there is currently no market. We do not intend to apply for a listing of the exchange notes on any securities exchange or for quotation on the Nasdaq National Market. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

You should refer to “Risk Factors” beginning on page 18 for an explanation of certain risks before deciding whether to participate in the exchange offer.

Summary Financial Data—Rayovac

The following table sets forth summary financial data of Rayovac. The condensed consolidated financial data as of September 30, 2002, 2003 and 2004 and for each of the fiscal years then ended have been derived from Rayovac’s audited consolidated financial statements incorporated by referenced into this prospectus. The condensed consolidated data as of and for the six month periods ended March 28, 2004 and April 3, 2005 have been derived from Rayovac’s unaudited consolidated financial statements incorporated by reference in this prospectus. The historical results included below and elsewhere in this prospectus should not be viewed as indicative of our future performance. This information is only a summary and should be read in conjunction with our historical consolidated financial statements and the notes thereto incorporated by referenced into this prospectus.

	Fiscal Year Ended September 30,						Six Months Ended
	2002(1)		2003(2)(3)		2004(4)		March 28, 2004(5)		April 3, 2005(6)
	($ in millions except per share data)
Statement of Operations Data:

Net sales	$572.7		$922.1		$1,417.2		$732.0		$1,025.3
Cost of goods sold	334.1		549.5		811.9		417.3		637.4
Restructuring and related charges-cost of goods sold	1.2		21.1		(0.8)		(1.1)		—
Gross profit	237.4		351.5		606.1		315.9		387.9
Operating expenses	174.4		280.4		437.7		237.7		290.8
Restructuring and related charges-operating expenses	—		11.5		12.2		6.0		0.2
Operating income	63.0		59.6		156.2		72.2		96.9
Income before income taxes(7)	45.7		23.0		90.5		40.5		41.2
Loss from discontinued operations	—		—		0.4		0.3		—
Net income	29.2		15.5		55.8		24.8		26.0
Income from continuing operations per common share	0.90		0.48		1.62		0.75		0.64

Other Financial Data:
Net cash provided by operating activities	$66.8		$76.2		$104.9		$82.5		$11.1
Capital expenditures	15.6		26.1		26.9		9.6		20.7
Depreciation and amortization (excluding amortization of debt issuance costs)	19.0		31.6		35.3		22.8		16.9
Book value per share	5.39		6.20		9.13		7.75		20.56
Ratio of earnings to fixed charges(8)	3.9	x	1.6	x	2.4	x	2.2	x	1.7	x

Balance Sheet Data (at fiscal year end):
Cash and cash equivalents	$9.9		$107.8		$15.8		$34.3		$44.3
Working capital(9)	140.5		269.8		251.9		239.8		585.5
Total assets	520.9		1,545.3		1,636.0		1,483.8		3,474.4
Total debt	201.9		943.4		829.9		791.6		1,940.6
Total shareholders’ equity	174.8		202.0		316.0		261.0		828.8

(1)	Fiscal 2002 includes restructuring and related charges—cost of goods sold of $1.2 million. See Note 15 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 incorporated herein by reference for further discussion.

(2)	Fiscal 2003 includes a net sales reduction of approximately $6.1 million related to North American retailer inventory repricing programs associated with the launch of our comprehensive new alkaline pricing program announced in 2003. These programs were launched in response to Duracell’s price reduction in the U.S. market on certain AA and AAA batteries.

Fiscal 2003 includes restructuring and related charges—cost of goods sold of $21.1 million, and restructuring and related charges—operating expenses of $11.5 million. Fiscal 2003 also includes a non-operating expense of $3.1 million discussed in note (5) below. See Note 15 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 incorporated herein by reference for further discussion.

(3)	Fiscal 2003 is impacted by two acquisitions completed during the fiscal year. The VARTA acquisition was completed on October 1, 2002 and the Remington acquisition was completed on September 30, 2003. See further discussion of these acquisitions in “Management’s Discussion of Financial Condition and Results of Operations—Rayovac” included in our Annual Report on Form 10-K and in Note 16 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 included therein incorporated herein by reference.

(4)	Fiscal 2004 is impacted by two acquisitions completed during the fiscal year. The Ningbo acquisition was completed on March 31, 2004 and the Microlite acquisition was completed on May 28, 2004. See further discussion of these acquisitions in “Management’s Discussion of Financial Condition and Results of Operations—Rayovac” included in our Annual Report on Form 10-K and in Note 16 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 included therein incorporated herein by reference.

Fiscal 2004 includes restructuring and related charges—cost of goods sold of $(0.8) million, and restructuring and related charges—operating expenses of $12.2 million. See Note 15 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 incorporated herein by reference for further discussion.

(5)	The six month period ended March 28, 2004 is impacted by two acquisitions completed during the period. The Ningbo acquisition was completed on March 31, 2004 and the Microlite acquisition was completed on May 28, 2004. See further discussion of these acquisitions in “Management’s Discussion of Financial Condition and Results of Operations—Rayovac” included in our Annual Report on Form 10-K and in Note 16 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 included therein incorporated herein by reference.

The six month period ended March 28, 2004 includes restructuring and related charges—cost of goods sold of $(1.1) million, and restructuring and related charges—operating expenses of $6.0 million. See Note 15 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 incorporated herein by reference for further discussion.

(6)	The six month period ended April 3, 2005 is impacted by the United acquisition completed on February 7, 2005. See “Recent Developments” for further discussion.

The six month period ended April 3, 2005 includes a charge to Cost of goods sold of $27.7 million related to the fair value adjustment, required under generally accepted accounting principles in the United States of America, that was applied to United’s acquired inventory. The six month period ended April 3, 2005 also includes $12.0 million in debt issuance costs written off in connection with the debt refinancing that occurred at the time of the United acquisition.

(7)	SFAS 145, which addresses, among other things, the income statement presentation of gains and losses related to debt extinguishments, requires such expenses to no longer be treated as extraordinary items, unless the items meet the definition of extraordinary per Accounting Principles Board (“APB”) Opinion No. 30. We adopted this statement on October 1, 2002. As a result, in fiscal 2003, we recorded a non-operating expense of $3.1 million for the write-off of unamortized debt issuance costs associated with the replacement of our previous credit facility in October 2002.

(8)	For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as income before income taxes plus fixed charges and (ii) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the portion of operating rental expense which management believes is representative of the interest component of rent expense.

(9)	Working capital is defined as current assets less current liabilities.

RISK FACTORS

Investing in the notes involves a number of risks. You should carefully consider the following risk factors in addition to the other information contained in and incorporated by reference into this prospectus and in any other documents to which we refer you before deciding whether to exchange your original notes for exchange notes in the exchange offer. Any of the following risks could materially and adversely affect our business, financial condition, results of operations and liquidity and the risks described below are not the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition, results of operations or liquidity. In such case, you may lose all or part of your investment.

Risks Associated with the Exchange Offer

There are significant consequences if you fail to exchange your original notes.

We did not register the original notes under the Securities Act or any state securities laws, nor do we intend to after the exchange offer. As a result, the original notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your original notes in the exchange offer, you will lose your right to have the original notes registered under the Securities Act, subject to certain limitations. If you continue to hold original notes after the exchange offer, you may be unable to sell the original notes. Original notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing restrictions.

You cannot be sure that an active trading market for the exchange notes will develop.

While the original notes are presently eligible for trading in the PORTALsm Market, there is no existing market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange. We do not know if an active public market for the exchange notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes. In addition, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for securities similar to the exchange notes, by changes in our financial performance or prospects and by changes in conditions in our industry.

You must follow the appropriate procedures to tender your original notes or they will not be exchanged.

The exchange notes will be issued in exchange for the original notes only after timely receipt by the exchange agent of the original notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your original notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of original notes for exchange. Original notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the original notes in the exchange offer to participate in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

Risks Relating to Our Business

We participate in very competitive markets and we may not be able to compete successfully.

The markets in which we participate are very competitive. In the consumer battery market, our primary competitors are Duracell (a brand of Gillette), Energizer and Panasonic (a brand of Matsushita). In the lawn and garden and household insect control markets, our principal national competitors are The Scotts Company, Central Garden & Pet Company, The Clorox Company, Bayer A.G. and S.C. Johnson. In the electric shaving and grooming and electric personal care product markets, our primary competitors are Braun (a brand of Gillette), Norelco (a brand of Philips), Vidal Sassoon, Revlon and Hot. In the pet supplies market, our primary competitors are The Hartz Mountain Corporation and Central Garden & Pet Company. In each of our markets, we also compete with numerous other competitors.

We and our competitors compete for consumer acceptance and limited shelf space based upon brand name recognition, perceived quality, price, performance, product packaging and design innovation, as well as creative marketing, promotion and distribution strategies. Our ability to compete in these consumer product markets may be adversely affected by a number of factors, including, but not limited to, the following:

•	We compete against many well established companies that may have substantially greater financial and other resources, including personnel and research and development resources, greater overall market share and fewer regulatory burdens than we do.

•	In some key product lines, our competitors may have lower production costs and higher profit margins than we do, which may enable them to compete more aggressively in offering retail discounts and other promotional incentives.

•	Product improvements or effective advertising campaigns by competitors may weaken consumer demand for our products.

•	Consumer preferences may change to products other than those we market.

Consolidation of retailers and our dependence on a small number of key customers for a significant percentage of our sales may negatively affect our profits.

During the past decade, retail sales of the consumer products we market have been increasingly consolidated into a small number of regional and national mass merchandisers and warehouse clubs. This trend towards consolidation is occurring on a worldwide basis. As a result of this consolidation, a significant percentage of our sales are attributable to a very limited group of retailer customers, including Wal-Mart, The Home Depot, Carrefour, Target, Lowe’s, PETsMART, Canadian Tire, PetCo and Gigante. Prior to our acquisition of Tetra, Wal-Mart Stores, Inc., our largest retailer customer, accounted for approximately 18% of our pro forma consolidated net sales in fiscal 2004. Our sales generally are made through the use of individual purchase orders, consistent with industry practice. Because of the importance of these key customers, demands for price reductions or promotions by such customers, reductions in their purchases, changes in their financial condition or loss of their accounts could have a material adverse effect on our business, financial condition and results of operations. In addition, as a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among them to purchase our products on a “just-in-time” basis. This requires us to shorten our lead-time for production in certain cases and more closely anticipate demand, which could in the future require us to carry additional inventories and increase our working capital and related financing requirements. Furthermore, we primarily sell branded products and a move by one of our customers to sell significant quantities of private label products which directly compete with our products could have a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that United and Tetra will be successfully integrated.

If we cannot successfully integrate the operations of United, including the operations of United Pet Group and Nu-Gro, and Tetra, we may experience material adverse consequences to our business, financial condition and results of operations. The integration of separately-managed companies operating in distinctly different markets involves a number of risks, including, but not limited to, the following:

•	the risks of entering markets in which we have no prior experience;

•	the diversion of management’s attention from the management of daily operations to the integration of operations;

•	demands on management related to the significant increase in our size after the acquisitions of United and Tetra;

•	difficulties in the assimilation and retention of employees;

•	difficulties in the assimilation of different corporate cultures and practices, and of broad and geographically dispersed personnel and operations;

•	difficulties in the integration of departments, information technology systems, accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards and controls, including internal accounting controls, procedures and policies; and

•	expenses of any undisclosed or potential legal liabilities.

Prior to the acquisitions of United and Tetra, Spectrum, United and Tetra operated as separate entities. In addition, United Pet Group and Nu-Gro operated as separate entities until acquired by United in 2004. We may not be able to maintain the levels of revenue, earnings or operating efficiency that any one of these entities had achieved or might achieve separately. The unaudited pro forma condensed consolidated financial results of operations of Rayovac and United presented in or incorporated by reference into this prospectus cover periods during which they were not under the same management and, therefore, may not be indicative of our future financial condition or operating results. Successful integration of each company’s operations will depend on our ability to manage those operations, realize opportunities for revenue growth presented by strengthened product offerings and expanded geographic market coverage and, to some degree, eliminate redundant and excess costs. The anticipated savings opportunities are based on projections and assumptions, all of which are subject to change. We may not realize any of the anticipated benefits or savings to the extent or in the time frame anticipated, if at all, or such benefits and savings may require higher costs than anticipated.

We may fail to identify suitable acquisition candidates, our acquisition strategy may divert the attention of management and our acquisitions may not be successfully integrated into our existing business.

We intend to pursue increased market penetration and expansion of our current product offerings through additional strategic acquisitions. We may fail to identify suitable acquisition candidates, and even if we do, acquisitions may not be completed on acceptable terms or successfully integrated into our existing business. Any acquisition we make could be of significant size and involve either domestic or international parties. The acquisition and integration of a separate organization would divert management attention from other business activities. Such a diversion, together with other difficulties we may encounter in integrating an acquired business, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money or issue additional stock to finance acquisitions. Such funds might not be available on terms as favorable to us as our current borrowing terms and could increase our leveraged position.

If we are unable to improve existing products and develop new, innovative products, or if our competitors introduce new or enhanced products, our sales and market share may suffer.

Our future success will depend, in part, upon our ability to improve our existing products and to develop, manufacture and market new innovative products. If we fail to successfully introduce, market and manufacture new products or product innovations, our ability to maintain or grow our market share may be adversely affected, which in turn could materially adversely affect our business, financial condition and results of operations.

Both we and our competitors make significant investments in research and development. If our competitors successfully introduce new or enhanced products that eliminate technological advantages our products may have in a certain market segment or otherwise outperform our products, or are perceived by consumers as doing so, we may be unable to compete successfully in market segments affected by these changes. In addition, we may be unable to compete if our competitors develop or apply technology which permits them to manufacture products at a lower relative cost. The fact that many of our principal competitors have substantially greater resources than us increases this risk. The patent rights or other intellectual property rights of third parties, restrictions on our ability to expand or modify manufacturing capacity or constraints on our research and development activity may also limit our ability to introduce products that are competitive on a performance basis.

Our foreign operations may expose us to a number of risks related to conducting business in foreign countries.

Our international operations and exports and imports to and from foreign markets are subject to a number of special risks. These risks include, but are not limited to:

•	economic and political destabilization, governmental corruption and civil unrest;

•	restrictive actions by foreign governments (e.g., duties, quotas and restrictions on transfer of funds);

•	changes in foreign labor laws and regulations affecting our ability to hire and retain employees;

•	changes in U.S. and foreign laws regarding trade and investment;

•	changes in the economic conditions in these markets; and

•	difficulty in obtaining distribution and support.

In many of the developing countries in which we operate, there has not been significant governmental regulation relating to the environment, occupational safety, employment practices or other business matters routinely regulated in the United States. As such economies develop, it is possible that new regulations may increase the expense of doing business in such countries. In addition, social legislation in many countries in which we operate may result in significantly higher expenses associated with labor costs, terminating employees or distributors and with closing manufacturing facilities.

We may face a number of risks related to foreign currencies.

Our foreign sales and certain of our expenses are transacted in foreign currencies. With the exception of purchases of Remington products, which are denominated entirely in U.S. dollars, substantially all third-party materials purchases are transacted in the currency of the local operating unit. In fiscal 2004, on a pro forma basis, after giving effect to the acquisition of United (but excluding Tetra’s net sales), approximately 38% of our net sales and 33% of our operating expenses were denominated in currencies other than U.S. dollars. Our recent results benefited from increases in the value of the Euro against the U.S. dollar. Significant increases in the value of the U.S. dollar in relation to foreign currencies could have a material adverse effect on our business, financial condition and results of operations. While we generally hedge a portion of our foreign currency exposure, we are still vulnerable to the effects of currency exchange rate fluctuations. Changes in currency exchange rates may also affect our sales to, purchases from and loans to our subsidiaries as well as sales to, purchases from and bank lines of credit with our customers, suppliers and creditors that are denominated in foreign currencies. We expect that the amount of our revenues and expenses transacted in foreign currencies will increase as our Latin American, European and Asian operations grow and our exposure to risks associated with foreign currencies could increase accordingly.

Sales of our products are seasonal and may cause our quarterly operating results and working capital requirements to fluctuate; adverse business or economic conditions could adversely affect our business.

Sales of our battery, electric shaving and grooming, lawn and garden and household insect control products are seasonal. A large percentage of net sales for our battery and electric personal care products occur during the fiscal quarter ending on or about December 31, due to the impact of the December holiday season, and a large percentage of our net sales for our lawn and garden and household insect control products occur during the spring and summer. As a result of this seasonality, our inventory and working capital needs relating to these businesses fluctuate significantly during the year. In addition, orders from retailers are often made late in the period preceding the applicable peak season, making forecasting of production schedules and inventory purchases difficult. Furthermore, adverse business or economic conditions during those applicable periods could materially adversely affect our business, financial condition and results of operations.

We may not be able to adequately establish and protect our intellectual property rights.

To establish and protect our intellectual property rights, we rely upon a combination of patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual covenants. The measures we take to protect our intellectual property rights may prove inadequate to prevent misappropriation of our technology or other intellectual property. We may need to resort to litigation to enforce or defend our intellectual property rights. If a competitor or collaborator files a patent application claiming technology also invented by us, or a trademark application claiming a trademark, service mark, or trade dress also used by us, in order to protect our rights, we may have to participate in an expensive and time consuming interference proceeding before the United States Patent and Trademark Office or any similar foreign agency. In addition, our intellectual property rights may be challenged by third parties. Even if our intellectual property rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of our intellectual property rights. Furthermore, competitors may independently develop technologies that are substantially equivalent or superior to our technology. Obtaining, protecting and defending intellectual property rights can be time consuming and expensive, and may require us to incur substantial costs, including the diversion of management and technical personnel. Moreover, the laws of certain foreign countries in which we operate or may operate in the future do not protect intellectual property rights to the same extent as do the laws of the U.S. which may negate our competitive or technological advantages in such markets. Also, some of the technology underlying our products is the subject of nonexclusive licenses from third parties. As a result, this technology could be made available to our competitors at any time. If this technology were licensed to a competitor, it could have a material adverse effect on our business, financial condition and results of operations.

Third-party intellectual property infringement claims against us could adversely affect our business.

From time to time we have been subject to claims that we are infringing upon the intellectual property of others and it is possible that third parties will assert infringement claims against us in the future. For example, we are a defendant in a patent infringement lawsuit in which Braun, a subsidiary of Gillette, has alleged our “Smart System” shaving system infringes two of Braun’s U.S. patents and we are also involved in a number of legal proceedings with Philips with respect to trademarks owned by Philips relating to the shape of the head portion of Philips’ three-head rotary shaver. An adverse finding against us in these or similar trademark or other intellectual property litigations may have a material adverse effect on our business, financial condition and results of operations. For more information, see “Business—Legal Proceedings.” Any such claims, with or without merit, could be time consuming and expensive, and may require us to incur substantial costs, including the diversion of management and technical personnel, cause product delays, or require us to enter into licensing or other agreements in order to secure continued access to necessary or desirable intellectual property. Our business will be harmed if we cannot obtain a necessary or desirable license, can obtain such a license only on terms we consider to be unattractive or unacceptable, or if we are unable to redesign or re-brand our products or redesign our processes to avoid actual or potential intellectual property infringement. In addition, an unfavorable ruling in an intellectual property litigation could subject us to significant liability, as well as require us to cease developing, manufacturing or selling the affected products or using the affected processes or trademarks. There can be no assurance that we would prevail in any intellectual property infringement action, will be able to obtain a license to any third party intellectual property on commercially reasonable terms, successfully develop non-infringing alternative technology, trademarks, or trade dress on a timely basis, or license non-infringing alternatives, if any exist, on commercially reasonable terms. Any significant intellectual property impediment to our ability to develop and commercialize our products could have a material adverse effect on our business, financial condition and results of operations.

Our dependence on a few suppliers located in Asia and one of our U.S. facilities for many of our electric shaving and grooming and electric personal care products makes us vulnerable to a disruption in the supply of our products.

Substantially all of our electric shaving and grooming and electric personal care products are manufactured by suppliers located in China and Japan. Although we have long-standing relationships with many of these suppliers, we do not have long-term contracts with them. Any adverse change in any of the following could have a material adverse effect on our business, financial condition and results of operations:

•	relationships with our suppliers;

•	the financial condition of our suppliers;

•	the ability to import outsourced products; or

•	our suppliers’ ability to manufacture and deliver outsourced products on a timely basis.

If our relationship with one of our key suppliers is adversely affected, we may not be able to quickly or effectively replace such supplier and may not be able to retrieve tooling and molds possessed by such supplier.

In addition, we manufacture the majority of our foil cutting systems for our shaving product lines, using specially designed machines and proprietary cutting technology, at one of our facilities. Damage to this facility, or prolonged interruption in the operations of this facility for repairs or other reasons, would have a material adverse effect on our ability to manufacture and sell our shaving products.

Our dependence on, and the price of, raw materials may adversely affect our profits.

The principal raw materials used to produce our products—including zinc powder, electrolytic manganese dioxide powder, steel and granular urea—are sourced on a global or regional basis, and the prices of those raw materials are susceptible to price fluctuations due to supply/demand trends, energy costs, transportation costs, government regulations and tariffs, changes in currency exchange rates, price controls, the economic climate and other unforeseen circumstances. We regularly engage in forward purchase and hedging transactions in an attempt to effectively manage our raw materials costs for the next six to twelve months. These efforts may not be effective and, if we are unable to pass on raw materials price increases to our customers, our future profitability may be materially adversely affected.

In addition, we have exclusivity arrangements and minimum purchase requirements with certain of our suppliers for our lawn and garden business, which increases our dependence upon and exposure to those suppliers. Also, certain agreements we have with our suppliers for our lawn and garden business are scheduled to expire in 2005 and 2006. Some of those agreements include caps on the price we pay for our supplies from the relevant supplier. In certain instances, these caps have allowed us to purchase materials at below market prices. Any renewal of those contracts may not include or reduce the effect of those caps and could even impose above market prices in an attempt by the applicable supplier to make up for any below market prices it had received from us prior to the renewal of the agreement. Any failure to timely obtain suitable supplies at competitive prices could materially adversely affect our business, financial condition and results of operations.

Adverse weather conditions during our peak selling season for our lawn and garden and household insecticide and repellent products could have a material adverse effect on our business, financial condition and results of operations.

Weather conditions in North America have a significant impact on the timing of sales of certain of our household products in the spring selling season and our overall annual sales. Periods of dry, hot weather can decrease insecticide sales, while periods of cold and wet weather can slow sales of herbicides and fertilizers. In addition, an abnormally cold spring throughout North America could adversely affect both fertilizer and insecticide sales and therefore our business, financial condition and results of operations.

We depend on key personnel and may not be able to retain those employees or recruit additional qualified personnel.

We are highly dependent on the continuing efforts of our current executive officers and we will likely depend on the senior management of any business we acquire in the future. Our business, financial condition and results of operations could be materially adversely affected by the loss of any of these persons or if we are unable to attract and retain qualified replacements.

Class action lawsuits, regardless of their merits, could have an adverse effect on our business, financial condition and results of operations.

Spectrum and certain of its officers and directors have been named in the past, and may be named in the future, as defendants of class action lawsuits. Regardless of their subject matter or the merits, class action lawsuits may result in significant cost to us, which may not be covered by insurance, divert the attention of management or otherwise have an adverse effect on our business, financial condition and results of operations.

We may be exposed to significant product liability claims which our insurance may not cover and which could harm our reputation.

In the ordinary course of our business, we may be named defendants in lawsuits involving product liability claims. In some of these proceedings, plaintiffs may seek to recover large and sometimes unspecified amounts of damages and the matters may remain unresolved for several years. These matters could have a material adverse effect on our business, results of operations and financial condition if we are unable to successfully defend against or settle these matters or if our insurance coverage is insufficient to satisfy any judgments against us or settlements relating to these matters. Although we have product liability insurance coverage and an excess umbrella policy, we cannot assure you that our insurance policies will provide coverage for any claim against us or will be sufficient to cover all possible liabilities. Moreover, any adverse publicity arising from claims made against us, even if the claims were not successful, could adversely affect the reputation and sales of our products.

We may incur material capital and other costs due to environmental liabilities.

Because of the nature of our operations, our facilities are subject to a broad range of federal, state, local and foreign laws and regulations relating to the environment. These include laws and regulations that govern:

•	discharges to the air, water and land;

•	the handling and disposal of solid and hazardous substances and wastes; and

•	remediation of contamination associated with release of hazardous substances at our facilities and at off-site disposal locations.

Risk of environmental liability is inherent in our business. As a result, material environmental costs may arise in the future. In particular, we may incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies. Although we believe that we are substantially in compliance with applicable environmental regulations at our facilities, we may not be in compliance with such regulations in the future, which could have a material adverse effect upon our business, financial condition and results of operations.

From time to time, we have been required to address the effect of historic activities on the environmental condition of our properties, including without limitation, the effect of the generation and disposal of wastes such as manganese, cadmium and mercury, which are or may be considered hazardous, and releases from underground storage tanks. We have not conducted invasive testing to identify all potential environmental liability risks. Given the age of our facilities and the nature of our operations, there can be no assurance that material liabilities will not arise in the future in connection with our current or former facilities. If previously unknown contamination of property underlying or in the vicinity of our manufacturing facilities is discovered, we could be required to incur material unforeseen expenses. If this occurs, it may have a material adverse effect on our business, financial condition and results of operations. We are currently engaged in investigative or remedial projects at a few of our facilities. There can be no assurance that our liabilities in respect of investigative or remedial projects at our facilities will not be material.

We have been, and in the future may be, subject to proceedings related to our disposal of industrial and hazardous material at off-site disposal locations or similar disposals made by other parties for which we are responsible as a result of our relationship with such other parties. These proceedings are under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) or similar state laws that hold persons who “arranged for” the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all of the costs incurred in investigating and remediating contamination at a site. As a practical matter, liability at CERCLA sites is shared by all of the viable responsible parties. While we currently have no pending CERCLA or similar state matters, we may be named as a potentially responsible party at sites in the future and the costs and liabilities associated with these sites may be material.

Compliance with various public health, consumer protection and other regulations applicable to our products and facilities could increase our cost of doing business and expose us to additional requirements with which we may be unable to comply.

Certain of our products and facilities are regulated by the United States Environmental Protection Agency (the “EPA”), the United States Food and Drug Administration (the “FDA”) or other federal consumer protection and product safety regulations, as well as similar registration, approval and other requirements under state and foreign laws and regulations. For example, in the United States, all products containing pesticides must be registered with the EPA and, in many cases, similar state and foreign agencies before they can be manufactured or sold. The inability to obtain or the cancellation of any registration could have an adverse effect on our business, financial condition and results of operations. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether our competitors were similarly affected. We attempt to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals and other ingredients. We may not always be able to avoid or minimize these risks.

The Food Quality Protection Act established a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under the Act, the EPA is evaluating the cumulative effects from dietary and non-dietary exposures to pesticides. The pesticides in certain of our products continue to be evaluated by the EPA as part of this exposure. It is possible that the EPA or a third party active ingredient registrant may decide that a pesticide we use in our products will be limited or made unavailable to us. For example, in 2000, Dow AgroSciences L.L.C., an active ingredient registrant, voluntarily agreed to a withdrawal of virtually all residential uses of chlorpyrifos, an active ingredient United used in its lawn and garden products under the name Dursban™ until January 2001. This had a material adverse effect on United’s operations resulting in a charge of $8.0 million in 2001. We cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations of active ingredients used in our products.

In addition, the use of certain pesticide and fertilizer products may be regulated by various local, state, federal and foreign environmental and public health agencies. These regulations may require that only certified or professional users apply the product or that certain products be used only on certain types of locations (such as “not for use on sod farms or golf courses”), or that users post notices on properties to which products have been or will be applied, notification to individuals in the vicinity that products will be applied in the future, may provide that the product cannot be applied for aesthetic purposes, or may ban the use of certain ingredients. Compliance with public health regulations could increase our cost of doing business and expose us to additional requirements with which we may be unable to comply.

Public perceptions that some of the products we produce and market are not safe could adversely affect us.

We manufacture and market a number of complex chemical products bearing our brands relating to our lawn and garden and household insecticide and repellent products, such as fertilizers, growing media, herbicides and pesticides. On occasion, customers and some current or former employees have alleged that some products failed to perform up to expectations or have caused damage or injury to individuals or property. Public perception that our products are not safe, whether justified or not, could impair our reputation, damage our brand names and have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our business, financial condition and results of operations and prevent us from fulfilling our obligations under the notes.

We have, and we will continue to have, a significant amount of indebtedness. As of May 1, 2005 we would have had total outstanding indebtedness of approximately $2.5 billion (of which $700 million would have consisted of the notes, $1.386 billion would have consisted of borrowings under our senior credit facilities, $350 million would have consisted of other existing senior subordinated notes and $58 million would have consisted of other debt).

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	require us to dedicate a large portion of our cash flow to pay principal and interest on the notes, our new senior credit facilities and our other debt, which will reduce the availability of our cash flow to fund working capital, capital expenditures, research and development expenditures and other business activities;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or exploiting business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds (even when necessary to maintain adequate liquidity) or dispose of assets.

In addition, a substantial portion of our debt bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which would adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher debt service requirements, any such agreements may not offer complete protection from this risk.

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior credit facilities or otherwise in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our new senior credit facilities, our existing senior subordinated notes or the notes, on commercially reasonable terms or at all.

Your right to receive payments on the notes will be junior to our existing and future senior indebtedness and the guarantees of the notes will be junior to all of the guarantors’ existing and future senior indebtedness.

The notes and the guarantees rank behind all of our and the guarantors’ existing and future senior indebtedness. As of May 1, 2005, the notes and the guarantees would have been subordinated to approximately $1.390 billion of senior debt, $1.386 billion of which would have represented borrowings and guarantees under our senior credit facilities. In addition, our senior credit facilities would have permitted up to approximately $148 million of additional borrowings, subject to compliance with the covenants and conditions to borrowing under the new senior credit facilities, which borrowings would be senior to the notes and the guarantees. We will be permitted to borrow substantial other senior indebtedness in the future.

As a result of this subordination with respect to our senior indebtedness upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceedings relating to us or the guarantors of our or the guarantors’ property, the holders of our senior debt and the senior debt of the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the guarantees. In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior debt. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, the indenture relating to the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead until the holders of senior debt are paid in full. As a result, holders of the notes may not receive all amounts owed to them and may receive less, ratably, than holders of trade payables and other unsubordinated indebtedness in any such proceeding.

We may incur additional indebtedness, which could increase the risks associated with our substantial indebtedness.

We may be able to incur substantial additional indebtedness in the future. Although the terms governing our senior credit facilities and the indentures governing our existing senior subordinated notes and the notes contain restrictions on the incurrence of additional indebtedness, debt incurred in compliance with these restrictions could be substantial. As of May 1, 2005, our senior credit facilities would have permitted additional borrowing of up to $148 million. If new indebtedness is added to our and our subsidiaries’ current indebtedness levels, the related risks that we face would be magnified. In addition, the indentures governing our existing senior subordinated notes and the notes do not prevent us from incurring obligations that do not constitute indebtedness.

The notes and the guarantees will be unsecured and effectively subordinated to our existing and future secured debt.

In addition to being contractually subordinated to all existing and future senior debt, holders of our secured debt will have claims that are prior to your claims as holders of the notes up to the value of the assets securing the secured debt. Notably, we and the guarantors are parties to the new senior credit facilities, which are secured by substantially all of our domestic assets and certain of our foreign assets. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have a prior claim to those assets that constitute their collateral. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured debt.

We depend in part on the cash flow from our non-guarantor subsidiaries to meet our obligations, and your right to receive payment on the notes will be structurally subordinate to the obligations of these non-guarantor subsidiaries.

Our non-guarantor subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the notes or the subsidiary guarantees or to provide us or the guarantors with funds for our payment obligations. Our cash flow and our ability to service our debt, including the notes, depends in part on the earnings of our non-guarantor subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. The non-guarantor subsidiaries, not including those non-guarantor subsidiaries acquired in connection with the Tetra acquisition (which include all of our foreign subsidiaries), represented approximately 41% and 31% of our pro forma total net sales and assets, respectively, in fiscal 2004. In addition, the ability of these non-guarantor subsidiaries to make any dividend, distribution, loan or other payment to us or a guarantor subsidiary could be subject to statutory or contractual restrictions. Payments to us or a guarantor subsidiary by these non-guarantor subsidiaries will also be contingent upon their earnings and their business considerations. Because we depend in part on the cash flow of these non-guarantor subsidiaries to meet our obligations, these types of restrictions may impair our ability to make scheduled interest and principal payments on the notes.

Each of our domestic subsidiaries is a guarantor of our obligations under the notes. However, our foreign subsidiaries are not required by the indenture to guarantee the notes. The notes are structurally subordinated to all future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes, and the claims of creditors of those subsidiaries, including trade creditors, have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, are generally entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. As of April 3, 2005, our non-guarantor subsidiaries had approximately $349.6 million of indebtedness and other liabilities (excluding intercompany liabilities and excluding the impact of the Tetra acquisition), to which the exchange notes would be effectively subordinated. As of January 3, 2005, our non-guarantor subsidiaries had approximately $614.8 million of indebtedness and other liabilities (excluding intercompany liabilities and including the impact of the Tetra acquisition), to which the exchange notes would be effectively subordinated. Our non-guarantor subsidiaries are permitted to borrow substantial other indebtedness and incur liabilities in the future.

The terms of our indebtedness impose restrictions on us that may affect our ability to successfully operate our business and our ability to make payments on the notes.

The agreement governing our new senior credit facilities, the indentures governing our existing senior subordinated notes and the notes contain covenants that, among other things, limit our ability to:

•	borrow money or sell preferred stock;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	make certain types of investments;

•	sell stock in our restricted subsidiaries;

•	restrict dividends or other payments from restricted subsidiaries;

•	enter into transactions with affiliates;

•	issue guarantees of debt; and

•	sell assets or merge with other companies.

Our new senior credit facilities also require us to comply with specified financial ratios and tests, including, but not limited to, minimum interest coverage ratio, maximum leverage ratio and minimum fixed charge coverage ratio.

These covenants could materially and adversely affect our ability to finance our future operations or capital needs and to engage in other business activities that may be in our best interest. These covenants may also restrict our ability to expand or pursue our business strategies. Our ability to comply with these covenants may be affected by events beyond our control, such as prevailing economic conditions and changes in regulations, and if such events occur, we cannot be sure that we will be able to comply. A breach of these covenants could result in a default under the indentures governing the notes and the existing senior subordinated notes and/or the agreement governing our new senior credit facilities. If there were an event of default under the indenture for the notes, the indenture for our existing senior subordinated notes and/or the agreement governing our new senior credit facilities, holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately.

Additionally, if we fail to repay the debt under the new senior credit facilities when it becomes due, the lenders under the senior credit facilities could proceed against certain of our assets and capital stock which we have pledged to them as security. We cannot assure you that our assets or cash flow will be sufficient to repay borrowings under the outstanding debt instruments, including the notes, in the event of a default thereunder.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture governing the notes.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new senior credit facilities will not allow such repurchases. The indenture governing our existing senior subordinated notes imposes a similar obligation on us to make an offer to repurchase all of our outstanding existing senior subordinated notes if a change of control occurs. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture governing our existing senior subordinated notes or the indenture governing the notes. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Federal and state laws permit a court to void the guarantees under certain circumstances.

Our payment of consideration to finance a portion of the transactions (including the issuance of a guarantee of the notes by our subsidiary guarantors) may be subject to review under federal or state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws the issuance of a guarantee will be a fraudulent conveyance if (i) any of our subsidiaries issued guarantees, with the intent of hindering, delaying or defrauding creditors or (ii) any of the guarantors received less than reasonably equivalent value or fair consideration in return for issuing their respective guarantees, and, in the case of (ii) only, one of the following is also true:

•	any of the guarantors was insolvent, or became insolvent, when it paid the consideration;

•	issuing the guarantees left the applicable guarantor with an unreasonably small amount of capital; or

•	the applicable guarantor intended to, or believed that it would, be unable to pay debts as they matured.

Generally, an entity will be considered insolvent if:

•	the sum of its debts is greater than the fair value of its property;

•	the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

•	it cannot pay its debts as they become due.

If the payment of the consideration or the issuance of any guarantee were a fraudulent conveyance, a court could, among other things, void any of the guarantors’ obligations under their respective guarantees and require the repayment of any amounts paid thereunder.

We believe, however, that immediately after issuance of the notes and the guarantees, each of the guarantors will be solvent, will have sufficient capital to carry on its respective business and will be able to pay its respective debts as they mature. We cannot be sure, however, as to what standard a court would apply in making such determinations or that a court would reach the same conclusions with regard to these issues.

The market price for the notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

SELECTED FINANCIAL DATA—RAYOVAC

The following table sets forth selected historical consolidated financial data of Rayovac. The selected historical consolidated financial data as of September 30, 2002, 2003 and 2004 of the three fiscal years then ended have been derived from Rayovac’s audited consolidated financial statements incorporated herein by reference. The selected historical consolidated financial data as of September 30, 2000 and 2001 and for the each of the two fiscal years then ended have been derived from Rayovac’s audited financial statements. The condensed consolidated data as of and for the six month periods ended March 28, 2004 and April 3, 2005 have been derived from Rayovac’s unaudited consolidated financial statements incorporated by reference in this prospectus. The historical results included below and elsewhere in this prospectus should not be viewed as indicative of our future performance. The following selected financial data should be read in conjunction with the information contained elsewhere in this prospectus and the consolidated financial statements and the notes thereto and other financial information incorporated herein by reference.

	Fiscal Year Ended September 30,										Six Months Ended
	2000		2001(1)		2002(2)		2003(3)(4)		2004(5)		March 28, 2004(6)		April 3, 2005(7)
	($ in millions except per share data)
Statement of Operations Data:
Net sales(8)	$630.9		$616.2		$572.7		$922.1		$1,417.2		$732.0		$1,025.3
Cost of goods sold	371.5		361.2		334.1		549.5		811.9		417.3		637.4
Restructuring and related charges—cost of goods sold	—		22.1		1.2		21.1		(0.8)		1.1		—
Gross profit(8)	259.4		232.9		237.4		351.5		606.1		315.9		387.9
Operating expenses	170.1		178.3		174.4		280.4		437.7		237.7		290.8
Restructuring and related charges—operating expenses	—		0.2		—		11.5		12.2		6.0		0.2
Operating income(9)	89.3		54.4		63.0		59.6		156.2		72.2		96.9
Income before income taxes(10)	58.0		17.5		45.7		23.0		90.5		40.5		41.2
Loss from discontinued operations	—		—		—		—		0.4		0.3		—
Net income	38.4		11.5		29.2		15.5		55.8		24.8		26.0
Income from continuing operations per common share	1.32		0.39		0.90		0.48		1.62		0.75		0.64

Other Financial Data:
Net cash provided by operating activities	$32.8		$18.0		$66.8		$76.2		$104.9		$82.5		$11.1
Capital expenditures	19.0		19.7		15.6		26.1		26.9		9.6		20.7
Depreciation and amortization (excluding amortization of debt issuance costs)(9)	19.9		21.1		19.0		31.6		35.3		22.8		16.9
Book value per share	2.78		5.31		5.39		6.20		9.13		7.75		20.56
Ratio of earnings to fixed charges(11)	2.9	x	1.7	x	3.9	x	1.6	x	2.4	x	2.2	x	1.7	x

Balance Sheet Data (at end of specified period):
Cash and cash equivalents	$9.8		$11.4		$9.9		$107.8		$15.8		$34.3		$44.3
Working capital(12)	104.7		158.5		140.5		269.8		251.9		239.8		585.5
Total assets(6)	549.6		566.5		520.9		1,545.3		1,636.0		1,483.8		3,474.4
Total debt	317.6		258.0		201.9		943.4		829.9		791.6		1,940.6
Total shareholders’ equity	80.7		157.6		174.8		202.0		316.0		261.0		828.8

(1)	Fiscal 2001 includes restructuring and related charges—cost of goods sold of $22.1 million, and restructuring and related charges—operating expenses of $0.2 million. Fiscal 2001 also includes a non-operating expense of $8.6 million discussed in note (10) below.

(2)	Fiscal 2002 includes restructuring and related charges—cost of goods sold of $1.2 million. See Note 15 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 incorporated herein by reference for further discussion.

(3)	Fiscal 2003 includes a net sales reduction of approximately $6.1 million related to North American retailer inventory repricing programs associated with the launch of our comprehensive new alkaline pricing program announced in 2003. These programs were launched in response to Duracell’s price reduction in the U.S. market on certain AA and AAA batteries.

Fiscal 2003 includes restructuring and related charges—cost of goods sold of $21.1 million, and restructuring and related charges—operating expenses of $11.5 million. Fiscal 2003 also includes a non-operating expense of $3.1 million discussed in note (10) below. See Note 15 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 incorporated herein by reference for further discussion.

(4)	Fiscal 2003 impacted by two acquisitions completed during the fiscal year. The VARTA acquisition was completed on October 1, 2002 and the Remington acquisition was completed on September 30, 2003. See further discussion of acquisitions in “Management’s Discussion of Financial Condition and Results of Operations—Rayovac” included elsewhere in this prospectus and in Note 16 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 incorporated herein by reference.

(5)	Fiscal 2004 and the three month period ended January 2, 2005 are impacted by two acquisitions completed during the fiscal year. The Ningbo acquisition was completed on March 31, 2004 and the Microlite acquisition was completed on May 28, 2004. See further discussion of acquisitions in “Management’s Discussion of Financial Condition and Results of Operations—Rayovac” included elsewhere in this prospectus and in Note 16 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 incorporated herein by reference.

Fiscal 2004 and the three month period ended January 2, 2005 include restructuring and related charges—cost of goods sold of $(0.8) million, and restructuring and related charges—operating expenses of $12.2 million. See Note 15 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 incorporated herein by reference for further discussion.

(6)	The six month period ended March 28, 2004 is impacted by two acquisitions completed during the period. The Ningbo acquisition was completed on March 31, 2004 and the Microlite acquisition was completed on May 28, 2004. See further discussion of these acquisitions in “Management’s Discussion of Financial Condition and Results of Operations—Rayovac” included in our Annual Report on Form 10-K and in Note 16 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 included therein incorporated herein by reference.

The six month period ended March 28, 2004 includes restructuring and related charges—cost of goods sold of $(1.1) million, and restructuring and related charges—operating expenses of $6.0 million. See Note 15 in the Notes to Rayovac’s Consolidated Financial Statements for the fiscal year ended September 30, 2004 incorporated herein by reference for further discussion.

(7)	The six month period ended April 3, 2005 is impacted by the United acquisition completed on February 7, 2005. See “Recent Developments” for further discussion.

The six month period ended April 3, 2005 includes a charge to Cost of goods sold of $27.7 million related to the fair value adjustment, required under generally accepted accounting principles in the United States of America, that was applied to United’s acquired inventory. The six month period ended April 3, 2005 also includes $12.0 million in debt issuance costs written off in connection with the debt refinancing that occurred at the time of the United acquisition.

(8)	Certain reclassifications have been made to reflect the adoption of the Emerging Issues Task Force (“EITF”) No. 01-09 for periods prior to adoption in fiscal 2002. EITF 01-09 addresses the recognition, measurement and income statement classification of various types of sales incentives, either as a reduction to revenue or as an expense. Concurrent with the adoption of EITF 01-09, we reclassified certain accrued trade incentives as a contra-receivable versus our previous presentation as a component of accounts payable.

(9)	Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, we ceased amortizing goodwill on October 1, 2001. Upon initial application of SFAS 142, we reassessed the useful lives of our intangible assets and deemed only the trade name to have an indefinite useful life because it is expected to generate cash flows indefinitely. Based on this, we ceased amortizing the trade name on October 1, 2001. Goodwill and trade name amortization expense for 2000 and 2001 included in depreciation and amortization in operating income are as follows:

	2000	2001
	(in millions)
Goodwill amortization	$1.2	$1.1
Trade name amortization	2.3	2.3

Total	$3.5	$3.4

(10)	SFAS 145, which addresses, among other things, the income statement presentation of gains and losses related to debt extinguishments, requires such expenses to no longer be treated as extraordinary items, unless the items meet the definition of extraordinary per APB Opinion No. 30. We adopted this statement on October 1, 2002. As a result, we recorded non-operating expenses within income before income taxes as follows during the fiscal years ended September 30, 2003 and 2001:

•	In fiscal 2003, a non-operating expense of $3.1 million was recorded for the write-off of unamortized debt issuance costs associated with the replacement of our previous credit facility in October 2002.

•	In fiscal 2001, a non-operating expense of $8.6 million was recorded for the premium on the repurchase of $65.0 million of our senior subordinated notes and related write-off of unamortized debt issuance costs in connection with a primary offering of our common stock in June 2001.

(11)	For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as income before income taxes plus fixed charges and (ii) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the portion of operating rental expense which management believes is representative of the interest component of rent expense.

(12)	Working capital is defined as current assets less current liabilities.

RECENT DEVELOPMENTS

The Acquisition of United

On February 7, 2005, we acquired all of the equity interests of United for a purchase price, excluding fees and expenses, of $70 million in cash, 13.75 million shares of our common stock and the assumption of approximately $911.5 million of outstanding United indebtedness. The acquisition of United followed our long-term strategic plan to diversify our product categories, enter complementary categories and reduce our concentration in existing product categories.

For more information regarding the purchase agreement between Rayovac and United, please refer to our Current Report on Form 8-K filed with the SEC on January 4, 2005, which is incorporated by reference in this prospectus.

The United Financing

In connection with the acquisition of United, we entered into a credit agreement consisting of a total of $1.03 billion in senior secured credit facilities, made up of aggregate term loan facilities of $730 million, of which $540 million is denominated in dollars, $140 million is denominated in Euros and $50 million is denominated in Canadian dollars, and a revolving credit facility of $300 million. See “Description of Certain Indebtedness” for a more detailed description of our credit facilities.

Also, in connection with the acquisition of United, we privately placed $700,000,000 of our 7 3/8% Senior Subordinated Notes due 2015. The proceeds from the offering of the original notes, together with the borrowings under our senior credit facilities, were used to finance the acquisition of United, retire United’s existing indebtedness and Rayovac’s existing senior credit facilities and pay related fees and expenses. The original notes are, and the exchange notes we are offering in the exchange offer will be, guaranteed by our domestic subsidiaries. Simultaneously with the private placement of the original notes, the subsidiary guarantors and Rayovac Corporation entered into a registration rights agreement with the initial purchasers of the original notes. Under the registration rights agreement, we must file the registration statement on or before June 7, 2005, use our commercially reasonable efforts to cause such registration statement to become effective no later than October 5, 2005, and, when such registration statement is effective, deliver this prospectus to the holders of the original notes. We must use our commercially reasonable efforts to complete the exchange offer on or before the date that is 30 business days after the effective date of such registration statement. If we do not meet our obligations under the registration statement, we must pay liquidated damages to the holders of the original notes until we have cured our default. Pursuant to the exchange offer, you may exchange your original notes for exchange notes, which have substantially the same terms as the original notes. You should read the discussion under the heading “Summary—The Original Notes” and “Description of the Original Notes” for further information regarding the exchange notes.

Retirement of United Notes

On January 5, 2005, in connection with the acquisition of United, we commenced a tender offer to purchase for cash all outstanding United Notes. As of January 5, 2005, approximately $231.9 million aggregate principal amount of United Notes were outstanding. In connection with the tender offer, we also solicited consents to amend the indenture governing the United Notes to remove substantially all of the restrictive covenants thereunder. By January 19, 2005, we received the valid tenders and consents from holders representing approximately 94% of the aggregate principal amount of the United Notes, thereby permitting amendment of the indenture governing the United Notes. On April 1, 2005, we redeemed all United Notes not tendered pursuant to the tender offer in accordance with the terms and conditions of the amended indenture governing the United Notes.

The total consideration paid to holders that tendered their notes and delivered their consents prior to 5 p.m. (New York City time) on January 19, 2005, was equal to $1,053.13 per $1,000 principal amount of United Notes, which includes a consent payment of $30.00 per $1,000 principal amount, plus accrued but unpaid interest. Holders that tendered their notes after 5 p.m. (New York City time) on January 19, 2005, but prior to the expiration of the tender offer, received $1,023.13 per $1,000 principal amount of United Notes, plus accrued but unpaid interest.

The Acquisition of Tetra

On April 29, 2005, we acquired all of the equity interests of Tetra for total consideration of approximately $536 million, including estimated working capital and net of cash acquired as provided under the terms of the acquisition agreement. The acquisition of Tetra furthers our long-term strategic plan to diversify our product categories, enter complementary categories and reduce our concentration in existing product categories.

For more information regarding the purchase agreement between Rayovac and Tetra, please refer to our Current Report on Form 8-K filed with the SEC on March 17, 2005, which is incorporated by referenced in this prospectus.

The Tetra Financing

In connection with the acquisition of Tetra, we entered into an amendment to our credit agreement that provided for a $500 million incremental term facility under the credit agreement. See “Description of Certain Indebtedness” for a more detailed description of our credit facilities.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Because the exchange notes have substantially identical terms as the original notes, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement. Gross proceeds from the offering of the original notes were $700 million. The net proceeds from the offering of the original notes were approximately $679.7 million, after deducting the initial purchasers’ discount and certain offering expenses, and, together with the proceeds from our new senior credit facilities, were used to finance the acquisition of United, to retire United’s existing indebtedness and to repay amounts outstanding under our existing senior credit facilities.

INDUSTRY

We primarily compete in the following seven major consumer product categories:

Consumer Batteries

In 2003, the global consumer battery market generated approximately $24.0 billion in retail sales. Since 1990, the industry’s growth percentage has been in the mid-single digits. The consumer battery industry consists of alkaline batteries, zinc carbon batteries and specialty batteries, which include rechargeable batteries, hearing aid batteries, photo batteries and watch/calculator batteries. The majority of battery consumption comes from industrialized nations, with the U.S. accounting for roughly one-third of global consumption. As personal incomes grow, the markets in less industrialized countries continue the gradual transition from zinc carbon batteries, which still account for a majority of unit sales in such markets, to the better performing and higher-priced alkaline batteries, similar to the transition that occurred in North America over the past generation. Most branded consumer batteries are marketed under the following brand names: Rayovac, Duracell (a Gillette brand), Energizer and Panasonic (a Matsushita brand). In addition, batteries are also often marketed under retailers’ private label brands, particularly in Europe.

Pet Supplies

Within the overall $30 billion U.S. pet industry, we estimate that the pet supplies segment represented an $8.0 billion market in 2004 based on retail sales. Within the overall $20 billion European pet industry, we estimate that the pet supplies segment represented a $4.0 billion market in 2004 based on retail sales. This highly fragmented segment is comprised of pet treats and pet supplies for dogs, cats, birds, fish and other small animals, including stain and odor removal products, grooming aids, bedding and lounging products, medications and vitamin supplements. In addition, pet supplies include aquarium kits, stand-alone tanks and stands, filtration systems, heaters, pumps, sea salt, aquarium hoods and lights and other aquatic supplies and accessories. According to management estimates, the pet supplies segment in the U.S. has grown approximately 6–8% annually since 1994. We believe that the recent market expansion has been driven by increasing pet ownership and the “humanization” of pets, which results in higher levels of spending, and the industry’s relative insensitivity to economic cycles, combined with innovative product development, increased retailer sophistication (i.e., pet superstores) and growth in dedicated retail square footage for pet supplies. We expect comparable market growth over the next several years due to the continuation of these trends. The industry is highly fragmented with, for example, over 500 manufacturers competing in the U.S. market, consisting primarily of small companies with limited product lines. Name brands in the pet supplies market include: Tetra, 8-in-1, Marineland, Nature’s Miracle, Vitakraft and Hartz.

Lawn and Garden

We estimate that retail sales of consumer lawn and garden products were approximately $2.9 billion and $335 million in the U.S. and Canada, respectively, in 2003. Over the next several years, we expect the lawn and garden industry to continue to grow at approximately 4% annually due to favorable demographic trends, including the increasing number of persons over the age of 45, a group that typically engages in more lawn and garden activity than the general population, and the increasing shift in the population to areas more conducive to lawn and gardening activities, such as the southern and western regions of the United States. Approximately 85 million, or 80%, of the households in the United States participate in some form of lawn and garden activity. A significant portion of lawn and garden products are marketed under the following brand names: Spectracide, Vigoro and Sta-Green, and Scotts, Miracle-Gro and Ortho (brands of The Scotts Company).

Electric Shaving and Grooming

We estimate that retail sales in the global electric shaving and grooming industry exceeded $3.0 billion in 2003. Industry analysts believe that unit sales in the electric shaving and grooming industry will continue to grow at approximately 3% annually over the next several years due to new product and product feature introductions, which also drive higher selling prices. Electric shavers include men’s rotary and foil shavers and women’s foil shavers and are used with electric shaver accessories, such as shaver replacement parts (primarily foils and cutters), pre-shave products and cleaning agents. Electric grooming products include beard and mustache trimmers, nose and ear trimmers and haircut kits and related accessories. Electric shaving and grooming products are marketed primarily under one of the following brands: Remington, Braun (a Gillette brand) and Philips/Norelco.

Household Insect Control

According to management estimates, retail sales of household insect control products totaled approximately $1.0 billion in the United States in 2003. We estimate that the household insect control market has experienced recent historical growth of 4% per year and that it will grow at rates in excess of historical rates over the next several years due to the expected increase in demand for insect control products resulting from general economic growth and increasing awareness of insect-spread illnesses such as the West Nile virus in the United States. A significant portion of household insect control products are marketed under the following brand names: Hot Shot, Cutter and Repel, Raid and OFF! (S.C. Johnson brands), Ortho (a Scotts brand) and Combat.

Electric Personal Care Products

The electric personal care industry includes hair dryers, hairsetters, curling irons, hair crimpers and straighteners, hot air brushes and lighted mirrors. We estimate that retail sales of global electric personal care products exceeded $2.0 billion in 2003 and unit sales are projected to grow at 3% annually over the next several years. This growth rate is consistent with the industry’s historical growth rate, and is driven by new product and product feature introductions, which result in higher selling prices. A significant portion of electric personal care products are marketed under the following brand names: Remington, Conair, Vidal Sassoon, Revlon and Hot.

Portable Lighting

We estimate that the global portable lighting market generated approximately $3.0 billion in retail sales in 2003, of which an estimated 50% is from sales of flashlights. The global portable lighting market is fragmented by region and includes few global branded companies. Recent growth in the portable lighting market has been relatively flat, and we believe that growth opportunities will be driven by product innovation. A few of the brand names in the portable lighting market include Rayovac, Eveready and Maglite.

Across the consumer products industry, recent differentiation among competitors has been based upon strong retailer relationships. Sales within these markets are driven by well-recognized brand names, as well as consistent new product introductions. As major retailers have rapidly expanded over the last 15 years, the concentration of purchasing power for all consumer products categories has increased significantly. We expect the continued growth of major retailers such as Wal-Mart, Carrefour, Target, The Home Depot, Lowe’s and Gigante to continue the concentration of industry distribution. Furthermore, as global retailers continue to reduce their number of suppliers, the ability to service these retailers with diverse product offerings and provide products globally through an expansive distribution system is increasingly important.

BUSINESS

Overview

We are a global branded consumer products company with leading market positions in our seven major product categories: consumer batteries; pet supplies; lawn and garden; electric shaving and grooming; household insect control; electric personal care products; and portable lighting. We are a leading worldwide manufacturer and marketer of alkaline, zinc carbon and hearing aid batteries, a leading worldwide designer and marketer of rechargeable batteries and battery-powered lighting products and a leading worldwide designer and marketer of electric shavers and accessories, grooming products and hair care appliances. We are also a leading North American manufacturer and marketer of lawn fertilizers, herbicides, aquariums, pet health and beauty aid products and insecticides and repellents.

We sell our products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers (“OEMs”) and enjoy strong name recognition in our markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, the Spectracide, Cutter and 8-in-1 brands, which we acquired through our acquisition of United, and various Tetra brands, which were acquired through our acquisition of Tetra. We have 54 manufacturing and product development facilities located in the United States, Europe, China and Latin America. We manufacture alkaline and zinc carbon batteries, zinc air hearing aid batteries, lawn fertilizers, herbicides, pet supplies and insecticides and repellents in our company operated manufacturing facilities. Substantially all of our rechargeable batteries and chargers, electric shaving and grooming products, electric personal care products and portable lighting products are manufactured by third party suppliers, primarily located in China and Japan.

During fiscal 2004, we completed two acquisitions. On March 31, 2004, we completed the acquisition of an 85% equity interest in Ningbo, a Chinese producer of alkaline and zinc carbon batteries, thereby gaining a Chinese presence and low-cost manufacturing capabilities. In March 2005, we signed an agreement to purchase the remaining 15% interest in Ningbo. On May 28, 2004, we completed the acquisition of 90.1% of the outstanding capital stock of Microlite, a Brazilian producer of alkaline and zinc carbon batteries and battery-operated lighting products. As a result, we now own the rights to the Rayovac brand name in each of the countries where we do business.

On February 7, 2005, we completed our acquisition of all of the equity interests of United, which completed its acquisition of Nu-Gro, a Canadian lawn and garden products company, and United Pet Group, a privately owned manufacturer and marketer of branded pet supplies, on April 30, 2004 and July 30, 2004, respectively.

On April 29, 2005, we completed our acquisition of all of the equity interests of Tetra, a German manufacturer, distributor and marketer of foods, equipment and care products for fish and reptiles, and accessories for home aquariums and ponds.

Our existing consumer battery, electric shaving and grooming, electric personal care and portable lighting business is organized and managed according to three geographic regions: (i) North America, (ii) Europe/ROW and (iii) Latin America. We operate United and Tetra as separate business units.

Competitive Strengths

The following strengths serve as a foundation for our business strategy:

Strong Diversified Global Brand Portfolio

We have a global portfolio of well-recognized consumer product brands. In the consumer battery and portable lighting categories, we use the Rayovac brand name principally in North America and Latin America and we primarily market these products in Europe under the VARTA brand. In the electric shaving and grooming and electric personal care products categories, we use the Remington brand in North America, the United Kingdom, Australia and select European countries. United historically marketed its products in the lawn and garden and household insect control segments as Spectrum Brands, which includes brand names such as Spectracide, Vigoro, Hot Shot and Cutter. We also sell our pet supplies under a wide range of brands, including Tetra, 8-in-1, Dingo and Marineland. Our lawn and garden and household insect control brands are marketed primarily in North America. Our pet supply products are marketed primarily in North America and Europe. Many of these brands are well recognized in their categories, with market leading positions, and several of these brands have been used for over 50 years. We believe that each of our major brands generates strong brand awareness. We attribute the longevity and strong consumer awareness of our brand names to the high-quality and consistent value of our products and to the success of our marketing and merchandising initiatives. We believe that the strength of our brands positions us to extend our product lines and provide our retail customers with strong sell-through to consumers.

Strong Global Retail Relationships

We have well-established business relationships with many of the top global retailers, distributors and wholesalers, which have enabled us to expand our overall market penetration and promote sales. With the acquisitions of United and Tetra, we have further diversified our customer base and strengthened our existing relationships with important mass merchandisers, home centers and pet superstores, such as Wal-Mart, The Home Depot, Lowe’s, PETsMART, Canadian Tire and PetCo. We intend to leverage cross-selling opportunities with both our new and existing customers. We have built and maintained strong retailer relationships by providing our customers with global sourcing, high quality and innovative products and attractive margins. In addition, these relationships are reinforced by our exclusive brand arrangements with leading retailers, including our Vigoro brand at The Home Depot and our Sta-Green brand at Lowe’s, as well as our position as the exclusive supplier for Wal-Mart’s Expert Gardener brand. On a pro forma basis, we rank among the top 50 current suppliers to Wal-Mart in the United States based on consumer purchases.

Expansive Distribution Network and Global Sourcing

We distribute our products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and OEMs. Our state-of-the-art battery packaging and distribution centers in North America and Europe provide package-to-order capability for our battery products as well as rapid and cost-effective services to retail customers for such products. We have an established global sourcing system for raw materials and product components for our product offerings, including maintaining an Asian sourcing organization located in Hong Kong, which is responsible for purchasing logistics and quality assurance for our products purchased from third party vendors. By moving production to Asia, we have been successful in reducing labor and material costs for consumer battery, electric shaving and grooming, electric personal care and portable lighting products. We distribute our lawn and garden, pet supplies and household insect control products in North America through a variety of trade channels, including retailers, wholesalers and distributors. The distribution network for our lawn and garden, pet supplies and household insect control businesses are designed to provide package-to-order capability. We plan to undertake initiatives to consolidate and streamline the United, Tetra and Spectrum distribution networks to achieve greater customer service capabilities and cost savings.

Innovative New Products, Packaging and Technologies

We have a long history of product and packaging innovations that have helped position us as an industry leader in each of our seven product categories. We have leading battery technologies in zinc air, consumer rechargeable and lithium coin cells. We have continued to improve the performance of our alkaline batteries, which has enabled us to perform at levels comparable to our major competitors without increasing consumer prices. We also have a diverse portfolio of controlled-release nitrogen technology and have been able to offer customized fertilizer formulas to our leading customers. Our innovative packaging includes the first resealable alkaline battery multi-pack, the easy-open spin-and-lock dial hearing aid battery packaging and a handheld battery-operated spray system for use in lawn and garden, the first in its category. We continually seek to introduce new products both as extensions of existing product lines and as new product categories. For example, we recently introduced the Remington Titanium Smart System shaving system, Spectracide TripleStrike Grass & Weed Killer and the Remington Wet 2 Straight Professional Straightener hair straightener.

World Class Information Technology Platform

We have invested in an SAP enterprise resource planning system, which enables us to more effectively manage manufacturing planning and execution, demand planning, the supply procurement to payment cycle, the customer order to cash collection cycle and the financial planning and reporting functions. The majority of our businesses utilize this system, which significantly enhances transactional processing and detailed analysis and reporting. The SAP platform provides information system standardization throughout our company, which has allowed for the integration and consolidation of past acquisitions with minimal additional capital investment, and which we expect will similarly assist in Spectrum’s integration of United and Tetra. Spectrum’s IT system has proved to be an effective and efficient platform to support our business. We anticipate further cost savings and operational synergies from the transition of United to Spectrum’s IT platform.

Proven Integration Track Record

We have a long history of successfully integrating significant acquisitions. In 1999, we acquired and successfully assimilated the Latin American operations of ROV Limited, where we reduced costs by closing three zinc carbon manufacturing facilities and implementing new raw material purchasing programs. In fiscal 2003, in conjunction with the acquisition of VARTA, we announced a series of cost savings initiatives. We fully integrated VARTA within 12 months and realized annual cost savings of approximately $43.7 million. The Remington integration resulted in annual cost savings of approximately $35 million. These savings were the result of combining sales organizations, consolidating administrative functions and integrating the production and distribution of Remington products into our existing manufacturing facilities and distribution network. The integration plan was substantially completed in nine months. We will continue to apply our experience with previous acquisitions in connection with the integration of United and Tetra.

Experienced Management Team

Our management team has substantial consumer products experience and a proven track record of operations success and brand management. On average, senior management has more than 20 years of experience at Spectrum, VARTA, United and other branded consumer product companies such as General Electric, Gillette, Braun, Procter & Gamble and S.C. Johnson. Our management team has grown our business by developing and introducing new products, expanding our distribution channels, improving our operational efficiencies and making strategic acquisitions.

Business Strategy

Our long-term strategic plan is to be a diversified global consumer products company that competes in high growth markets. We intend to accomplish this via a combination of organic growth and strategic acquisitions. With our acquisitions of ROV Limited in August 1999, VARTA in October 2002, Ningbo in March 2004 and Microlite in May 2004, we have become a global manufacturer and marketer of consumer batteries. These acquisitions provided us with battery manufacturing capabilities in Europe, Latin America and Asia. The Ningbo acquisition provided us with low-cost manufacturing capacity in China, and access to a growing Chinese market.

The Remington acquisition in September 2003 was the first step in diversifying our consumer product offerings. With this acquisition, we entered the electric shaving and grooming and electric personal care categories. During the current year, we are expanding distribution of these products in Europe and Latin America. Our acquisitions of United and Tetra continued our product diversification and extended our presence into the lawn and garden, pet supplies and household insect control categories. In addition, we expect that the acquisitions of United and Tetra will reduce the seasonality of our historic business, which, prior to the acquisitions, was weighted towards the Christmas season (our first quarter in its fiscal year), while demand for lawn and garden products typically peaks during the first six months of the calendar year. We believe all of these categories are in markets that represent attractive growth opportunities.

To further enhance our position in the branded consumer products market, we plan to implement the following key elements of our business strategy:

Increase Sales Through Expanded Customer Relationships and Leveraging Our Distribution Network

We intend to increase our sales as a result of the broader product offering that resulted from the combinations of Rayovac, United and Tetra. We intend to capture incremental sales by leveraging strong customer relationships, which will facilitate the cross-selling of our full line of products. For example, we intend to leverage United’s more extensive relationships with home centers and pet stores in North America to increase sales of our branded products through these distribution channels. In addition, we will seek to improve the utilization of our existing distribution channels to increase sales of United and Tetra branded products. We believe we will strengthen existing relationships with overlapping customers, such as Wal-Mart, and will be able to serve these customers more efficiently. We also believe that we are well positioned to capitalize on the trend of global retail merchants who are continuing to consolidate their vendor base and focus on a reduced number of suppliers that can (1) provide high-value products, (2) efficiently and consistently fulfill logistical requirements and volume demands and (3) provide comprehensive product support from design to point of sale and after-market customer service.

Continue New Product Development and Packaging Innovation

We intend to continue our strategy of increasing sales through the introduction of new products and packaging designs in each of our seven product categories. Our research and development strategy is focused on new product development, performance improvements of our existing products and cost reductions in, and enhancements of, our products and packaging. We plan to continue to use our strong brand names, established customer relationships and significant research and development efforts to introduce innovative products that offer enhanced value to consumers through new designs and improved functionality. For example, we introduced over 200 new or improved products in the 2004 calendar year. We recently introduced the Remington Titanium Smart System shaving system, Spectracide TripleStrike Grass & Weed Killer and the Remington Wet 2 Straight Professional Straightener hair straightener. We will continue to focus on identifying new technologies and formulations necessary to meet and create consumer and retailer demand within the marketplace.

Continue to Improve Operating Efficiencies

We will continue to seek to improve our operational efficiencies and match manufacturing capacity and product costs to market demand. Over the last few years, we have undertaken various initiatives to reduce manufacturing, operating and other costs, such as increasing manufacturing utilization by reducing the number of our facilities, outsourcing the production of certain of our products and updating and centralizing certain packaging and distribution facilities. We believe that we can continue to reduce our cost of goods manufactured with continued focus on cost reduction initiatives. These initiatives include cost reductions through global purchasing, finished goods sourcing arrangements and improved productivity. We continue to lower operating costs as duplicative administrative support and sales and marketing functions are consolidated and overlapping functions are eliminated.

Implement Integration Plan

We have identified key areas where we expect to achieve cost savings and operational synergies with the acquisitions of United and Tetra. These areas include manufacturing, distribution, sales and marketing, IT systems and administrative functions. We intend to rationalize our existing manufacturing plants, reduce freight costs by maximizing full truckloads and taking advantage of our existing distribution network, transition United and Tetra to our IT platform, consolidate purchasing and increase Asian sourcing, and integrate various selling, general and administrative functions.

Enhance Earnings and Cash Flow

We have generated high levels of cash flow from operations as a result of our earnings, cost reduction efforts and modest capital expenditure requirements. Through our integration efforts with VARTA and Remington we have streamlined our cost structure. Through our integration efforts with United and Tetra, we anticipate further improvements in our cost structure while continuing to introduce new high profit margin products. We intend to continue to focus on improving the efficiency of our organization to maximize earnings and cash flow from operations.

Pursue Strategic Acquisitions

Our acquisition strategy focuses on businesses or brands that will strengthen our current product offerings or enable us to expand into complementary categories and geographic regions. In addition, we intend to pursue acquisitions of additional consumer product brands that can benefit from our extensive distribution network and long-term retailer relationships. In particular, we believe that the pet supplies industry presents consolidation opportunities due to its highly fragmented nature, and we expect to pursue opportunities in this market.

Our Products

We compete in the following seven major product categories:

•	consumer batteries;

•	pet supplies;

•	lawn and garden products;

•	electric shaving and grooming products;

•	household insect control products;

•	electric personal care products; and

•	portable lighting products.

Pro forma net sales data for our products as a percentage of pro forma consolidated net sales for fiscal 2004 is set forth below.

Consumer batteries	37%
Lawn and garden	20
Pet supplies	19
Electric shaving and grooming	11
Household insect and control	6
Electric personal care products	4
Portable lighting	3

100%

Consumer Batteries

General Batteries. Our general batteries category includes alkaline and zinc carbon. We sell a full line of alkaline batteries (AA, AAA, C, D and 9-volt sizes) for both consumers and industrial customers. Our alkaline batteries are marketed and sold primarily under the Rayovac Maximum Plus brand and the VARTA Universal, High Energy and MaxiTech brands. We also engage in private label manufacturing of alkaline batteries. Our zinc carbon batteries are designed for low- and medium-drain battery-powered devices such as flashlights.

Rechargeable Batteries, Chargers and Other. We sell our rechargeable batteries and chargers under the Rayovac and VARTA brands. We sell NiMH and rechargeable alkaline batteries and a variety of chargers, including our 15-minute I-C3 NiMH rechargeable system, introduced in August 2003.

Our specialty battery products include photo batteries, lithium batteries, silver oxide batteries and keyless entry batteries. We sell coin cells for use in watches, cameras, calculators, communications equipment and medical instrumentation. Our lithium coin cells are high-quality lithium batteries marketed for use in instrumentation, calculators and personal computer clocks and memory back-up systems.

Hearing Aid Batteries. We are currently the largest worldwide seller of hearing aid batteries. We sell our hearing aid batteries through retail trade channels and directly to professional audiologists under several brand names and under several private labels, including Beltone, Miracle Ear, Siemens and Starkey.

Pet Supplies

Our pet supplies business is comprised of a number of leading premium-branded pet supplies and specialty pet food products for dogs, cats, birds, fish and other small domestic animals. We sell a variety of specialty pet products, including treats, stain and odor removal products, grooming aids, bedding and lounging products, premium food, medications and vitamin supplements. Our largest specialty pet brands include Perfect Coat, Nature’s Miracle, One Earth, Dingo, Wild Harvest and Kookamunga. We also have a broad line of consumer and commercial aquatics pet products, including integrated aquarium kits, standalone tanks and stands, filtration systems, heaters, pumps, sea salt, aquarium hoods and lights and other aquarium supplies and accessories. Our largest aquatics brands include Tetra, Bio-Wheel, Penguin, Eclipse, Magnum, Perfecto and ASI.

Lawn and Garden Products

Our lawn and garden business is comprised of a number of leading lawn and garden care products, including, among others, dry, granular lawn fertilizers, lawn fertilizer combination and lawn control products, herbicides, water-soluble and controlled-release garden and indoor plant foods, plant care products, potting soils and other growing media products and grass seed. Our largest brands include Spectracide, Garden Safe, Sta-Green, Vigoro, Schultz and Bandini. We have exclusive brand arrangements for our Vigoro brand at The Home Depot and our Sta-Green brand at Lowe’s. We also sell our products in Canada where our brands include Wilson, So-Green, Greenleaf and Green Earth in the lawn and garden categories, and IB Nitrogen, Nitroform, Nutralene, S.C.U. and Organiform in the fertilizer technology category. Our lawn and garden products are targeted toward consumers who want products and packaging that are comparable or superior to, and sold at lower prices than, premium-priced brands, while our opening price point brands are designed for cost-conscious consumers who want quality products.

Electric Shaving and Grooming Products

We market a broad line of electric shaving and grooming products, including men’s rotary and foil shavers, women’s shavers, beard and mustache trimmers, nose and ear trimmers, haircut kits and related accessories. We market electric shaver accessories consisting of shaver replacement parts (primarily foils and cutters), pre-shave products and cleaning agents. Remington is the only brand of men’s electric shavers to offer both a foil-design product line and a rotary-design product line.

Household Insect Control

Our household insect control business is comprised of a number of leading products that allow consumers to repel insects and maintain a pest-free household. Such products include household insecticides such as spider, roach and ant killer, flying insect killer, insect foggers, wasp and hornet killer, flea and tick control products and roach and ant baits. We also manufacture and market a complete line of products in the insect repellent category that provide protection from insects, especially mosquitoes, for the entire family. Such products include both personal repellents, such as application wipes, aerosols and pump sprays, and area repellents, such as yard sprays, citronella candles and torches. Our largest brands in the insect control business include Hot Shot, Cutter and Repel.

Electric Personal Care Products

Our hair care products consist of hair dryers, hairsetters, curling irons, hair crimpers and straighteners, hot air brushes and lighted mirrors. Our wellness products consist primarily of paraffin wax hand spas and foot spas.

Portable Lighting

We sell our portable lighting products under the Rayovac and VARTA brand names, under other brand names and under licensing arrangements with third parties. We offer a broad line of battery-powered lighting products, including flashlights, lanterns and similar portable devices, for the retail and industrial markets.

Sales and Distribution

We sell our products through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and OEMs. Our pro forma sales to Wal-Mart Stores, Inc. for our 2004 fiscal year represented approximately 18% of our pro forma consolidated net sales for fiscal 2004 and no other customer accounted for more than 10% of our consolidated net sales in fiscal 2004.

North America

We align our internal sales force in North America by distribution channel. We maintain separate sales forces primarily to service (i) our retail sales and distribution channels, (ii) our hearing aid professionals and (iii) our industrial distributors and OEM sales and distribution channels. In addition, we use a network of independent brokers to service participants in selected distribution channels.

Europe/ROW

We maintain a separate sales force in Europe/ROW and utilize an international network of distributors to promote the sale of all of our products. We have sales operations throughout Europe/ROW organized by three sales channels: (i) food/retail, which includes mass merchandisers, discounters, drug and food stores and non-food stores; (ii) special trade, which includes clubs (cash/carry), consumer electronics stores, department stores, photography stores, hearing aid professionals and wholesalers/distributors, and (iii) industrial, government and OEMs.

Latin America

We align our internal sales force in Latin America by distribution channel or geographic territory. We sell primarily to large retailers, wholesalers, distributors, food and drug chains, and retail outlets in both urban and rural areas. In some countries where we do not maintain a separate internal sales force, we sell to distributors who sell our products to all channels in their particular market.

United and Tetra

We sell our lawn and garden, pet supplies and household insect control products to mass merchandisers, home improvement centers, hardware, grocery and drug chains, nurseries and garden centers, pet superstores, independent pet stores and other retailers.

Manufacturing, Raw Materials and Suppliers

The principal raw materials used to produce our products—including zinc powder, electrolytic manganese dioxide powder, steel and granular urea—are sourced on a global or regional basis, and the prices of those raw materials are susceptible to price fluctuations due to supply/demand trends, energy costs, transportation costs, government regulations and tariffs, changes in currency exchange rates, price controls, the economic climate and other unforeseen circumstances. We regularly engage in forward purchase and hedging transactions in an attempt to effectively manage our raw materials costs for the next six to twelve months. We believe we will continue to have access to adequate quantities of these materials.

Substantially all of our rechargeable batteries and chargers, portable lighting products and hair care, wellness and other personal care products, and our electric shaving and grooming products are manufactured by third party suppliers, primarily located in China and Japan. We maintain ownership of tooling and molds used by many of our suppliers.

We continually evaluate our facilities’ capacity and related utilization. As a result of such analyses, we have closed a number of manufacturing facilities during the past five years. In general, we believe our existing facilities are adequate for our present and currently foreseeable needs.

Research and Development

Our research and development strategy is focused on new product development, performance improvements of our existing products and cost reductions in, and enhancements of, our packaging. We plan to continue to use our strong brand names, established customer relationships and significant research and development efforts to introduce innovative products that offer enhanced value to consumers through new designs and improved functionality.

On a pro forma basis, we invested approximately $19.9 million in product research and development for our 2004 fiscal year. These investments were supplemented by funds received from U.S. government contracts. These contracts enable us to investigate additional development opportunities.

Patents and Trademarks

We own or license from third parties a considerable number of patents and patent applications throughout the world for battery and electric personal care product improvements, additional features and manufacturing equipment. We have a license through March 2022 to certain alkaline battery designs, technology and manufacturing equipment from Matsushita to whom we pay a royalty.

We also use and maintain a number of trademarks in our business, including RAYOVAC®, VARTA®, REMINGTON®, MAXIMUM®, MAXIMUM PLUS™, I-C3™, RENEWAL®, LOUD ‘N CLEAR®, PRO LINE®, RAYOVAC ULTRA®, WORKHORSE®, ROUGHNECK®, SPORTSMAN®, AIR 4000®, XCELL®, EXTRA®, PRODIGY®, MICROSCREEN®, MICROFLEX®, PRECISION®, REMINGTON TITANIUM™, SMOOTH & SILKY®, SPECTRACIDE®, TRIAZICIDE®, TRIPLESTRIKE™, SPECTRACIDE TERMINATE®, SPECTRACIDE PRO®, HOT SHOT®, GARDEN SAFE®, SCHULTZ™, RID-A-BUG®, BAG-A-BUG®, REAL-KILL®, NO-PEST®, REPEL®, VIGORO®, STA-GREEN®, BANDINI®, WILSON®, SO-GREEN®, GREENLEAF®, GREEN EARTH®, IB NITROGEN®, NITROFORM®, NUTRALENE®, S.C.U.®, ORGANIFORM®, CUTTER®, MARINELAND®, PERFECTO®, INSTANT OCEAN®, REGENT®, 8-IN-1®, NATURE’S MIRACLE®, DINGO®, WILD HARVEST®, ONE EARTH®, LAZY PET®, JUNGLETALK®, TETRA®, TETRAMIN®, TETRAFIN®, TETRAPOND®, WHISPER® and AQUASAFE®. We rely on both registered and common law trademarks worldwide to protect our trademark rights. The Rayovac, Remington and VARTA trademarks are also registered in countries outside the U.S., including in Europe, Latin America and Asia. As a result of our acquisition of Microlite S.A. in May 2004, we now own the Rayovac trademark in Brazil. We also license the PETERS® and PETERS PROFESSIONAL® trademarks from The Scotts Company, CIL® trademarks from ICI Canada Inc., PLANT-PROD® trademarks from Plant Products Co. Ltd. and PICKSEED® trademarks from Pickseed Canada Inc.

As a result of the October 2002 sale by VARTA AG of substantially all of its consumer battery business to Rayovac and VARTA AG’s subsequent sale of its automotive battery business to Johnson Controls, Inc., we became the owner of the VARTA trademark in the consumer battery category and Johnson Controls acquired ownership rights to the trademark in the automotive battery category. VARTA AG and its VARTA Microbatteries subsidiary continue to have ownership rights to use the trademark with travel guides, industrial batteries and micro batteries. The four owners of the VARTA trademark are parties to a Trademark and Domain Names Protection and Delimitation Agreement that governs ownership and usage rights and obligations of the parties relative to the trademark.

As a result of the common origins of the Remington entity we acquired and Remington Arms Company, Inc., the Remington trademark is owned by us and by Remington Arms, each with respect to its principal products as well as associated products. As a result of our acquisition of Remington, we own the Remington trademark for electric shavers, shaver accessories, grooming products and personal care products, while Remington Arms owns the trademark for firearms, sporting goods and products for industrial use, including industrial hand tools. The terms of a 1986 agreement between Remington and Remington Arms provides for the shared rights to use the Remington trademark on products which are not considered “principal products of interest” for either company. We retain the Remington trademark for nearly all products which we believe can benefit from the use of the brand name in our distribution channels.

On February 12, 2004, United’s largest customer and United executed a licensing, manufacturing and supply agreement. Under the agreement, United will license its Vigoro and related trademarks and be the exclusive manufacturer and supplier for certain products branded with such trademarks from January 1, 2004, the effective date of the agreement, through December 31, 2008 or such later date as is specified in the agreement. Provided the customer achieves certain required minimum purchase volumes and other conditions during such period, and the manufacturing and supply portion of the agreement is extended for an additional three-year period as specified in the agreement, United will assign the trademarks to the customer not earlier than May 1, 2009, but otherwise within thirty days after the date upon which such required minimum purchase volumes are achieved. The carrying value of such trademarks as of February 12, 2004 was approximately $16.0 million. If the customer fails to achieve the required minimum purchase volumes or meet other certain conditions, assignment may occur at a later date, if certain conditions are met. In addition, as a result of executing the agreement, United has modified the trademarks’ initial amortization period of forty years and will record amortization in a manner consistent with projected sales activity over five years, because United believes the customer will achieve all required conditions by May 2009. Amortization expense was $2.7 million for the twelve months ended December 31, 2004.

Competition

In our retail markets, companies compete for limited shelf space and consumer acceptance. Factors influencing product sales are brand name recognition, perceived quality, price, performance, product packaging and design innovation, as well as creative marketing, promotion and distribution strategies.

The battery marketplace is highly competitive. Most consumer batteries manufactured throughout the world are sold by one of four global companies: Spectrum; Energizer, a subsidiary of Energizer Holdings, Inc.; Duracell, a division of The Gillette Company; and Matsushita (manufacturer of the Panasonic brand). We also face competition from the private label brands of major retailers, particularly in Europe. The offering of private-label batteries by retailers may create pricing pressure and may also increase consumer perceptions that batteries are a commodity product. Typically, private-label brands are not supported by advertising or promotion, and retailers sell these private label offerings at retail prices below competing brands. The main barriers to entry for new competitors are investment in technology research, cost of building manufacturing capacity and the expense of building retail distribution channels and consumer brands.

In the U.S. alkaline battery category, Rayovac is positioned as a value brand while Duracell and Energizer are positioned as premium brands. In Europe, the VARTA brand has premium positioning. In Latin America where lower disposable incomes prevail and zinc carbon batteries still outsell alkaline, Rayovac is positioned as a value brand.

Our primary competitors in the lawn and garden and household segments include: The Scotts Company, which markets lawn and garden products under the Scotts, Ortho, Roundup, Miracle-Gro and Hyponex brand names; Bayer A.G., which markets lawn and garden products under the Bayer Advanced brand name; and Central Garden & Pet Company, which markets garden products under the AMDRO, IMAGE and Pennington Seed brand names.

Our primary competitors in the electric shaving and grooming market are Koninklijke Philips Electronics NV (“Philips”) (which only sells and markets rotary shavers) and Braun (which only sells and markets foil shavers). Only Remington competes in both the foil and rotary segments.

The pet supply industry is highly fragmented with over 500 manufacturers in the U.S., consisting primarily of small companies with limited product lines. Some of our largest competitors in this product category are Hartz and Central Garden & Pet Company.

Our primary competitors in the household insect control market include: S.C. Johnson & Son, Inc., which markets insecticide and repellent products under the Raid and OFF! brand names; The Scotts Company, which markets household insect control products under the Ortho brand name; and The Dial Corporation, which markets products under the Combat brand name.

Our major competitors in the electric personal care market are Conair, Wahl and Helen of Troy. Companies that are able to maintain or increase the amount of retail shelf space allocated to their respective products can gain competitive advantage.

Our primary competitors in the portable lighting category are Eveready and Maglite.

Some of our major competitors have greater financial and other resources and greater overall market share than we do. They have committed significant resources to protect their own market shares or to capture market share from us in the past and may continue to do so in the future. In some key product lines, our competitors may have lower production costs and higher profit margins than we do, which may enable them to compete more aggressively in advertising and in offering retail discounts and other promotional incentives to retailers, distributors, wholesalers, and, ultimately, consumers.

Seasonality

We expect that the acquisitions of United and Tetra will reduce the seasonality of our business, which, prior to the acquisitions, was weighted heavily towards the Christmas season (Spectrum’s first quarter in its fiscal year). Demand for lawn and garden products typically peaks during the first six months of the calendar year (Spectrum’s second and third quarters in its fiscal year) and pet supplies sales remain fairly constant throughout the year. More evenly distributed consumer demand will help balance the seasonality in Spectrum’s business and working capital needs.

Governmental Regulations and Environmental Matters

Due to the nature of our operations, our facilities are subject to a broad range of federal, state, local and foreign legal and regulatory provisions relating to the environment, including those regulating the discharge of materials into the environment, the handling and disposal of solid and hazardous substances and wastes, and the remediation of contamination associated with the releases of hazardous substances at our facilities. We believe that compliance with the federal, state, local and foreign regulations to which we are subject will not have a material effect upon our capital expenditures, financial position, earnings and competitive position.

From time to time, we have been required to address the effect of historic activities on the environmental condition of our properties, including without limitation, the effect of the generation and disposal of wastes, which are or may be considered hazardous. We have not conducted invasive testing to identify all potential environmental liability risks. Given the age of our facilities and the nature of our operations, there can be no assurance that material liabilities will not arise in the future in connection with our current or former facilities. If previously unknown contamination of property underlying or in the vicinity of our manufacturing facilities is discovered, we could be required to incur material unforeseen expenses. If this occurs, it may have a material adverse effect on our business, financial condition and results of operations. Although we are currently engaged in investigative or remedial projects at a few of our facilities, we do not expect that such projects will cause us to incur material expenditures; however, there can be no assurance that our liability will not be material.

We have been, and in the future may be, subject to proceedings related to our disposal of industrial and hazardous material at off-site disposal locations or similar disposals made by other parties for which we are held responsible as a result of out relationships with such other parties. These proceedings are under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) or similar state laws that hold persons who “arranged for” the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all costs incurred in investigating and remediating contamination at a site. As a practical matter, liability at CERCLA sites is shared by all of the viable responsible parties. While we currently have no pending CERCLA or similar state matters, we may be named as a potentially responsible party at sites in the future and the costs and liabilities associated with these sites may be material.

Certain of our products and facilities are regulated by the EPA, the FDA or other federal consumer protection and product safety regulations, as well as similar registration, approval and other requirements under state and foreign laws and regulations. For example, in the United States, all products containing pesticides must be registered with the EPA and, in many cases, similar state and foreign agencies before they can be manufactured or sold. The inability to obtain or the cancellation of any registration could have an adverse effect on our business, financial condition and results of operations. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether our competitors were similarly affected. We attempt to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals and other ingredients. We may not always be able to avoid or minimize these risks.

The Food Quality Protection Act established a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under the Act, the EPA is evaluating the cumulative effects from dietary and non-dietary exposures to pesticides. The pesticides in certain of our products continue to be evaluated by the EPA as part of this exposure. It is possible that the EPA or a third party active ingredient registrant may decide that a pesticide we use in our products will be limited or made unavailable to us. For example, in 2000, Dow AgroSciences L.L.C., an active ingredient registrant, voluntarily agreed to a withdrawal of virtually all residential uses of chlorpyrifos, an active ingredient United used in its lawn and garden products under the name Dursban™ until January 2001. This had a material adverse effect on United’s operations resulting in a charge of $8.0 million in 2001. We cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations of active ingredients used in our products.

Certain of our products and packaging materials are subject to regulations administered by the FDA. Among other things, the FDA enforces statutory prohibitions against misbranded and adulterated products, establishes ingredients and manufacturing procedures for certain products, establishes standards of identity for certain products, determines the safety of products and establishes labeling standards and requirements. In addition, various states regulate these products by enforcing federal and state standards of identity for selected products, grading products, inspecting production facilities, and imposing their own labeling requirements.

It is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment. Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from such environmental matters, taking into account established accruals, should not be material to our business or financial condition.

Properties

The following table lists our primary owned or leased manufacturing, packaging, and distribution facilities:

Facility	Function	Square Footage
North America
Fennimore, Wisconsin(1)	Alkaline Battery Manufacturing	176,000
Portage, Wisconsin(1)	Zinc Air Button Cell & Lithium Coin Cell Battery Manufacturing & Foil Shaver Component Manufacturing	101,000
Dixon, Illinois(2)	Packaging & Distribution of Batteries and Lighting Devices & Distribution of Electric Shaver & Personal Care Devices	576,000
Nashville, Tennessee(2)	Distribution of Batteries, Lighting Devices, Electric Shaver & Personal Care Devices	266,700
St. Louis, Missouri(2)	United Corporate Headquarters	79,200
Vinita Park, Missouri—Plant I(2)	Household and Contract Production Facility	32,800
Vinita Park, Missouri—Plant II(2)	Production Facility	86,000
Vinita Park, Missouri—Plant III(2)	Household Production Facility and Warehouse	88,000
Vinita Park, Missouri(2)	Warehouse	86,000
Vinita Park, Missouri(2)	Warehouse	165,300
Vinita Park, Missouri(2)	Storage	53,500
Bridgeton, Missouri(2)(3)	Storage	75,000-150,000
Bridgeton, Missouri(2)	Distribution Center	403,200
Bridgeton, Missouri—Plant IV(2)	Lawn and Garden Production Facility	153,000
Akron, Ohio (2)	Distribution Center	400,000
Orrville, Ohio(1)	Lawn and Garden Production Facility	30,420
Orrville, Ohio(1)	Lawn and Garden Distribution Center	20,000
Cincinnati, Ohio(2)	United Pet Group Corporate Headquarters	3,800
Mentot, Ohio(2)	Aquatics Production Facility	88,000
Noblesville, Indiana(1)	Aquatics Production Facility	400,000
Hoover, Alabama(2)	Lawn and Garden Office	35,000
Sylacauga, Alabama(2)	Lawn and Garden Production Facility and Distribution Center	71,000
Hauppauge, New York(2)	Specialty Pet Production Facility	140,000
Gainesville, Georgia(2)	Distribution Center	126,000
Brad, California(2)	Specialty Pet Production Facility	66,000
Ontario, California(2)	Distribution Center	61,000
Moorpark, California(2)	Aquatics Production Facility	177,000
Hazelton, California(2)	Specialty Pet Production Facility	88,000
Brantford, Ontario(1)	United Corporate Headquarters, Warehouse	140,000
Woodstock, Ontario(1)	Soils and Horticultural Facility	100,000
Putnam, Ontario(1)	Blend, Pack and Warehouse Facility	125,000
Blacksburg, Virginia(1)	Pet Supply Manufacturing, Assembly, Warehousing and Shipping	180,000

Europe/ROW
Dischingen, Germany(2)	Alkaline Battery Manufacturing	186,000
Breitenbach, France(1)	Zinc Carbon Battery Manufacturing	165,000
Washington, UK(2)	Zinc Air Button Cell Battery Manufacturing & Distribution	63,000
Melle, Germany(1)	Pet Food and Pet Care Manufacturing	67,000
Melle, Germany(2)	Pet Food and Pet Care Distribution	64,000

Facility	Function	Square Footage
Ninghai, China(1)	Zinc Carbon & Alkaline Battery Manufacturing & Distribution	274,000
Ellwangen, Germany(2)	Battery Packaging	187,000
Ellwangen, Germany(2)	Battery Distribution	125,000

Latin America
Guatemala City, Guatemala(1)	Zinc Carbon Battery Manufacturing	105,000
Ipojuca, Brazil(1)	Zinc Carbon Battery Component Manufacturing	100,000
Jaboatoa, Brazil(1)	Zinc Carbon & Alkaline Battery Manufacturing	516,000
Manizales, Colombia(1)	Zinc Carbon Battery Manufacturing	91,000

(1)	Facility is owned.
(2)	Facility is leased.
(3)	Approximate square footage increases from 75,000 square feet during non-peak seasons to a maximum of 150,000 square feet during peak seasons.

We also own, operate or contract with third parties to operate distribution centers, sales offices and administrative offices throughout the world in support of our business. We lease our administrative headquarters, located in Atlanta, Georgia, and our primary research and development facility and North America headquarters, located in Madison, Wisconsin.

Employees

We have approximately 10,000 full-time employees worldwide on a combined basis as of May 25, 2005. Approximately 16% of our total labor force is covered by collective bargaining agreements. We believe that our relationship with our employees is good and there have been no work stoppages involving our employees since 1981 in North America and since 1991 in the United Kingdom.

Legal Proceedings

We are subject to litigation from time to time in the ordinary course of business. The amount of any liability with respect to any litigation to which we are now subject cannot currently be determined. Other than the matters set forth below, we are not party to any pending legal proceedings which, in the opinion of management, are material or may be material to our business or financial condition.

We are involved in a number of legal proceedings with Philips in Europe with respect to trademark or other intellectual property rights Philips claims to have in relation to the appearance of the faceplate of the three-headed rotary shaver. In the first such legal proceeding in Europe, we were successful in having the Philips trademark at issue declared invalid by the High Court of Justice in the United Kingdom, a decision that was ultimately upheld by the European Court of Justice (“ECJ”) in 2002. The ECJ held that a shape consisting exclusively of the shape of a product is unregisterable as a trademark (or is subject to being declared invalid if it has been registered as a trademark) if it is established that the essential functional features of the shape are attributable only to the technical result. Both prior to and following the favorable ECJ decision in 2002, litigation over the Philips trademarks ensued between Rayovac (or one of its distributors) and Philips in each of France, Italy, Spain, Portugal, Germany and again in the U.K. The status of these various matters is as follows:

•

In each of France (decision of June 13, 2003), Italy (decision of February 26, 2004) and Spain (decision of May 6, 2004), the respective First Instance Courts ordered that the various Philips trademarks be cancelled. The action in France commenced May 17, 2000, the action in Italy commenced May 15, 2000 and the action in Spain commenced March 12, 2003. These decisions have been appealed by Philips. In Portugal, Philips commenced a lawsuit against Rayovac’s distributor on December 12, 2003 seeking only an injunction to prevent the marketing and sale of the Remington shavers. The Commercial Court in Portugal (decision of June 23, 2004) denied the request for an injunction. Philips initially appealed this decision in Portugal, but dropped its appeal in April 2005.

•	In the second U.K. lawsuit commenced by Philips on February 15, 2000, the U.K. High Court of Justice (decision of October 21, 2004) ordered that Philips’ trademarks at issue be cancelled. Philips has filed an appeal in this matter.

•	In Germany, Philips commenced an action on September 5, 2002 seeking to enjoin the sale of Remington rotary shavers, money damages and other relief. On April 1, 2004, the court issued a ruling canceling two of the four Philips marks at issue in the case and narrowing the scope of enforceability of the two surviving marks. Each of Rayovac and Philips has appealed the decisions that were contrary to their respective positions. Previously, in a related action, the Cologne District Court granted an injunction in August, 2002 prohibiting the marketing and sale by Rayovac of the Remington rotary shavers, which injunction remains in place, and Rayovac has appealed the maintenance of the injunction in light of the April 2004 decision.

In addition, The Gillette Company and its subsidiary, Braun GmbH, filed a complaint against Remington in the federal district court in Massachusetts on December 2, 2003 alleging that Remington’s “Smart Cleaner” automatic cleaning device on Remington’s Titanium Smart System shaving product infringes United States patent numbers 5,711,328 and 5,649,556 allegedly held by Braun (The Gillette Company and Braun GmbH v. Remington Consumer Products Company, LLC., Case No. 03 CV 12428 WGY). The complaint, which seeks injunctive relief and monetary damages, was served on Remington in March 2004. We have answered the complaint denying all material allegations and we are vigorously defending ourselves in this matter. Trial is tentatively scheduled for the fall of 2005.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facilities

General

On February 7, 2005, we entered into a credit agreement which provides for senior credit facilities (the “Senior Credit Facility”), including term loan facilities and a revolving credit facility in an initial aggregate amount of approximately $1.03 billion. The Senior Credit Facility includes aggregate term loan facilities of approximately $730 million consisting of an approximately $540 million U.S. Dollar Term Loan B Facility, U.S. $140 million Euro Term Loan B Facility and U.S. $50 million Canadian Dollar Term Loan B Facility. The Senior Credit Facility also includes a $300 million revolving credit facility which will be available until the sixth anniversary of the initial borrowing under the Senior Credit Facility (the “Closing Date”). The revolving facility includes a sublimit for swingline loans (“Swingline Loans”) denominated in U.S. dollars (“Dollars”) or Euros as well as foreign currency sublimits equal to the U.S. dollar equivalent of €25,000,000 for borrowings in Euros, the U.S. dollar equivalent of £10,000,000 for borrowings in Pounds Sterling and amounts to be determined, if any, for borrowings in Yuan.

Rayovac (the “Borrower”) is the borrower under the Senior Credit Facility and certain of its subsidiaries, including Varta Consumer Batteries GmbH & Co. KGaA are co-borrowers. The Borrower can request up to five additional incremental term loan facilities in Dollars or, up to a Dollar equivalent sublimit in Euros, in an aggregate principal amount of not more than U.S. $500 million.

Interest

The interest rates per annum are calculated on a 360-day basis for London Interbank Offered Rate (“LIBOR”), the Eurocurrency Rate and Sterling LIBOR advances and on a 365-day basis for Base Rate (as defined below) advances. The interest rates per annum applicable to the Senior Credit Facility (other than in respect of Swingline Loans) are LIBOR (or the Eurocurrency Rate, Sterling LIBOR or the Canadian Screen Rate in the case of advances made in Euros, Pounds Sterling or Canadian Dollars, respectively) plus the Applicable Margin (as defined below) or, at our option in the case of advances made in Dollars, the base rate (which is the higher of (x) the Bank of America prime rate and (y) the Federal Funds rate plus 0.5% (the “Base Rate”)) plus the Applicable Margin. We expect that Applicable Margin will mean, (i) with respect to the U.S. Dollar Term Loan B Facility and the Canadian Term Loan B Facility (a) for the first six months after the Closing Date, 2.00% per annum in the case of Eurocurrency Rate advances and with respect to U.S. Dollar Term Loan B Facility only, 1.00% per annum in the case of Base Rate advances and (b) thereafter, a percentage per annum to be determined in accordance with a pricing grid based on debt ratings, (ii) with respect to the Euro Term Loan B Facility, 2.50% per annum, and (iii) with respect to the Revolving Credit Facility, (a) for the first six months after the Closing Date, 2.25% per annum in the case of Eurocurrency Rate advances and in the case of advances made in Dollars only, 1.25% per annum in the case of Base Rate advances and (b) thereafter, a percentage per annum to be determined in accordance with a pricing grid based on the Leverage Ratio. Each Swingline Loan denominated in Dollars bears interest at the Base Rate plus the Applicable Margin for Base Rate advances under the Revolving Credit Facility.

We are required to pay a quarterly commitment fee that shall initially be 0.50% and thereafter, to be subject to stepdowns determined in accordance with a pricing performance grid, on the unused portion of the Senior Credit Facility. A quarterly letter of credit fee equal to the Applicable Margin on Revolving Credit LIBOR Advances is also payable on the stated amount of outstanding letters of credit.

Maturity

The term loan facilities are subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest due seven years after the Closing Date. The revolving credit facility will terminate six years after the Closing Date.

Prepayments

The Senior Credit Facility provides for annual mandatory prepayments, over and above the normal amortization as a result of “Excess Cash Flow” (as defined, less certain operating expenditures including scheduled principal payments of long-term debt). The Senior Credit Facility also provides for other mandatory prepayments as a result of issuance of debt (excluding certain permitted indebtedness) and sales of certain assets above an annual threshold.

Security and Guarantees

The Senior Credit Facility is secured by substantially all of our domestic assets and certain of our foreign assets. The Borrower’s obligations under the Senior Credit Facility are guaranteed by certain of our subsidiaries, including all domestic subsidiaries.

Covenants

The Senior Credit Facility contains financial covenants with respect to debt which include maintaining minimum interest and maximum leverage ratios. In accordance with the agreement, the limits imposed by such ratios become more restrictive over time. In addition, the agreement restricts our ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets.

Events of Default

The Senior Credit Facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, certain events of bankruptcy and insolvency, judgment defaults, failure of any guaranty or security document supporting the agreement to be in full force and effect, change of control and customary ERISA defaults.

Incremental Term Facility

On April 29, 2005, we entered into an amendment to the Senior Credit Facility pursuant to which the lenders thereunder agreed to increase their commitments by $500 million under an incremental term facility. The increased commitments consisted of: (i) an increase in the U.S. Dollar Term Loan Facility by an aggregate principal amount not to exceed U.S. $115 million, (ii) an increase in the Canadian Dollar Term Loan Facility by an aggregate principal amount not to exceed the equivalent in Canadian dollars of $20 million and (iii) an additional Euro Term Loan Facility in an aggregate principal amount not to exceed the equivalent in Euros of U.S. $365 million. Borrowings under the incremental term facility were used to (a) pay the existing holders of the equity interests of the Tetra the cash consideration for their shares, (b) refinance the existing indebtedness of Tetra and its subsidiaries and (c) pay transaction fees and expenses incurred in connection with the acquisition of Tetra.

Senior Subordinated Notes Due 2013

We currently have outstanding $350 million in aggregate principal amount of 8.5% Senior Subordinated Notes due 2013. The notes pay interest semi-annually on April 1 and October 1 of each year and are guaranteed by all of Spectrum’s domestic subsidiaries. The notes are unsecured senior subordinated obligations and rank junior to all of our senior debt. We may redeem the notes in whole or in part at any time on or after October 1, 2008, at specified redemption prices. In addition, under certain circumstances, we may redeem up to 35% of the notes before October 1, 2006. The terms of the notes restrict or limit our ability to, among other things: (i) pay dividends or make other restricted payments, (ii) incur additional indebtedness and issue preferred stock, (iii) create liens, (iv) incur dividend and other restrictions affecting subsidiaries, (v) enter into mergers, consolidations, or sales of all or substantially all of our assets, (vi) make asset sales, (vii) enter into transactions with affiliates, and (viii) issue or sell capital stock of our wholly owned subsidiaries. In addition, the holders of the notes may require us to repurchase all or a portion of the notes in the event we undergo a change of control.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Simultaneously with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes—Banc of America Securities LLC, Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and ABN AMRO Incorporated. Under the registration rights agreement, we agreed, among other things, to:

•	file a registration statement relating to a registered exchange offer for the original notes with the SEC no later than 120 days after the date of the issuance of the original notes;

•	use our commercially reasonable efforts to cause the SEC to declare the registration statement effective under the Securities Act no later than 240 days after the date of the issuance of the original notes; and

•	commence and use our commercially reasonable efforts to consummate the exchange offer no later than the 30th business day after the registration statement was declared effective by the SEC.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If we fail to meet certain specified deadlines under the registration rights agreement, we will be obligated to pay liquidated damages to the holders of the original notes. A copy of the registration rights agreement has been filed with the SEC as Exhibit 4.3 to Rayovac Corporation’s Current Report on Form 8-K dated February 7, 2005, and filed on February 11, 2005, and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that the exchange notes:

•	will be registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the original notes; and

•	will not contain provisions relating to liquidated damages in connection with the original notes under circumstances related to the timing of the exchange offer.

The exchange offer is not extended to old note holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

We are offering to exchange up to $700,000,000 aggregate principal amount of exchange notes for a like aggregate principal amount of original notes. The original notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. In exchange for original notes properly tendered and accepted, we will issue a like total principal amount of up to $700,000,000 in exchange notes. This prospectus, together with the letter of transmittal, is first being sent on or about             , 2005, to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under the heading “—Conditions to the Exchange Offer.” The exchange offer is not conditioned upon holders tendering a minimum principal amount of original notes. As of the date of this prospectus, $700,000,000 aggregate principal amount of original notes are outstanding.

Original notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof.

Holders of the original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your original notes or if you tender original notes that we do not accept, your original notes will remain outstanding. Any original notes will be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to such original notes. See “Risk Factors—There are significant consequences if you fail to exchange your original notes” for more information regarding original notes outstanding after the exchange offer.

After the expiration date, we will return to the holder any tendered original notes that we did not accept for exchange.

None of us, our board of directors or our management recommends that you tender or not tender original notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of original notes to tender.

The expiration date is 5:00 p.m., New York City time, on             , 2005, or such later date and time to which we extend the exchange offer.

We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the original notes;

•	to terminate the exchange offer and not accept any original notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all original notes tendered in the exchange offer other than those notes properly withdrawn; and

•	to waive any condition or amend the terms of the exchange offer in any manner.

If we materially amend the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the original notes disclosing the change and extend the exchange offer.

If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date.

Acceptance of Original Notes for Exchange and Issuance of Original Notes

As promptly as practicable after the expiration date, we will accept all original notes validly tendered and not withdrawn, and we will issue exchange notes registered under the Securities Act to the exchange agent. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

We will be deemed to have exchanged original notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered original notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of original notes, letters of transmittal and related documents.

In tendering original notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that (i) you have full power and authority to tender, exchange, sell, assign and transfer original notes, (ii) we will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and other encumbrances and (iii) the original notes tendered for exchange are not subject to any adverse claims or proxies. You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the original notes.

Procedures for Tendering Original Notes

Valid Tender

When the holder of original notes tenders, and we accept, original notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of original notes who wishes to tender original notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including original notes), to the exchange agent, U.S. Bank National Association, at the address set forth below under the heading “—Exchange Agent”;

•	if original notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with DTC to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at the address set forth below under the heading “—Exchange Agent”; or

•	comply with the provisions set forth below under “—Guaranteed Delivery.”

In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the original notes and the letter of transmittal;

•	the exchange agent must receive a timely confirmation of the book-entry transfer of the original notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The letter of transmittal or agent’s message may be delivered by mail, facsimile, hand delivery or overnight carrier, to the exchange agent.

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If you beneficially own original notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your original notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the original notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If you tender fewer than all of your original notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all original notes that you hold.

The method of delivery of the certificates for the original notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or original notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If original notes are registered in the name of a person other than the signer of the letter of transmittal, the original notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

Book-Entry Transfers

For tenders by book-entry transfer of original notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender original notes. Accordingly, any participant in DTC may make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.

Notwithstanding the ability of holders of original notes to effect delivery of original notes through book-entry transfer at DTC, either:

•	the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent”; or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

If a holder wants to tender original notes in the exchange offer and (1) the certificates for the original notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the original notes may be tendered if the holder complies with the following guaranteed delivery procedures:

•	the tender is made by or through an eligible institution;

•	the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent on or prior to the expiration date:

•	setting forth the name and address of the holder of the original notes being tendered and the amount of the original notes being tendered;

•	stating that the tender is being made; and

•	guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for the original notes, or a confirmation of book-entry transfer, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three (3) New York Stock Exchange trading days after the notice of guaranteed delivery is executed for all such tendered original notes.

You may deliver the notice of guaranteed delivery by hand, facsimile, mail or overnight delivery to the exchange agent and you must include a guarantee by an eligible institution in the form described above in such notice.

Our acceptance of properly tendered original notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

Determination of Validity

We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered original notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of original notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of original notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will they be liable for failing to give any such notice.

We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of original notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

Resales of Original Notes

Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of exchange notes, other than a broker-dealer, may offer exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers, if the holder acquired the exchange notes in the ordinary course of business, has no intention of engaging in a “distribution” (as defined under the Securities Act) of the exchange notes and is not an “affiliate” (as defined under the Securities Act) of Spectrum. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

By tendering original notes, the holder, other than participating broker-dealers, as defined below, of those original notes will represent to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;

•	neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the exchange notes; and

•	neither the holder nor any other person receiving the exchange notes is an “affiliate” (as defined under the Securities Act) of Spectrum.

If any holder or any such other person is an “affiliate” of Spectrum or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the exchange notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired original notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of exchange notes received in exchange for the original notes pursuant to the exchange offer. We have agreed that, during the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

You can withdraw tenders of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the total principal amount of original notes to be withdrawn;

•	where certificates for original notes are transmitted, list the name of the registered holder of the original notes if different from the person withdrawing the original notes;

•	contain a statement that the holder is withdrawing his election to have the original notes exchanged; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender.

If you delivered or otherwise identified original notes to the exchange agent, you must submit the serial numbers of the original notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of original notes tendered for the account of an eligible institution. If you tendered original notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, original notes properly withdrawn may again be tendered at any time on or prior to the expiration date.

We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.

In the case of original notes tendered by book-entry transfer through DTC, the original notes withdrawn or not exchanged will be credited to an account maintained with DTC. Withdrawn original notes will be returned to the holder after withdrawal. The original notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Properly withdrawn original notes may again be tendered by following one of the procedures described under “—Procedures for Tendering Original Notes” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that the exchange offer violates applicable law or SEC policy.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any such original notes.

If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreement requires that we, as soon as practicable after such determination, use our commercially reasonable efforts to cause a shelf registration statement covering the resale of the original notes to be filed and declared effective by the SEC. See “—Registration Rights and Additional Interest on the Original Notes.”

Exchange Agent

We appointed U.S. Bank as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and phone number as follows:

By Registered or Certified Mail, Hand Delivery or Overnight Delivery: U.S. Bank National Association EP-MN-WS2N 60 Livingston Avenue St. Paul, MN 55107 Telephone: (800) 934-6802	Facsimile Transmissions (651) 495-8158 or (651) 495-8159 (Eligible Institutions Only) Confirmation by Telephone: (800) 934-6802

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of original notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of original notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Original Notes

Holders who desire to tender their original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Spectrum is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the offering memorandum dated January 21, 2005, relating to the original notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Holders of the exchange notes and any original notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Original Notes

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

a. such exchange notes are acquired in the ordinary course of such holder’s business; and

b. such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

a. it is not an affiliate of Spectrum;

b. it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes; and

c. it is acquiring the exchange notes in the ordinary course of its business.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that such original notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution “for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

DESCRIPTION OF NOTES

We issued the original notes, and will issue the exchange notes under an Indenture (the “Indenture”) among Rayovac Corporation, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). A copy of the Indenture has been filed with the SEC as Exhibit 4.1 to our Current Report on Form 8-K dated February 7, 2005, and filed on February 11, 2005, and is incorporated by reference as an exhibit to the registration statement of which this Prospectus is a part. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the exchange notes are the same as the terms of the original notes, except that (i) we registered the exchange notes under the Securities Act, (ii) the exchange notes will not bear restrictive legends restricting their transfer under the Securities Act, (iii) holders of the exchange notes are not entitled to certain rights under the registration rights agreement and (iv) the exchange notes will not contain provisions relating to liquidated damages in connection with the original notes under circumstances related to the timing of the exchange offer.

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture in its entirety because it, and not this description, defines your rights as holders of the Notes. Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Spectrum Brands, Inc., Six Concourse Parkway, Suite 3300, Atlanta, Georgia 30328, Attention: Chief Financial Officer.

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to Spectrum Brands, Inc. and not to any of its subsidiaries and the “Notes” refers to the exchange notes.

Brief Description of the Notes

The Notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company, including the Indebtedness of the Company under the Credit Agreement;

•	are pari passu in right of payment with all existing and any future senior subordinated Indebtedness of the Company;

•	are senior in right of payment to any future subordinated Indebtedness of the Company;

•	are guaranteed by the Guarantors as described under “—Note Guarantees;” and

•	are effectively subordinated to any existing and future Indebtedness and other liabilities of the Company’s Subsidiaries that are not guaranteeing the Notes.

As of May 1, 2005, the Company would have had $1.444 billion of Senior Debt and $350.0 million of other senior subordinated indebtedness. As of April 3, 2005, the Company’s non-guarantor subsidiaries had approximately $349.6 million of indebtedness and other liabilities (excluding intercompany liabilities and excluding the impact of the Tetra acquisition), to which the exchange notes would be effectively subordinated. As of January 3, 2005, the Company’s non-guarantor subsidiaries had approximately $614.8 million of indebtedness and other liabilities (excluding intercompany liabilities and including the impact of the Tetra acquisition), to which the exchange notes would be effectively subordinated.

As of the date of the Indenture, all of our subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.

Principal, Maturity and Interest

The Indenture provides for the issuance by the Company of Notes with an unlimited principal amount, of which $700.0 million will be issued in this offering. The Company may issue additional notes (the “Additional Notes”) from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on February 1, 2015.

Interest on the Notes will accrue at the rate of 7 3/8% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2005. The Company will make each interest payment to the Holders of record on the immediately preceding January 15 and July 15.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture and the procedures described in “Notice to Investors.” The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

The Notes are guaranteed, jointly and severally, by all of the Domestic Subsidiaries of the Company. Each Note Guarantee:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of the Guarantor, including the Guarantee by the Guarantor of Indebtedness under the Credit Agreement;

•	is pari passu in right of payment with all existing and any future senior subordinated Indebtedness of the Guarantor; and

•	is senior in right of payment to any future subordinated Indebtedness of the Guarantor.

Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state laws permit a court to void the guarantees under certain circumstances.” As of May 1, 2005, the Guarantors would have had $1.390 billion of Senior Debt, of which $1.386 billion would have been guarantees of Indebtedness under the Credit Agreement, and $350.0 million of other senior subordinated indebtedness consisting of Guarantees of the Company’s existing senior subordinated notes due 2013.

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

Subordination

The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of the Company, including Senior Debt of the Company incurred after the date of the Indenture.

The holders of Senior Debt of the Company will be entitled to receive payment in full of all Obligations due in respect of Senior Debt of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of the Company) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of the Company in connection with:

(1)	any liquidation or dissolution of the Company;

(2)	any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3)	any assignment for the benefit of creditors; or

(4)	any marshaling of the Company’s assets and liabilities.

The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) if:

(1)	a payment default on Designated Senior Debt of the Company occurs and is continuing; or

(2)	any other default occurs and is continuing on any series of Designated Senior Debt of the Company that permits holders of that series of Designated Senior Debt of the Company to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of such Designated Senior Debt (a “nonpayment default”).

Payments on the Notes may and shall be resumed:

(1)	in the case of a payment default on Designated Senior Debt of the Company, upon the date on which such default is cured or waived; and

(2)	in case of a nonpayment default on Designated Senior Debt of the Company, the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of such Designated Senior Debt of the Company has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the Trustee or the Holder has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Company. Upon the proper written request of the holders of Senior Debt of the Company, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the Company or their proper representative.

The Company must promptly notify holders of its Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt of the Company.

Payments under the Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt of such Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by the Company to the prior payment in full of Senior Debt of the Company. See “Risk Factors—Your right to receive payments on the notes will be junior to our existing and future senior indebtedness and the guarantees of the notes will be junior to all of the guarantors’ existing and future senior indebtedness.”

“Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the Indenture the principal amount of which is $50.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Permitted Junior Securities” means:

(1)	Equity Interests in the Company or any Guarantor or any other business entity provided for by a plan of reorganization; and

(2)	debt securities of the Company or any Guarantor or any other business entity provided for by a plan of reorganization that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under the Indenture.

“Senior Debt” means:

(1)	all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2)	any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor;

(2)	any Indebtedness of the Company or any Guarantor to any of their Subsidiaries or other Affiliates;

(3)	any trade payables;

(4)	the portion of any Indebtedness that is incurred in violation of the Indenture;

(5)	any Indebtedness of the Company or any Guarantor that, when incurred, was without recourse to the Company or such Guarantor;

(6)	any repurchase, redemption or other obligation in respect of Disqualified Stock; or

(7)	the 8½% Senior Subordinated Notes due 2013 of the Company.

Optional Redemption

At any time prior to February 1, 2008, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 107.375% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2)	the redemption occurs within 45 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Company’s option prior to February 1, 2010.

On or after February 1, 2010, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage
2010	103.688%
2011	102.458%
2012	101.229%
2013 and thereafter	100.000%

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement prohibits the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3)	at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Replacement Assets or a combination of both. For purposes of this provision, each of the following shall be deemed to be cash:

(a)

any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 90 days of the applicable Asset Sale.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1)	to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2)	to purchase Replacement Assets or make a capital expenditure in or that is used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 10 days after the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The Credit Agreement prohibits the Company from purchasing any Notes, and also provides that certain asset sale events with respect to the Company constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Certain Covenants

Restricted Payments

(A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Restricted Subsidiary of the Company held by Persons other than the Company or any of its Restricted Subsidiaries, other than the purchase, redemption or acquisition or retirement for value of any of (x) all of the Equity Interests in VARTA not held by the Company or any of its Restricted Subsidiaries pursuant to, and in accordance with the terms of, the VARTA Joint Venture Agreement as in effect on the date of the Indenture to the extent the cash purchase price does not exceed €5.0 million; (y) all of the Equity Interests of Ningbo Baowang not held by the Company or any of its Restricted Subsidiaries to the extent the cash purchase price does not exceed $5.0 million; and (z) all of the Equity Interests of Microlite not held by the Company or any of its Restricted Subsidiaries pursuant to, and in accordance with the terms of, the Microlite Purchase Agreement as in effect on the date of the Indenture to the extent the cash purchase price does not exceed $10.0 million;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a payment of interest or principal on or after the Stated Maturity thereof or on Indebtedness permitted to be incurred pursuant to clause (6) of the definition of Permitted Debt; or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3) (4) (to the extent such dividends are paid to the Company or any of its Restricted Subsidiaries) and (5) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)	with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the date of the Indenture, an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income, from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, plus

(d)	$50.0 million.

(B) So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Guarantor in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph (A);

(3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5)	Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3) (b) of the preceding paragraph (A);

(6)	the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(7)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any employee, former employee, director or former director of the Company (or any of its Restricted Subsidiaries) upon the death, disability or termination of employment of any of the foregoing pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year shall not exceed the sum of (x) $5.0 million and (y) the amount of Restricted Payments permitted but not made pursuant to this clause (7) in the immediately preceding fiscal year; or

(8)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary of the Company from the minority stockholders (or other holders of minority interest, however designated) of such Restricted Subsidiary for fair market value; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $20.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Company or any Restricted Subsidiary of the Company may incur Indebtedness, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness under Credit Facilities (and the incurrence of Guarantees thereof) in an aggregate principal amount at any one time outstanding pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $1.6 billion, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “—Repurchase at the Option of Holders—Asset Sales;”

(2)	the incurrence of Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(4)	the incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, the greater of (a) $50.0 million and (b) 10% of Consolidated Net Tangible Assets of the Company;

(5)	the incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace

Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2) (other than the 9 7/8% Senior Subordinated due 2009 of United Industries Corporation incurred in connection with its acquisition by the Company), (3), (4), (5), or (8) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor;

(b)	Indebtedness owed to the Company or any Guarantor must be evidenced by an unsubordinated promissory note, unless the obligor under such Indebtedness is the Company or a Guarantor; and

(c)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the Guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(8)	the incurrence by the Company or any Restricted Subsidiary of the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (8), not to exceed $50.0 million; and

(9)	the incurrence of Indebtedness by the Company or any Restricted Subsidiary of the Company arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (9) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify at the time of its incurrence such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. In addition, any Indebtedness originally classified as incurred pursuant to clauses (1) through (9) above may later be reclassified by the Company such that it will be deemed as having been incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification.

Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on Indebtedness” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

Limitation on Senior Subordinated Debt

The Company will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Notes to the same extent. No Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor’s Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinate or junior in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions do not apply to encumbrances or restrictions existing under or by reason of or with respect to:

(1)	the Credit Agreement, Existing Indebtedness or any other agreements in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the Indenture;

(2)	applicable laws, rules, regulations or orders;

(3)	any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements as in effect on the date of the acquisition;

(4)	in the case of clause (3) of the first paragraph of this covenant:

(a)	provisions that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(b)	restrictions existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture; or

(c)	restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(5)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(6)	any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Restricted Subsidiary that restricted distributions by that Restricted Subsidiary pending such sale or other disposition; and

(7)	Indebtedness of a Foreign Subsidiary permitted to be incurred under the Indenture; provided that (a) such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (b) such encumbrances or restrictions will not affect the Company’s ability to make principal and interest payments on the Notes, as determined in good faith by the Board of Directors of the Company.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2)	immediately after giving effect to such transaction no Default or Event of Default exists;

(3)	immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(4)	each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this “Consolidation, Merger or Sale of Assets” covenant, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and the Indenture.

In addition, neither the Company nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (3) above of this “Merger, Consolidation or Sale of Assets” covenant will not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2)	the Company delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Company and/or its Restricted Subsidiaries;

(2)	payment of reasonable and customary fees and compensation to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of the Company;

(3)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments;”

(4)	any sale of Capital Stock (other than Disqualified Stock) of the Company;

(5)	loans and advances to officers and employees of the Company or any of its Restricted Subsidiaries for bona fide business purposes in the ordinary course of business consistent with past practice;

(6)	any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the Company or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business and consistent with past practice; and

(7)	any agreements or arrangements in effect on the date of the Indenture, or any amendment, modification, or supplement thereto or any replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement as in effect on the date of the Indenture, as determined in good faith by the Company’s Board of Directors, and any transactions contemplated by any of the foregoing agreements or arrangements.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1)	any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2)	the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(3)	such Subsidiary does not own any Equity Interests of, or hold any Liens on any Property of, the Company or any Restricted Subsidiary;

(4)	the Subsidiary being so designated:

(a)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(c)	has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(d)	has at least one director on its Board of Directors that is not a director or officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of the Company or any of its Restricted Subsidiaries; and

(5)	no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred as of such date under the Indenture, the Company shall be in default under the Indenture.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2)	all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(3)	all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Certain Covenants—Liens;” and

(4)	no Default or Event of Default would be in existence following such designation.

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

The Company will not transfer, convey, sell, lease or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company or, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except:

(1)	if, immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Restricted Payments” covenant if made on the date of such issuance or sale and the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” or

(2)	other sales of Capital Stock of a Restricted Subsidiary by the Company or a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any Restricted Subsidiary thereof, other than Foreign Subsidiaries, unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt. The form of the Note Guarantee will be attached as an exhibit to the Indenture.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)	such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale of all such Capital Stock of that Guarantor complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the Indenture; or

(3)	solely in the case of a Note Guarantee created pursuant to the second paragraph of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant “—Certain Covenants—Guarantees,” except a discharge or release by or as a result of payment under such Guarantee.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will prepare and furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

(2)	default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets” or the provisions described in the third paragraph under the caption “—Certain Covenants—Guarantees;”

(4)	failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to make any payment of principal at the final maturity of such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a carrier that has acknowledged coverage in writing and has the ability to perform) aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)

except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8)	certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Guarantor or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1)	the Holder gives the Trustee written notice of a continuing Event of Default;

(2)	the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Liquidated Damages, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to February 1, 2010, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to February 1, 2010, then the premium specified in the first paragraph of “—Optional Redemption” shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8)	if the Notes are to be redeemed prior to their stated maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9)	the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of the Holders of at least 75% of the principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an amendment or waiver may not amend or modify any of the provisions of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Note Guarantee in any manner adverse to the holders of the Notes or any Note Guarantee.

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than U.S. dollars;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9)	amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “Repurchase at the Option of Holders—Change of Control” covenant after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10)	except as otherwise permitted under the “Merger, Consolidation and Sale of Assets” covenant, consent to the assignment or transfer by the Company of any of its rights or obligations under the Indenture; or

(11)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to comply with the provisions described under “Certain Covenants—Guarantees;”

(7)	to evidence and provide for the acceptance of appointment by a successor Trustee; or

(8)	to provide for the issuance of Additional Notes in accordance with the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of the exchange offer only against surrender of original notes.

The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons attached (the “Global Note”). On the date of the closing of the exchange offer, the Global Note will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Unless definitive exchange notes are issued, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.”

Ownership of interests in the Global Note (“Book-Entry Interests”) will be limited to persons that have accounts with DTC, or persons that hold interests through such Participants (as defined below). Except under the limited circumstances described below, beneficial owners of Book-Entry Interests will not be entitled to physical delivery of exchange notes in definitive form.

Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC or DTC’s nominees and Participants. In addition while the exchange notes are in global form, holders of Book-Entry Interests will not be considered the owners or “holders” of exchange notes for any purpose. So long as the exchange notes are held in global form, DTC or its nominees will be considered the sole holders of the Global Note for all purposes under the indenture. In addition, Participants must rely on the procedures of DTC and Indirect Participants (as defined below) must rely on the procedures of DTC and the Participants through which they own Book-Entry Interests to transfer their interests or to exercise any rights of holders under the indenture. Transfers of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its Participants or Indirect Participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change. Neither we nor the trustee take any responsibility for or are liable for these operations and procedures including the records relating to Book-Entry Interests and we urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants pursuant to the corresponding letters of transmittal with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take the action and the Participants would authorize beneficial owners owning through the Participants to take the action or would otherwise act upon the instruction of the beneficial owners. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some jurisdictions, including certain states of the United States, require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder of the Global Note under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfer between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day Funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing DTC’s operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Redemption of the Global Note

In the event the Global Note, or any portion thereof, is redeemed, DTC will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Note or any portion thereof. We understand that, under existing practices of DTC, if fewer than all of the exchange notes are to be redeemed at any time, DTC will credit its Participants’ accounts on a proportionate basis, with adjustments to prevent fractions, or by lot or on such other basis as DTC deems fair and appropriate; provided, however, that no Book-Entry Interest of $1,000 principal amount or less may be redeemed in part.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

The amount of the Liquidated Damages will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of 1.0% per annum.

All accrued Liquidated Damages will be paid by the Company and the Guarantors on each interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Notes, a Holder will be deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings; provided further that each of Paula Grundstücksverwaltungsgesellschaft mbH & Co. Vermietungs-KG, Mannheim and ROSATA Grundstücksvermietungsgesellschaft mbH & Co. Object Dischingen KG, Düsseldorf, shall not be deemed Affiliates of the Company or any of its Restricted Subsidiaries solely by virtue of the beneficial ownership by the Company or its Restricted Subsidiaries of up to 20% of the Voting Stock of each entity.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any property or assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)	the sale, lease or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)	the sale or other disposition of Cash Equivalents;

(6)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(7)	any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or no longer required for use in the ordinary course of the business of the Company or its Restricted Subsidiaries;

(8)	the licensing of intellectual property in the ordinary course of business;

(9)	any sale or other disposition deemed to occur with creating or granting a Lien not otherwise prohibited by the Indenture; and

(10)	upon the termination of the VARTA joint venture with VARTA AG, the sale, transfer or other disposition of the Equity Interests in FinanceCo (as defined in the VARTA Joint Venture Agreement) and the forgiveness of any loans owed by VARTA AG, in each case pursuant to, and in accordance with the terms of, the VARTA Joint Venture Agreement as in effect on the date of the Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars, Euros and British Pounds Sterling;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within nine months after the date of acquisition;

(6)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having the highest ratings obtainable from Moody’s or S&P and maturing within six months from the date of acquisition thereof;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	in the case of a Foreign Subsidiary, local currency held by such Foreign Subsidiary from time to time in the ordinary course of business and Euros and British Pounds Sterling.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company;

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the ultimate Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any restructuring and related charges referred to in clauses (4), (5), (6) and (7), without giving effect to the provisos, and any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)	restructuring and related charges and other non-recurring charges incurred by the Company in the fiscal year ended September 30, 2004, to the extent such charges were deducted in computing Consolidated Net Income for such period; provided that the maximum aggregate amount of such charges shall not exceed $25.0 million; plus

(5)	for any period prior to the acquisition of Microlite, any operating losses and non-recurring charges incurred in such period by Microlite, to the extent such operating losses and non-recurring charges were reflected in computing Consolidated Net Income for such period; provided that the maximum aggregate amount of such operating losses and charges shall not exceed $8.1 million; plus

(6)	for any period prior to the acquisition of United Industries Corporation, restructuring and related charges incurred in such period by United Industries Corporation related to its acquisition of United Pet Group, Inc. or The Nu-Gro Company, to the extent such charges were deducted in computing Consolidated Net Income for such period; provided that the maximum aggregate amount of such charges shall not exceed $31.1 million; plus

(7)	restructuring and related charges related to the acquisition of United Industries Corporation or any other acquisition, incurred during any period after September 30, 2004, and prior to September 30, 2008, to the extent such charges were deducted in computing Consolidated Net Income for such period; provided that the maximum aggregate amount of such charges shall not exceed $100.0 million; minus

(8)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)	the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3)	the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4)	the cumulative effect of a change in accounting principles shall be excluded; and

(5)	notwithstanding clause (1) above, the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Consolidated Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less (1) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs and (2) current liabilities.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the date of the Indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated the date of the Indenture, by and among the Company, certain subsidiaries of the Company, including Varta Consumer Batteries GmbH & Co. KGaA, Bank of America, N.A., as Administrative Agent, and the other Lenders named therein, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature, except to the extent such Capital Stock is solely redeemable with, or solely exchangeable for, any Equity Interests of the Company that are not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offer and sale of common stock (other than Disqualified Stock) of the Company (other than common stock sold to a Subsidiary of the Company).

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture after giving effect to the acquisition of United Industries and the application of the proceeds of the Notes and any Indebtedness under the Credit Agreement borrowed on the date of the Indenture, until such amounts are repaid.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4)	consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made, received or accrued in connection with Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than (i) dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or (ii) dividends to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

provided that Fixed Charges shall not include any interest expense of, or dividends paid by, VARTA to VARTA AG to the extent that the Company or a Restricted Subsidiary of the Company receives interest or dividends in cash from VARTA AG in connection with the VARTA Joint Venture Agreement as in effect on the date of the Indenture.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1)	each direct or indirect Domestic Subsidiary of the Company on the date of the Indenture; and

(2)	any other subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

(3)	in respect of banker’s acceptances;

(4)	in respect of Capital Lease Obligations;

(5)	in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)	representing Hedging Obligations, other than Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(7)	representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

if and to the extent that any of the preceding items (other than letters of credit and Hedging Obligations) would appear as liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

(i)	any liability for federal, state, local or other taxes;

(ii)	performance, surety or appeal bonds provided in the ordinary course of business; or

(iii)	agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel, payroll and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of, or in connection with, the acquisition of such Person by the Company or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Microlite” means Microlite S.A. and its successors or assigns.

“Microlite Purchase Agreement” means the Share Purchase Agreement by and among Rayovac Corporation, ROV Holdings, Inc. and the shareholders of Microlite S.A. dated February 21, 2004.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions arising therefrom and any tax sharing arrangements in connection therewith, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, and (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Ningbo Baowang” means Ningbo Baowang Battery Company, Ltd. and its successors or assigns.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the prospectus) by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses similar or reasonably related, ancillary or incidental thereto or reasonable extensions thereof.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7)	stock, obligations or securities received in satisfaction of judgments;

(8)	Investments in securities of trade debtors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade debtors or customers or in compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates; and

(9)	other Investments in any Person that is not an Affiliate of the Company (other than a Restricted Subsidiary) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the Indenture, not to exceed $30.0 million.

“Permitted Liens” means:

(1)	Liens on the assets of the Company and any Guarantor securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

(2)	Liens in favor of the Company or any Restricted Subsidiary;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5)	Liens existing on the date of the Indenture;

(6)	Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(7)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $25.0 million at any one time outstanding; and

(8)	Liens on the assets of a Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary that was permitted by the terms of the Indenture to be incurred.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(5)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“sale and leaseback transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“VARTA” means Varta Geratebatterie GmbH and its successors or assignees.

“VARTA Joint Venture Agreement” means the agreement among VARTA AG, the Company and ROV German Limited GmbH dated July 28, 2002, as amended.

The Company conducts its German operations through VARTA, a 51% owned joint venture, which is a Restricted Subsidiary of the Company. The remaining interest is held by VARTA AG. VARTA and another Restricted Subsidiary of the Company, FinanceCo (as defined in the VARTA Joint Venture Agreement) receive interest payments from VARTA AG in connection with loans owed by VARTA AG to such entities. VARTA pays dividends and interest to VARTA AG in amounts that substantially offset the monies received by VARTA AG on an after-tax basis. Pursuant to the VARTA Joint Venture Agreement, the Company can terminate the joint venture from August 1, 2005 to October 31, 2005 and VARTA AG can terminate at any time on or after January 1, 2006 or under certain other circumstances. Upon termination of the joint venture, the Equity Interests of VARTA owned by VARTA AG will be redeemed or exchanged for the shares of FinanceCo and a €1.0 million cash payment. In addition, upon termination all loans between the parties will be forgiven.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

U.S. FEDERAL INCOME TAX

CONSIDERATIONS

The following is a summary of the U.S. federal income tax consequences to a holder of original notes who exchanges original notes for exchange notes pursuant to the exchange offer. This summary is based on existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss any state, local or non-U.S. tax considerations. Each holder of original notes is urged to consult its tax advisor regarding the U.S. federal, state, local and Non-U.S. income and other tax consequences of the exchange offer.

Exchange of Original Notes for Exchange Notes

An exchange of original notes for exchange notes pursuant to the exchange offer will be ignored for U.S. federal income tax purposes. Consequently, a holder of original notes will not recognize gain or loss upon the exchange of original notes for exchange notes pursuant to the exchange offer. In addition, (i) the holding period of the exchange notes will be the same as the holding period of the original notes, (ii) the tax basis in the exchange notes will be the same as the adjusted basis in the original notes, in each case as determined at the time of the exchange and (iii) a holder will recognize interest income in respect of the exchange notes in the same amounts and at the same times as such holder would have recognized in respect of the original notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition of United and holding of the notes by (a) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, including individual retirement accounts, Keogh plans and other arrangements, that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”) and (c) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each of (a), (b) and (c), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of such Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice to such a Plan for a fee or other compensation, is generally considered to be a fiduciary of the Plan.

In considering an investment in the notes, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code or any other applicable Similar Laws.

Any insurance company proposing to invest assets of its general account in the notes should consider the extent that each investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by a Plan with respect to which the issuer is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trust partnerships, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

Accordingly, by acquiring a note, each acquiring person and each subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquiring person or transferee to acquire the notes constitutes assets of any Plan, including without limitation, as applicable, an insurance company general account, or (ii) the acquisition and holding of the notes by such acquiror or transferee does not and will not constitute or otherwise result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or similar violation under any applicable Similar Laws.

General Investment Considerations

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons acquiring notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to the acquisition or holding of the notes and whether an exemption would be applicable to such acquisition or holding. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment, whether the investment constitutes a direct or indirect transaction with a party in interest or disqualified person, the composition of the Plan’s portfolio with respect to diversification by type of asset, the Plan’s funding objectives, the tax effects of the investment, and whether under the general fiduciary standards of investment prudence and diversification an investment in the notes is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

Governmental plans and certain church plans are generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code. However, such plans may be subject to substantially similar rules under state or other federal law, and may also be subject to the prohibited transaction rules of Section 503 of the Code.

The sale of notes to a Plan shall not be deemed a representation by us or the initial purchasers that such an investment meets all relevant legal requirements with respect to Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

The exchange offer is not being made to, nor will we accept surrenders of original notes for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

The distribution of this prospectus and the offer and sale of the exchange notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the exchange notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the exchange notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the exchange notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of such holders’ business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes. This position does not apply to any holder that is

•	an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer.

All broker-dealers receiving exchange notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the exchange notes. Each broker-dealer receiving exchange notes for its own account in the exchange offer must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, for a period of 180 days after the consummation of the exchange offer, subject to extension under limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of exchange notes received in an exchange such as the exchange pursuant to the exchange offer, if the original notes for which the exchange notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Broker-dealers acquiring exchange notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such exchange notes.

Any broker-dealer that held original notes acquired for its own account as a result of market-making activities or other trading activities, that received exchange notes in the exchange offer, and that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our participation in the exchange offer, including the reasonable fees and expenses of one counsel for the holders of original notes and the initial purchasers, other than commissions or concessions of any broker-dealers and will indemnify holders of the original notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

The validity of the exchange notes and certain legal matters in connection with this offering will be passed upon for us by James T. Lucke, General Counsel of Spectrum, and by Cades Schutte LLP, Foley & Lardner LLP and Thompson Coburn LLP. Certain other legal matters in connection with this exchange offer will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated financial statements of Rayovac Corporation as of September 30, 2004 and 2003, and for each of the years in the three-year period ended September 30, 2004, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements incorporated in this Prospectus by reference to Rayovac’s Current Report on Form 8-K/A dated May 28, 2004 of Microlite S.A. for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this Prospectus by reference to Rayovac’s Current Report on Form 8-K dated April 27, 2005 of United Industries Corporation for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this Prospectus by reference to Rayovac’s Current Report on Form 8-K/A dated February 7, 2005 of United Pet Group, Inc. for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this Prospectus by reference to Rayovac’s Current Report on Form 8-K dated April 27, 2005 of The Nu-Gro Corporation for the year ended September 30, 2003 have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Tetra Holding (US), Inc. and subsidiary as of December 31, 2004 and for the year ended December 31, 2004 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The following documents which Rayovac has filed with the SEC under the Exchange Act are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended January 2, 2005 and April 3, 2005; and

•	Current Reports on Forms 8-K and 8-K/A filed with the SEC on August 10, 2004, October 5, 2004, January 4, 2005, January 6, 2005 (with respect to Item 8.01 thereof only), January 10, 2005 (8-K), January 10, 2005 (8-K/A), January 14, 2005 (with respect to Item 8.01 thereof only) January 24, 2005, February 3, 2005, February 11, 2005, February 15, 2005, February 18, 2005, March 18, 2005, April 7, 2005, April 19, 2005 (8-K), April 19, 2005 (8-K/A), April 27, 2005, April 28, 2005, April 29, 2005, May 5, 2005 (two Current Reports on Form 8-K were filed on May 5, 2005; only the second such report, dated April 29, 2005 and containing items 1.01, 2.01, 2.03, 3.03, 8.01 and 9,01, is incorporated herein by reference), June 2, 2005 and June 3, 2005.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon request of such person, a copy of any documents incorporated into this prospectus by reference other than exhibits thereto unless such exhibits are specifically incorporated by reference in the document that this prospectus incorporates. Requests for such copies should be directed to Spectrum, care of Vice President, Investor Relations, Spectrum Brands, Inc., Six Concourse Parkway, Suite 3300, Atlanta, Georgia 30328, via electronic mail at investorrelations@spectrumbrands.com, or by contacting the Vice President, Investor Relations at 770-829-6200.

AVAILABLE INFORMATION

We are subject to the reporting and other information requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us may be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a site on the World Wide Web containing reports, proxy materials, information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. Spectrum’s reports, proxy statements and other information can also be inspected and copied at the offices of the New York Stock Exchange, on which our common stock is listed (symbol: SPC). We maintain a site on the World Wide Web containing information that we file with the SEC at www.spectrumbrands.com.

Spectrum Brands, Inc.

Offer to Exchange

$700,000,000 7 3/8% Senior Subordinated Notes due 2015

for

$700,000,000 Senior Subordinated Notes due 2015

that have been registered under the Securities Act of 1933

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The following summaries are qualified in their entirety by reference to the complete text of the statutes and organizational documents referred to below.

Spectrum Brands, Inc. and WPC Brands, Inc.

Pursuant to the Wisconsin Business Corporation Law (“WBCL”), Spectrum Brands, Inc.’s and WPC Brands, Inc.’s directors and officers are entitled to mandatory indemnification from the companies against certain liabilities and expenses (i) to the extent the directors or officers are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the company and the breach or failure constituted (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The WBCL also provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a company’s articles of incorporation, by-laws, a written agreement or a resolution of the company’s board of directors or shareholders. Further, the WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the WBCL, directors are not subject to personal liability to a company, its shareholders or any person asserting rights on behalf thereof for certain breaches of or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above. Expenses for the defense of any action for which indemnification may be available may be advanced by the companies under certain circumstances.

Spectrum Brands, Inc.’s amended and restated articles of incorporation contain no indemnification provisions.

Spectrum Brands, Inc.’s amended and restated bylaws provide that, to the fullest extent permitted or required by the WBCL, the company shall indemnify a director or officer against all liabilities incurred by or on behalf of such director or officer in connection with a proceeding in which the director or officer is a party because he or she is a director or officer. The company shall indemnify a director or officer of an affiliate (who is not otherwise serving as a director or officer) against all liabilities, and shall advance the reasonable expenses, incurred by such director or officer in a proceeding to the same extent hereunder as if such director or officer incurred such liabilities because he or she was a director or officer, if such director or officer is a party thereto because he or she is or was a director or officer of the affiliate. The company’s board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify against liabilities incurred by, and/or provide for the allowance of reasonable expenses of, an employee or authorized agent of the company acting within the scope of his or her duties as such and who is not otherwise a director or officer.

Spectrum Brands, Inc. has purchased directors’ and officers’ liability insurance which would indemnify their directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

WPC Brands, Inc.’s third amended and restated articles of incorporation provide that each person who was or is made a party or is threatened to be made a party to or is involved in any proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer, of the company or is or was serving at the request of the company as a director, officer, employee, fiduciary, or agent of another company or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the company to the fullest extent which it is empowered to do so unless prohibited from doing so by the WBCL against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding). The company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the company’s board of directors. The company may, by action of its board of directors, provide indemnification to employees and agents of the company with the same scope and effect as the foregoing indemnification of directors and officers.

WPC Brands, Inc.’s bylaws do not contain any provisions relating to indemnification.

Aquaria, Inc., Pets ‘N People, Inc., Rovcal, Inc. and Southern California Foam, Inc.

Aquaria, Inc., Pets ‘N People, Inc., Rovcal, Inc. and Southern California Foam, Inc. are empowered by Section 317 of the California General Corporation Law (“CGCL”) to indemnify any person who was or is a director, officer, employee or other agent of the companies, or who is or was serving at the request of the companies as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or who was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation, (other than an action by or in right of the corporation), against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by such person in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. To be indemnified, such person must have acted (i) in good faith and (ii) in a manner that he or she reasonably believed to be in the best interests of the corporation; and, in the case of a criminal proceeding, such person must have acted without reasonable cause to believe that his or her conduct was unlawful. In respect of any action by or in right of a company, a company may indemnify any person who was or is an agent of the company against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action if he or she acted (i) in good faith and (ii) in a manner he or she believed to be in the best interests of the corporation and its shareholders.

Aquaria, Inc.’s second amended and restated articles of incorporation provide that the company is authorized to provide indemnification of agents for breach of duty to the company and its shareholders through bylaw provision or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by the California Corporations Code, subject to the limits on such excess indemnification set forth in such code.

Aquaria, Inc.’s amended and restated bylaws provide that each of the company’s directors and officers shall be indemnified and held harmless by the company to the fullest extent authorized by the CGCL against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such director or officer or on such director’s or officer’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, which such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s corporate status, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The company shall indemnify any director or officer seeking indemnification in connection with a proceeding initiated by such director or officer only if such proceeding was authorized by the company’s board of directors, unless such proceeding was brought to enforce an officer or director’s rights to indemnification under the company’s bylaws. Additionally, the company may indemnify non-officer employees. Unless ordered by a court or required by Section 145(c) of the DGCL, no indemnification shall be provided to a director, to an officer or to a non-officer employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. The company must advance all expenses incurred by or on behalf of any director, and may advance expenses incurred by an officer or non-officer employee, in connection with any proceeding in which such person is involved.

Pets ‘N People, Inc.’s amended articles of incorporation and amended bylaws provide that the company is authorized to provide indemnification of agents for breach of duty to the company and its shareholders through bylaw provision or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by the California Corporations Code, subject to the limits on such excess indemnification set forth in such code.

Neither Rovcal, Inc.’s articles of incorporation nor its by-laws contain any provisions relating to indemnification.

Southern California Foam, Inc.’s articles of incorporation do not contain any provisions relating to indemnification.

Southern California Foam, Inc.’s amended bylaws provide that the company may indemnify and director, officer, agent or other employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the CGCL.

Ground Zero, Inc. and Schultz Company

Ground Zero, Inc. and Schultz Company are empowered by Section 355 of the General and Business Corporation Law of Missouri (“GBCLM”) to indemnify any person who is party to any action by reason of the fact that such person is or was a director, officer, employee or agent of the companies or who was, at the request of the companies, serving as a director, officer, employee or agent of another company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the companies and, with respect to criminal actions, had no reasonable cause to believe that his or her conduct was unlawful. Such indemnification is permitted in relation to actions by or in right of the companies, except that no indemnification is permitted with respect to actions as to which the person was adjudged to be liable for negligence or misconduct in the performance of his or her duties unless a court determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Ground Zero, Inc.’s articles of incorporation do not contain any provisions relating to indemnification.

Ground Zero, Inc.’s bylaws provide that the company must indemnify, to the fullest extent permitted by law, any person who was or is a party (other than a party plaintiff suing on his or her own behalf or in the right of the company) or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the company), by reason of the fact that such person is or was or has agreed to become a director or officer of the company, or is or was serving or has agreed to serve at the request of the company as a director or officer of another company, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, in the manner set forth by the GBCLM, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding. In addition, the company may indemnify any person who was or is a party (other than a party plaintiff suing on his or her own behalf or in the right of the company) or is threatened to be made a party to such action, suit or proceeding by reason of the fact that such person is or was or has agreed to become an employee or agent of the company, or is or was serving or has agreed to serve at the request of the company as an employee or agent of another company, partnership, joint venture, trust or other enterprise, upon a determination of the company’s board of directors that such person should be indemnified.

Schultz Company’s amended articles of incorporation provide that each person who was or is made a party or is threatened to be made a party to or is involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer, of the company or is or was serving at the request of the company as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the company to the fullest extent which it is empowered to do so unless prohibited from doing so by the GBCLM against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding). The company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the company. The company may provide indemnification to employees and agents of the company with the same scope and effect as the foregoing indemnification of directors and officers.

Schultz Company’s amended bylaws do not contain any provisions relating to indemnification.

DB Online, LLC

Pursuant to Section 403 of the Hawaii Uniform Limited Liability Company Act, DB Online, LLC must reimburse its members or managers for payments made and must indemnify them for liabilities incurred by them in the ordinary course of business of the company or for the preservation of the company’s business or property.

DB Online, LLC’s articles of organization do not contain any provisions relating to indemnification.

DB Online, LLC’s operating agreement provides that to the fullest extent permitted by law, the company shall indemnify the member and the officers, directors and shareholders of the member, against any and all liability incurred and/or for any act performed by them in good faith and/or for any act in good faith omitted to be performed by them in good faith (including, without limitation, reasonable legal and other professional fees and expenses as the same are incurred) as or on behalf of a member (or affiliate thereof) of the company.

United Industries Corporation, AQ Holdings, Inc., Aquarium Systems, Inc., IB Nitrogen, Inc., JungleTalk International, Inc., Nu-Gro US Holdco Corporation, Nu-Gro America Corp., Nu-Gro Technologies, Inc., Perfecto Holding Corp., Perfecto Manufacturing, Inc., ROV Holding, Inc., Sylorr Plant Corp., Tetra Holding (US), Inc., Willinger Bros., Inc. and United Pet Group, Inc.

United Industries Corporation, AQ Holdings, Inc., Aquarium Systems, Inc., IB Nitrogen, Inc., JungleTalk International, Inc., Nu-Gro US Holdco Corporation, Nu-Gro America Corp., Nu-Gro Technologies, Inc., Perfecto Holding Corp., Perfecto Manufacturing, Inc., ROV Holding, Inc., Sylorr Plant Corp. and United Pet Group, Inc. are empowered by Section 145 of the Delaware General Corporation Law (“DGCL”), subject to the procedures and limitations therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reasons of the fact that he or she is or was a director, officer, employee or agent of the companies or is or was serving at the request of the companies as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the companies and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of the companies, the companies may indemnify a director, officer, employee or agent of the companies (or other entity if such person is serving in such capacity at the companies’ request) against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the companies, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the companies unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expense as the court shall deem proper. In addition, unless limited by its articles of incorporation, a company shall indemnify a present or former director or officer of the company who was successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, officer, employee or agent against expenses actually and reasonably incurred by him or her in connection with the proceeding. A company has the power to purchase and maintain insurance on behalf of any of the persons described above against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the company would have the power to indemnify such person against such liability under the DGCL.

United Industries Corporation’s amended and restated certificate of incorporation does not contain any provisions relating to indemnification.

United Industries Corporation’s bylaws provide that company shall indemnify each person who is or was a director, officer or employee of the company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted under Sections 145(a), (b) and (c) of the DGCL or any other provisions of the laws of the State of Delaware. Indemnification is not permitted for any breach of the director’s duty of loyalty to the company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under DGCL Section 174, or for any transaction from which the director derived an improper personal benefit.

AQ Holdings, Inc.’s amended and restated certificate of incorporation provides that if a director or officer of the company is made a party to any civil or criminal action or proceeding in any matter arising from the performance by such director or officer or his or her duties for or on behalf of the company, then, to the full extent permitted by law, the company shall, advance to such director, or upon approval of the board of directors to any officer, all sums necessary and appropriate to enable the director or officer to conduct his or her defense or appeal, in the action or proceeding, and indemnify such director or officer for all sums paid by him or her in the way of judgments, fines, amounts paid in settlement, and reasonable expenses, including attorney’s fees actually and necessarily incurred in connection with the action or proceeding. No indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Additionally, no director shall be personally liable to the company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director of the corporation, except for liability for any breach of the director’s duty of loyalty to the company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit.

AQ Holdings, Inc.’s bylaws provide that, in addition to the indemnification required under the DGCL, the company shall grant such indemnification to each of its directors and officers with respect to any matter in a proceeding as to which his liability is limited pursuant to the company’s certificate of incorporation. However, such indemnification shall exclude indemnification with respect to any improper personal benefit which a director or officer is determined to have received and the expenses of defending against an improper personal benefit claim unless the director or officer is successful on the merits in said defense, and indemnification of present or former officers, directors, employees or agents of a constituent corporation absorbed in a merger or consolidation transaction with AQ Holdings, Inc. with respect to their activities prior to said transaction, unless specifically authorized by AQ Holdings, Inc.’s board of directors or stockholders. Such indemnification shall include prompt payment of expenses incurred by a director or officer in defending a proceeding in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified by the corporation, which undertaking shall be an unsecured general obligation of the director or officer and may be accepted without regard to his ability to make repayment. Additionally, the company may grant rights to indemnification and to an advancement of expenses to any person who was or is a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he is or was an employee or agent of the company or is or was serving at the request of the company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Aquarium Systems, Inc.’s certificate of incorporation does not contain any provisions relating to indemnification.

Aquarium Systems, Inc.’s bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director, officer or employee of the company or is or was serving at the request of the company as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan shall be indemnified and held harmless by the company to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification is only required if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to a criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. For proceedings by or in the right of the company, no indemnification shall be made in relation to matters as to which it shall be adjudged in such proceeding that such director, officer, employee or agent is liable to the company, unless a court shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification.

IB Nitrogen, Inc.’s certificate of incorporation does not contain any provisions relating to indemnification.

IB Nitrogen, Inc.’s bylaws provide that the company shall indemnify any director, officer, or employee, or former director, officer, or employee of the company, or any person who may have served at its request as a director, officer, or employee of another company in which it owns stock, or of which it is a creditor, against expenses actually and necessarily incurred by him and any amount paid in satisfaction of judgments in connection with any action, suit or proceeding whether civil or criminal in nature, in which he is made a party by reason of being or having been such a director, officer or employee (whether or not a director, officer, or employee at the time such costs or expenses are incurred by or imposed upon him) except in relation to the matters as to which he shall be adjudged in such action, suit, or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. The company may also reimburse to any director, officer, or employee the reasonable costs of settlement of any action, suit or proceeding, if it shall be found by a majority of the board of the directors not involved in the matter in controversy, whether or not a quorum, that it was to the interest of the company that such settlement be made and that such director, officer or employee was not guilty of gross negligence or willful misconduct.

JungleTalk International, Inc.’s certificate of incorporation does not contain any provisions relating to indemnification.

JungleTalk International, Inc.’s bylaws provide that the company shall indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed proceeding, by reason of the fact that he or she is or was a director, officer or employee of the company or is or was serving at the request of the company as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer or employee or in any other capacity while serving as a director, officer or employee, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification is required only if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in the case of an action, suit or proceeding by or in the right of the company in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director, officer, employee or agent is liable to the company, unless a court shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification.

Nu-Gro US Holdco Corporation’s certificate of incorporation provides that the company shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the company may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

Nu-Gro US Holdco Corporation’s bylaws do not contain any provisions relating to indemnification.

Nu-Gro America Corp.’s certificate of incorporation does not contain any provisions relating to indemnification.

Nu-Gro America Corp.’s bylaws provide that the company shall indemnify any director, officer, or employee, or former director, officer, or employee of the company, or any person who may have served at its request as a director, officer, or employee of another company in which it owns stock, or of which it is a creditor, against expenses actually and necessarily incurred by him and any amount paid in satisfaction of judgments in connection with any action, suit or proceeding whether civil or criminal in nature, in which he is made a party by reason of being or having been such a director, officer or employee (whether or not a director, officer, or employee at the time such costs or expenses are incurred by or imposed upon him) except in relation to the matters as to which he shall be adjudged in such action, suit, or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. The company may also reimburse to any director, officer, or employee the reasonable costs of settlement of any action, suit or proceeding, if it shall be found by a majority of the board of the directors not involved in the matter in controversy, whether or not a quorum, that it was to the interest of the company that such settlement be made and that such director, officer or employee was not guilty of gross negligence or willful misconduct.

Nu-Gro Technologies, Inc.’s certificate of incorporation does not contain any provisions relating to indemnification.

Nu-Gro Technologies, Inc.’s bylaws provide that the company shall indemnify any director, officer, or employee, or former director, officer, or employee of the company, or any person who may have served at its request as a director, officer, or employee of another company in which it owns stock, or of which it is a creditor, against expenses actually and necessarily incurred by him and any amount paid in satisfaction of judgments in connection with any action, suit or proceeding whether civil or criminal in nature, in which he is made a party by reason of being or having been such a director, officer or employee (whether or not a director, officer, or employee at the time such costs or expenses are incurred by or imposed upon him) except in relation to the matters as to which he shall be adjudged in such action, suit, or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. The company may also reimburse to any director, officer, or employee the reasonable costs of settlement of any action, suit or proceeding, if it shall be found by a majority of the board of the directors not involved in the matter in controversy, whether or not a quorum, that it was to the interest of the company that such settlement be made and that such director, officer or employee was not guilty of gross negligence or willful misconduct.

Perfecto Holding Corp.’s fourth amended and restated certificate of incorporation provides that if a director or officer of the company is made a party to any civil or criminal action or proceeding in any matter arising from the performance by such director or officer or his or her duties for or on behalf of the company, then, to the full extent permitted by law, the company shall advance to such director, or upon approval of the board of directors to any officer, all sums necessary and appropriate to enable the director or officer to conduct his or her defense or appeal, in the action or proceeding, and indemnify such director or officer for all sums paid by him or her in the way of judgments, fines, amounts paid in settlement, and reasonable expenses, including attorney’s fees actually and necessarily incurred, in connection with the action or proceeding, or appeal therein, subject to the proper application of credit for any sums advanced to the director or officer. No indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Perfecto Holding Corp.’s amended and restated bylaws provide that the company shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed proceeding, whether civil, criminal, administrative, investigative or otherwise, and whether by or in the right of the corporation, its stockholders, a third party or otherwise, by reason of the fact that he is or was a director or officer of the company, or is or was a director or officer of the corporation serving at its request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against all expense (including, but not limited to, attorneys’ fees), liability, loss, judgments, fines, excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding, including expenses incurred in seeking such indemnification. In addition, the company shall grant such indemnification to each of its directors and officers with respect to any matter in a proceeding relating to breach of fiduciary duty. However, such indemnification shall exclude indemnification with respect to any improper personal benefit which a director or officer is determined to have received and the expenses of defending against an improper personal benefit claim unless the director or officer is successful on the merits in said defense, and indemnification of present or former officers, directors, employees or agents of a constituent corporation absorbed in a merger or consolidation transaction with this corporation with respect to their activities prior to said transaction, unless specifically authorized by the board of directors or stockholders of this corporation. Such indemnification shall include prompt payment of expenses incurred. In addition, the company may grant rights to indemnification and to an advancement of expenses to any person who was or is a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he is or was an employee or agent of the corporation or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Perfecto Manufacturing, Inc.’s certificate of incorporation does not contain any provisions relating to indemnification.

Perfecto Manufacturing, Inc.’s bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director, officer or employee of the company or is or was serving at the request of the company as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the company against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification is required only if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in the case of an action, suit or proceeding by or in the right of the company in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director, officer, employee or agent is liable to the company, unless a court shall determine that, despite such adjudication, such person is fairly and reasonably entitled to indemnification. The company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) initiated by such indemnitee was authorized by the company’s board of directors.

ROV Holding, Inc.’s certificate of incorporation does not contain any provisions relating to indemnification.

ROV Holding, Inc.’s bylaws provide that any person threatened to be or made party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the company or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified in the manner and to the full extent permitted by law. Where required by law, such indemnification shall be made only as authorized in the specific case upon a determination that indemnification is proper in the circumstances. To the extent permitted by law, such indemnification shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by law, any such expenses may be paid in advance of the final disposition of such action, suit or proceeding.

Sylorr Plant Corp.’s certificate of incorporation does not contain any provisions relating to indemnification.

Sylorr Plant Corp.’s bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer, of the company or is or was serving at the request of the company as a director, officer, employee, fiduciary, or agent of another company or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the company to the fullest extent which it is empowered to do so unless prohibited from doing so by the DGCL against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding). The company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the company. The company may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Tetra Holding (US), Inc.’s bylaws provide that the company shall indemnify any person who is a party to any proceeding by reason of the fact that such person was a director or officer of the company, and may indemnify any such person who was subject to such proceeding by reason of the fact that such person was an employee or agent of the company, or was serving at the request of the company as a director, officer, employee or agent of another company, against expenses (including attorneys’ fees) judgments, fines and amounts actually and reasonably incurred in connection with such proceeding if such person acted in a manner reasonably believed to be in or not opposed to the best interests of the company and, with respect to criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. Such indemnification is also required with respect to suits brought in the right of the company, provided that no indemnification shall be made with respect to proceedings as to which such person shall have been adjudged to be liable for negligence or misconduct unless a court shall determine that, despite the adjudication of liability but in view of all circumstances, such person is fairly and reasonably entitled to indemnity.

Tetra Holding (US), Inc.’s certificate of incorporation provides that the company shall indemnify each director and officer of the company to the fullest extent permitted by applicable law, except as may be otherwise provided in the company’s bylaws.

Willinger Bros., Inc.’s bylaws do not contain any provisions relating to indemnification.

Willinger Bros., Inc.’s certificate of incorporation provides that the company shall have the power to indemnify any person who is a party to a proceeding, other than a proceeding by or in the right of the company, by reason of the fact that he or she is or was an officer, director, employee or agent of the company, or is or was serving at the request of the company as an officer, director, employee or agent of another company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the company and, with respect to criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The company may also indemnify any such persons against proceedings by or in right of the company, provided that no indemnification is permitted with respect to proceedings under which such person shall have been adjudged to be liable for negligence or misconduct, unless a court shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

United Pet Group, Inc.’s amended and restated certificate of incorporation provides that the company shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suite or proceeding to the full extent permitted by law, and the company may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

United Pet Group, Inc.’s amended and restated bylaws do not contain any provisions relating to indemnification.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

See Index of Exhibits (page E-1).

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the cities and states indicated below on June 3, 2005.

Signed in the city of Atlanta, state of Georgia:	SPECTRUM BRANDS, INC.

	By:	/s/ JAMES T. LUCKE
	Name:	James T. Lucke
	Title:	Senior Vice President– General Counsel and Secretary

ROV HOLDING, INC.

	By:	/s/ JAMES T. LUCKE
	Name:	James T. Lucke
	Title:	Secretary

ROVCAL, INC.

	By:	/s/ JAMES T. LUCKE
	Name:	James T. Lucke
	Title:	Secretary

Signed in the city of St. Louis, state of Missouri:	UNITED INDUSTRIES CORPORATION

	By:	/s/ LOUIS N. LADERMAN
	Name:	Louis N. Laderman
	Title:	Vice President, Secretary and General Counsel

SCHULTZ COMPANY

	By:	/s/ LOUIS N. LADERMAN
	Name:	Louis N. Laderman
	Title:	Vice President and Secretary

WPC BRANDS, INC.

	By:	/s/ LOUIS N. LADERMAN
	Name:	Louis N. Laderman
	Title:	Vice President and Secretary

SYLORR PLANT CORP.

	By:	/s/ LOUIS N. LADERMAN
	Name:	Louis N. Laderman
	Title:	Vice President and Secretary

GROUND ZERO, INC.

	By:	/s/ LOUIS N. LADERMAN
	Name:	Louis N. Laderman
	Title:	Vice President and Secretary

NU-GRO US HOLDCO CORPORATION.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Secretary

NU-GRO AMERICA CORP.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary

IB NITROGEN INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary

NU-GRO TECHNOLOGIES, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary

UNITED PET GROUP, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary

DB ONLINE, LLC

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary

SOUTHERN CALIFORNIA FOAM, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary

AQ HOLDINGS, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary

AQUARIA, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary

PERFECTO HOLDING CORP.

	By:	/s/ LOUIS N. LADERMAN
	Name:	Louis N. Laderman
	Title:	Vice President and Secretary

AQUARIUM SYSTEMS, INC.

	By:	/s/ LOUIS N. LADERMAN
	Name:	Louis N. Laderman
	Title:	Vice President and Secretary

PERFECTO MANUFACTURING, INC.

	By:	/s/ LOUIS N. LADERMAN
	Name:	Louis N. Laderman
	Title:	Vice President and Secretary

JUNGLETALK INTERNATIONAL, INC.

	By:	/s/ LOUIS N. LADERMAN
	Name:	Louis N. Laderman
	Title:	Vice President and Secretary

PETS ‘N PEOPLE, INC.

	By:	/s/ LOUIS N. LADERMAN
	Name:	Louis N. Laderman
	Title:	Vice President and Secretary

Signed in the city of Blacksburg, state of Virginia:	TETRA HOLDING (US), INC.

	By:	/s/ KEVIN BRENNER
	Name:	Kevin Brenner
	Title:	President and CEO

WILLINGER BROS., INC.

	By:	/s/ KEVIN BRENNER
	Name:	Kevin Brenner
	Title:	President and CEO

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James T. Lucke and each of them his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

ROV HOLDING, INC.

By:	/s/ JAMES T. LUCKE
Name:	James T. Lucke
Title:	Secretary
Date: June 3, 2005

ROVCAL, INC.

By:	/s/ JAMES T. LUCKE
Name:	James T. Lucke
Title:	Secretary
Date: June 3, 2005

UNITED INDUSTRIES CORPORATION

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President, Secretary and General Counsel
Date: June 3, 2005

SCHULTZ COMPANY

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

WPC BRANDS, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

SYLORR PLANT CORP.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

GROUND ZERO, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

NU-GRO US HOLDCO CORPORATION

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Secretary
Date: June 3, 2005

NU-GRO AMERICA CORP.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

IB NITROGEN INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

NU-GRO TECHNOLOGIES, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

UNITED PET GROUP, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

DB ONLINE, LLC

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

SOUTHERN CALIFORNIA FOAM, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

AQ HOLDINGS, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

AQUARIA, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

PERFECTO HOLDING CORP.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

AQUARIUM SYSTEMS, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

PERFECTO MANUFACTURING, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

JUNGLETALK INTERNATIONAL, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

PETS ‘N PEOPLE, INC.

By:	/s/ LOUIS N. LADERMAN
Name:	Louis N. Laderman
Title:	Vice President and Secretary
Date: June 3, 2005

TETRA HOLDING (US), INC.

By:	/s/ KEVIN BRENNER
Name:	Kevin Brenner
Title:	President and CEO
Date: June 3, 2005

WILLINGER BROS., INC.

By:	/s/ KEVIN BRENNER
Name:	Kevin Brenner
Title:	President and CEO
Date: June 3, 2005

EXHIBIT INDEX

Exhibit 1.1	Purchase Agreement, dated January 21, 2005, by and among Rayovac Corporation, ROV Holding, Inc., Rovcal, Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and ABN AMRO (filed by incorporation by reference to Exhibit 1.1 to the Current Report on Form 8-K filed with the SEC on January 24, 2005).

Exhibit 2.1	Agreement and Plan of Merger, dated January 3, 2005, by and among Rayovac Corporation, Lindbergh Corporation and United Industries Corporation (filed by incorporation by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on January 4, 2005).

Exhibit 3.1	Amended and Restated Articles of Incorporation of Spectrum Brands, Inc. (filed by incorporation by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2005 filed with the SEC on May 12, 2005).

Exhibit 3.2	Amended and Restated By-laws of Spectrum Brands, Inc. (filed by incorporation by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2005 filed with the SEC on May 12, 2005).

Exhibit 3.3*	AQ Holdings, Inc. Amended and Restated Certificate of Incorporation.

Exhibit 3.4*	AQ Holdings, Inc. By-Laws.

Exhibit 3.5*	Aquaria, Inc. Second Amended and Restated Articles of Incorporation.

Exhibit 3.6*	Aquaria, Inc. Amended and Restated By-Laws.

Exhibit 3.7*	Aquarium Systems, Inc. Certificate of Incorporation.

Exhibit 3.8*	Aquarium Systems, Inc. By-Laws.

Exhibit 3.9*	DB Online, LLC Articles of Organization.

Exhibit 3.10*	DB Online, LLC Operating Agreement.

Exhibit 3.11*	Ground Zero Inc. Articles of Incorporation.

Exhibit 3.12*	Ground Zero Inc. By-Laws.

Exhibit 3.13*	IB Nitrogen Inc. Certificate of Incorporation.

Exhibit 3.14*	IB Nitrogen Inc. By-Laws.

Exhibit 3.15*	JungleTalk International, Inc. Certificate of Incorporation.

Exhibit 3.16*	JungleTalk International, Inc. By-Laws.

Exhibit 3.17*	Nu-Gro America Corp. Certificate of Incorporation.

Exhibit 3.18*	Nu-Gro America Corp. By-Laws.

Exhibit 3.19*	Nu-Gro Technologies, Inc. Certificate of Incorporation.

Exhibit 3.20*	Nu-Gro Technologies, Inc. By-Laws.

Exhibit 3.21*	Nu-Gro US Holdco Corporation Certificate of Incorporation.

Exhibit 3.22*	Nu-Gro US Holdco Corporation By-Laws.

Exhibit 3.23*	Perfecto Holding Corp. Fourth Amended and Restated Certificate of Incorporation.

Exhibit 3.24*	Perfecto Holding Corp. Amended and Restated By-Laws.

Exhibit 3.25*	Perfecto Manufacturing, Inc. Certificate of Incorporation.

Exhibit 3.26*	Perfecto Manufacturing, Inc. By-Laws.
Exhibit 3.27*	Pets ‘N People, Inc. Articles of Incorporation.

Exhibit 3.28*	Pets ‘N People, Inc. By-Laws.

Exhibit 3.29	ROV Holding, Inc. Certificate of Incorporation (filed by incorporation by reference to Exhibit 3.3 to the Registration Statement on Form S-4 filed with the SEC on November 6, 2003).

Exhibit 3.30	ROV Holding, Inc. By-Laws (filed by incorporation by reference to Exhibit 3.4 to the Registration Statement on Form S-4 filed with the SEC on November 6, 2003).

Exhibit 3.31	Rovcal, Inc. Articles of Incorporation (filed by incorporation by reference to Exhibit 3.5 to the Registration Statement on Form S-4 filed with the SEC on November 6, 2003).

Exhibit 3.32	Rovcal, Inc. By-Laws (filed by incorporation by reference to Exhibit 3.6 to the Registration Statement on Form S-4 filed with the SEC on November 6, 2003).

Exhibit 3.33*	Schultz Company Amended Articles of Incorporation.

Exhibit 3.34*	Schultz Company By-Laws.

Exhibit 3.35*	Southern California Foam, Inc. Articles of Incorporation.

Exhibit 3.36*	Southern California Foam, Inc. By-Laws.

Exhibit 3.37*	Sylorr Plant Corp. Certificate of Incorporation.

Exhibit 3.38*	Sylorr Plant Corp. By-Laws.

Exhibit 3.39*	Tetra Holding (US), Inc. Certificate of Incorporation.

Exhibit 3.40*	Tetra Holding (US), Inc. By-Laws

Exhibit 3.41*	United Industries Corporation Amended and Restated Certificate of Incorporation.

Exhibit 3.42*	United Industries Corporation By-Laws.

Exhibit 3.43*	United Pet Group, Inc. Amended and Restated Certificate of Incorporation.

Exhibit 3.44*	United Pet Group, Inc. Amended and Restated By-Laws.

Exhibit 3.45*	Willinger Bros., Inc. Certificate of Incorporation.

Exhibit 3.46*	Willinger Bros., Inc. By-Laws.

Exhibit 3.47*	WPC Brands, Inc. Third Amended and Restated Articles of Incorporation.

Exhibit 3.48*	WPC Brands, Inc. By-Laws.

Exhibit 4.1	Indenture dated as of February 7, 2005 by and among Rayovac Corporation, certain of Rayovac Corporation’s domestic subsidiaries and U.S. Bank National Association (filed by incorporation by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on February 11, 2005).

Exhibit 4.2	Supplemental Indenture dated as of May 3, 2005 to the Indenture dated as of February 7, 2005 by and among Spectrum Brands, Inc., the Guarantors (as defined in the Indenture), certain of Spectrum Brands, Inc.’s domestic subsidiaries and U.S. Bank National Association (filed by incorporation by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on May 5, 2005).

Exhibit 4.3	Indenture, dated September 30, 2003, by and among Rayovac Corporation, ROV Holding, Inc., Rovcal, Inc., Vestar Shaver Corp., Vestar Razor Corp., Remington Products Company, L.L.C., Remington Capital Corporation, Remington Rand Corporation, Remington Corporation, L.L.C. and U.S. Bank National Association (filed by incorporation by reference to the Current Report on Form 8-K filed with the SEC on October 15, 2003).
Exhibit 4.4	Supplemental Indenture, dated October 24, 2003, by and among Rayovac Corporation, ROV Holding, Inc., Rovcal, Inc., Remington Products Company, L.L.C. and U.S. Bank National Association (filed by incorporation by reference to the Registration Statement on Form S-4 filed with the SEC on November 6, 2003).

Exhibit 4.5	Third Supplemental Indenture dated as of February 7, 2005 to the Indenture dated as of September 30, 2003 by and among Rayovac Corporation, certain of Rayovac Corporation’s domestic subsidiaries and U.S. Bank National Association (filed by incorporation by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on February 11, 2005).

Exhibit 4.6	Fourth Supplemental Indenture dated as of May 3, 2005 to the Indenture dated as of September 20, 2003 by and among Spectrum Brands, Inc., the Guarantors (as defined in the Indenture), certain of Spectrum Brands, Inc.’s domestic subsidiaries and U.S. Bank National Association (filed by incorporation by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on May 5, 2005).

Exhibit 4.7	Registration Rights Agreement dated as of February 7, 2005 by and between Rayovac Corporation, certain of Rayovac’s domestic subsidiaries, Banc of America Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and ABN AMRO Incorporated (filed by incorporation by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the SEC on February 11, 2005).

Exhibit 4.8	Specimen certificate representing the common stock (filed by incorporation by reference to the Registration Statement on Form S-l, Registration No. 333-35181).

Exhibit 5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

Exhibit 5.2*	Opinion of James T. Lucke, Senior Vice President, Secretary and General Counsel of Spectrum Brands, Inc.

Exhibit 5.3*	Opinion of Thompson Coburn LLP.

Exhibit 5.4*	Opinion of Foley & Lardner LLP.

Exhibit 5.5*	Opinion of Cades Schutte LLP.

Exhibit 10.1	Amended and Restated Employment Agreement, effective as of October 1, 2004, by and between Rayovac Corporation and David A. Jones (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed with the SEC on December 14, 2004).

Exhibit 10.2	Amended and Restated Employment Agreement, dated as of April 1, 2005, by and between Rayovac Corporation and Kent J. Hussey (filed by incorporation by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 7, 2005).

Exhibit 10.3	Amended and Restated Employment Agreement, dated as of April 1, 2005, by and between the Company and Kenneth V. Biller (filed by incorporation by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on April 7, 2005).

Exhibit 10.4	Amended and Restated Registered Director’s Agreement, dated April 1, 2005, by and between Rayovac Europe GmbH and Remy Burel (filed by incorporation by reference to exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on April 7, 2005).

Exhibit 10.5	Separation Agreement and Release between the Company and Lester Lee dated as of April 13, 2005 (filed by incorporation be reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 19, 2005).

Exhibit 10.6	Building Lease between Rayovac Corporation and SPG Partners dated May 14, 1985, as amended June 24, 1986, and June 10, 1987 (filed by incorporation by reference to the Registration Statement on form S-1 filed with the SEC on December 13, 1996).
Exhibit 10.7	Amendment, dated December 31, 1998, between Rayovac Corporation and SPG Partners, to the Building Lease, between Rayovac Corporation and SPG Partners, dated May 14, 1985 (filed by incorporation by reference to Exhibit 10.12 to the Quarterly Report on Form 10-Q for the quarterly period ended January 3, 1999, filed with the SEC on February 17, 1999).

Exhibit 10.8	Real Property Leasing Agreement, dated December 21, 2000, by and between VARTA Gerätebatterie GmbH, as Tenant, and ROSATA Grudstücks-Vermietungsgesellschaft mbH and Co. object Dischingin KG, as Landlord, as amended (filed by incorporation by reference to Exhibit 10.15 to the Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2002, filed with the SEC on February 12, 2003).

Exhibit 10.9	Addendum No. 2 to Real Property Leasing Agreement, dated December 21, 2000, by and between VARTA Gerätebatterie GmbH, as Tenant, and ROSATA Grudstücks-Vermietungsgesellschaft mbH and Co. object Dischingin KG, as Landlord, as amended (filed by incorporation by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed with the SEC on November 6, 2003).

Exhibit 10.10	Fourth Amended and Restated Credit Agreement, dated February 7, 2005 between Rayovac Corporation, the Subsidiary Borrowers named therein, Bank of America, N.A., Citicorp North America, Inc., Merrill Lynch Capital Corporation, the other lenders party thereto, Banc of America Securities LLC, Citigroup Global Markets Inc., and Merrill Lynch, Pierce, Fenner & Smith (filed by incorporation by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on February 11, 2005).

Exhibit 10.11	Amendment No.1 dated as of April 29, 2005 to the Fourth Amended and Restated Credit Agreement dated as of February 7, 2005 (filed by incorporation by reference to Exhibit 10.14 to the current report on Form 8-K filed with the SEC on May 5, 2005).

Exhibit 10.12	Security Agreement, dated February 7, 2005, between the Grantors referred to therein and Bank Of America, N.A. (filed by incorporation by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on February 11, 2005).

Exhibit 10.13	ROV Guarantee, dated as of February 7, 2005 from the ROV Guarantors named therein and the Additional ROV Guarantors named therein in favor of the Secured Parties referred to in the Credit Agreement referred to therein (filed by incorporation by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on February 11, 2005).

Exhibit 10.14	KGaA Guarantee dated as of February 7, 2005 from the KGaA Guarantors named therein and the Additional KGaA Guarantors referred to therein in favor of the Lenders referred to in the Credit Agreement referred to therein (filed by incorporation by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on February 11, 2005).

Exhibit 10.15	UK Guarantee dated as of February 7, 2005 from the UK Guarantors named therein and the Additional UK Guarantors referred to therein in favor of the Lenders referred to in the Credit Agreement referred to therein (filed by incorporation by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on February 11, 2005).

Exhibit 10.16	Registration Rights Agreement, dated February 7, 2005, by and among Rayovac Corporation and those Persons listed on Schedule 1 attached thereto, who were, immediately prior to the Effective Time, stockholders of United Industries Corporation (filed by incorporation by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on February 11, 2005).

Exhibit 10.17	Standstill Agreement by and between Rayovac Corporation, Thomas H. Lee Equity Fund IV, L.P., THL Equity Advisors IV, LLC, Thomas H. Lee Partners, L.P., and Thomas H. Lee Advisors, L.L.C. (filed by incorporation by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the SEC on February 11, 2005).
Exhibit 10.18	Joint Venture Agreement, dated July 28, 2002, by and among Rayovac Corporation, VARTA AG and ROV German Limited GmbH, as amended (filed by incorporation by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on October 16, 2002).

Exhibit 10.19	Technical Collaboration, Sale and Supply Agreement, dated as of March 5, 1998, by and among Rayovac Corporation, Matsushita Battery Industrial Co., Ltd. and Matsushita Electric Industrial Co., Ltd. (filed by incorporation by reference to Exhibit 10.15 to the Quarterly Report on Form 10-Q for the quarterly period ended March 28, filed with the SEC on May 5, 1998).

Exhibit 10.20	Lease by and between Rex Realty Co., Lessor, and United Industries Corporation, Lessee, effective December 1, 1995 (filed by incorporation by reference to Exhibit 10.16 to the Form S-4 of United Industries Corporation (SEC file # 333-76055) filed with SEC on April 9, 1999).

Exhibit 10.21	Lease and Agreement between LGH Investment, L.L.C., as Landlord, and Chemical Dynamics, Inc. d/b/a Schultz Company, as Tenant, dated January 18, 2000 (filed by incorporation by reference to Exhibit 10.21 to the Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2005 filed with the SEC on May 13, 2005).

Exhibit 10.22	Lease Agreement between Pursell Holdings, LLC, as Lessor, and Sylorr Plant Corp., as Lessee, dated October 3, 2002 (filed by incorporation by reference to Exhibit 10.22 to the Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2005 filed with the SEC on May 13, 2005).

Exhibit 10.23	Trademark License and Manufacturing and Supply Agreement by and between United Industries Corporation and Home Depot U.S.A., Inc. effective as of January 1, 2004 (filed by incorporation by reference to Exhibit 10.50 to the Quarterly Report on Form 10-Q of United Industries Corporation (SEC file # 333-76055) for the quarterly period ended March 31, 2004, filed with the SEC on May 14, 2004).

Exhibit 10.24	Rayovac Corporation 1996 Stock Option Plan (filed by incorporation by reference to Exhibit 10.11 to the Quarterly Report on Form 10-Q for the quarterly period ended June 29, 1997, filed with the SEC on August 13, 1997).

Exhibit 10.25	1997 Rayovac Incentive Plan (filed by incorporation by reference to Exhibit 10.13 to the Registration Statement on Form S-1 filed with the SEC on October 31, 1997).

Exhibit 10.26	2004 Rayovac Incentive Plan (filed by incorporation by reference to Exhibit 10.24 to the Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2004, filed with the SEC on August 11, 2004).

Exhibit 10.27	Form of Award Agreements under 2004 Rayovac Incentive Plan (filed by incorporation by reference to Exhibit 10.21 to the Annual Report on Form 10-K for the year ended September 30, 2004, filed with the SEC on December 14, 2004).

Exhibit 10.28	Form of Restricted Stock Award Agreement under the 2004 Rayovac Incentive Plan (filed by incorporation by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on April 7, 2005).

Exhibit 10.29	Form of Superior Achievement Program Restricted Stock Award Agreement under the 2004 Rayovac Incentive Plan (filed by incorporation by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on April 7, 2005).

Exhibit 10.30	Rayovac Corporation Supplemental Executive Retirement Plan (filed by incorporation by reference to Exhibit 10.21 to the Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2002, filed with the SEC on February 12, 2003).

Exhibit 10.31	Amendment No. 3 to Rayovac Corporation Supplemental Executive Retirement Plan (filed by incorporation by reference to Exhibit 10.28 to the Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2004, filed with the SEC on August 11, 2004).

Exhibit 10.32	Rayovac Corporation Deferred Compensation Plan, as amended (filed by incorporation by reference to Exhibit 10.22 to the Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2002, filed with the SEC on February 12, 2003).

Exhibit 10.33	Amendment No. 3 and Amendment No. 4 to Rayovac Corporation Deferred Compensation Plan (filed by incorporation by reference to Exhibit 10.25 to the Annual Report on Form 10-K for the year ended September 30, 2004, filed with the SEC on December 14, 2004).

Exhibit 12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.

Exhibit 21.1*	List of subsidiaries of Spectrum Brands, Inc.

Exhibit 23.1*	Consent of KPMG LLP (relating to Rayovac Corporation).

Exhibit 23.2*	Consent of PricewaterhouseCoopers Auditores Independentes (relating to Microlite S.A.).

Exhibit 23.3*	Consent of PricewaterhouseCoopers LLP (relating to United Industries Corporation).

Exhibit 23.4*	Consent of PricewaterhouseCoopers LLP (relating to United Pet Group, Inc).

Exhibit 23.5*	Consent of Ernst & Young LLP (relating to The Nu-Gro Corporation)

Exhibit 23.6*	Consent of KPMG LLP (relating to Tetra Holding (US), Inc. and subsidiary).

Exhibit 23.7*	Consent of Skadden, Arps, Slate, Meagher and Flom LLP (included in Exhibit 5.1)

Exhibit 23.8*	Consent of James T. Lucke, Esq. (included in Exhibit 5.2).

Exhibit 23.9*	Consent of Thompson Coburn LLP (included in Exhibit 5.3).

Exhibit 23.10*	Consent of Foley & Lardner LLP (included in Exhibit 5.4).

Exhibit 23.11*	Consent of Cades Schutte (included in Exhibit 5.5).

Exhibit 24.1*	Power of Attorney (included on signature page to the registration statement).

Exhibit 25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee.

Exhibit 99.1*	Form of Letter of Transmittal.

Exhibit 99.2*	Form of Notice of Guaranteed Delivery.

Exhibit 99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

Exhibit 99.4*	Form of Letter to Clients.

*	Filed herewith